      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------

                             UTILICORP UNITED INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          4932                  44-0541877
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                               Number)

                              20 WEST NINTH STREET
                          KANSAS CITY, MISSOURI 64105
                                 (816) 421-6600
  (Address, including zip code, and telephone number, including area code, of registrant's principal offices)

                             RICHARD C. GREEN, JR.
                              20 WEST NINTH STREET
                          KANSAS CITY, MISSOURI 64105
                                 (816) 421-6600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:

       DENNIS P. WILBERT, ESQ.                  WILBUR C. DELP, JR., ESQ.
  Blackwell Sanders Peper Martin LLP                 Sidley & Austin
        2300 Main, Suite 1000                    One First National Plaza
     Kansas City, Missouri 64108                 Chicago, Illinois 60603
            (816) 983-8000                            (312) 853-7000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE

                                                                                     PROPOSED
                                                                 PROPOSED            MAXIMUM
            TITLE OF EACH                     AMOUNT             MAXIMUM            AGGREGATE           AMOUNT OF
         CLASS OF SECURITIES                  TO BE           OFFERING PRICE         OFFERING          REGISTRATION
           TO BE REGISTERED                 REGISTERED         PER UNIT(2)           PRICE(2)             FEE(3)
Common Stock, par value $1.00 per
  share.                                   9,272,000(1)         $20.28125          $188,047,750         $52,277.28

(1) Represents the estimated maximum number of shares of common stock, par value $1.00 per share, of UtiliCorp United Inc. to be issued to the holders of securities of St. Joseph Light & Power Company pursuant to the Agreement and Plan of Merger. Estimated solely for the purpose of calculating the registration fee.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(f) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of the outstanding shares of common stock of St. Joseph on April 29, 1999 ($20.28125 per share), which in the aggregate is equal to $188,047,750.

(3) The total registration fee due is $52,277.28, calculated by multiplying $188,047,750 by .000278. A fee of $34,153.91 calculated pursuant to Rule 0-11 of the Securities and Exchange Act of 1934, as amended, has been previously paid in connection with the confidential filing of the preliminary proxy statement/prospectus pursuant to Section 14(a) of the Exchange Act. The remaining registration fee for the securities registered hereby of $18,123.37, calculated by subtracting $34,153.91 from $52,277.28, the total registration fee, is being paid herewith.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

Dear Shareholder:

    You are cordially invited to attend a special meeting of shareholders of St. Joseph Light & Power Company to be held on June 16, 1999, at The Albrecht-Kemper Museum of Art, 2818 Frederick Avenue, St. Joseph, Missouri. The meeting will start at 9:00 a.m. local time.

    At this important meeting, you will be asked to approve a merger agreement between St. Joseph and UtiliCorp United Inc. The merger agreement was executed on March 4, 1999, and provides for the merger of St. Joseph into UtiliCorp after certain conditions are met, including shareholder approval. The full text of the merger agreement is included at the back of this document as Annex A.

    When the merger is completed, St. Joseph shareholders will receive $23.00 of UtiliCorp common stock for each share of St. Joseph common stock they hold immediately before the merger occurs. The number of shares of UtiliCorp common stock to be issued in the merger will be determined on the basis of its average trading price during the 20 trading days ending on the fifth trading day prior to the closing of the merger.

    Your board of directors has received written opinions from Morgan Stanley & Co. Incorporated, its financial advisor, dated March 4, 1999 and the date of filing of this letter with the Securities and Exchange Commission, stating that as of that date the consideration to be received by holders of St. Joseph common stock in the merger was fair from a financial point of view.

    Your board unanimously approved the merger agreement and believes that the merger with UtiliCorp is in the best interests of St. Joseph and its shareholders. The board unanimously recommends that you approve the merger agreement at the special meeting so that the merger may be completed.

    Whether or not you plan to attend the special meeting, please take the time to vote by completing and returning the enclosed proxy card to us. A postage paid envelope is enclosed for your convenience. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement. If you do not return a proxy or vote at the meeting, or if you abstain from voting, the effect will be a vote against the merger. Even if you plan to attend the meeting, please complete and return your proxy.

    Under Missouri law, holders of St. Joseph common stock have the right to dissent from the merger and seek appraisal of, and be paid, the fair value of their shares, provided that they comply with the procedural requirements of Missouri law.

    This document provides you with detailed information about the proposed merger and related stock issuance. In addition, you may obtain information about St. Joseph from documents that St. Joseph has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

Sincerely,
/s/ Terry F. Steinbecker

Terry F. Steinbecker
PRESIDENT AND CHIEF EXECUTIVE OFFICER

                             YOUR VOTE IS IMPORTANT
           PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY

                        ST. JOSEPH LIGHT & POWER COMPANY
                       520 FRANCIS STREET, P. O. BOX 998
                        ST. JOSEPH, MISSOURI 64502-0998

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 JUNE 16, 1999

                            ------------------------

    A special meeting of the shareholders of St. Joseph Light & Power Company, a Missouri corporation, will be held at The Albrecht-Kemper Museum of Art, 2818 Frederick Avenue, St. Joseph, Missouri, at 9:00 a.m., local time, on June 16, 1999 for the following purposes:

    (1) To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated March 4, 1999 between UtiliCorp United Inc., a Delaware corporation, and St. Joseph, which provides for the merger of St. Joseph into UtiliCorp; and

    (2) To consider and act upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.

    Only holders of St. Joseph common stock of record at the close of business on May 6, 1999 are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

    YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER. THE BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, ST. JOSEPH AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                           By Order of the Board of
                                                  Directors:
                                                GARY L. MYERS
                                           VICE PRESIDENT, GENERAL
                                                   COUNSEL
                                                AND SECRETARY

St. Joseph, Missouri
May 14, 1999

                                     [LOGO]

                                 PROSPECTUS OF
                             UTILICORP UNITED INC.

                     Up to 9,272,000 Shares of Common Stock
                           $1.00 Par Value Per Share

    The boards of directors of UtiliCorp United Inc. and St. Joseph Light & Power Company have agreed to the merger of St. Joseph into UtiliCorp. After the merger, St. Joseph will cease to exist as a separate legal entity and UtiliCorp will continue as the merger's surviving corporation. As a result of the merger, UtiliCorp will issue $23.00 of UtiliCorp common stock for each share of St. Joseph common stock outstanding. The number of shares of UtiliCorp common stock to be issued in the merger will be determined on the basis of its average trading price during the 20 trading days ending on the fifth trading day prior to the closing of the merger.

                                     [LOGO]

                               PROXY STATEMENT OF
                               ST. JOSEPH LIGHT &
                                 POWER COMPANY

                     For a Special Meeting of Shareholders
                          To Be Held on June 16, 1999

    The merger cannot be completed unless St. Joseph's shareholders approve it by a two-thirds vote. St. Joseph's board of directors has scheduled a special meeting for St. Joseph's shareholders to vote on the merger as follows:

                                 June 16, 1999
                             9:00 a.m., local time
                       The Albrecht-Kemper Museum of Art
                             2818 Frederick Avenue
                              St. Joseph, Missouri

    This document gives you detailed information about the proposed merger. We encourage you to read this entire document carefully. Please see "Where You Can Find More Information" on page 55 for additional information about UtiliCorp and St. Joseph on file with the SEC.

    This proxy statement/prospectus is first being mailed to shareholders on or about May 14, 1999.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE UTILICORP COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS            , 1999.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
DOCUMENTS INCORPORATED BY REFERENCE........................................................................        iii

QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................          1

SUMMARY....................................................................................................          3
  The Companies............................................................................................          3
  Recent Developments......................................................................................          3
  The Merger and the Merger Agreement......................................................................          3
  Comparative Per Share Information........................................................................          6
  Market Price Information.................................................................................          7
  Selected Historical and Pro Forma Financial Information..................................................          8
  UtiliCorp Selected Historical Financial Information......................................................          8
  St. Joseph Selected Historical Financial Information.....................................................          9
  Selected Unaudited Pro Forma Combined Financial Information..............................................         10

THE SPECIAL MEETING........................................................................................         11
  Matters to be Considered.................................................................................         11
  Record Date; Quorum......................................................................................         11
  Votes Required; Effect of Abstentions and Non-Votes......................................................         11
  Voting and Revocation of Proxies.........................................................................         11
  Solicitation of Proxies..................................................................................         12
  Expenses.................................................................................................         12
  Surrender of Certificates................................................................................         12

THE COMPANIES..............................................................................................         12
  UtiliCorp................................................................................................         12
  St. Joseph...............................................................................................         13

THE MERGER.................................................................................................         14
  Background of the Merger.................................................................................         14
  Reasons for the Merger; Recommendation of St. Joseph's Board of Directors................................         16
  Opinion of Morgan Stanley................................................................................         18
  Interests of St. Joseph's Management and Directors in the Merger.........................................         23
  Federal Income Tax Consequences..........................................................................         27
  Regulatory Matters.......................................................................................         28
  Restrictions on Resales by St. Joseph Affiliates.........................................................         29
  Accounting Treatment.....................................................................................         30
  Dissenters' Rights.......................................................................................         30
  Shareholder Rights Plan..................................................................................         31
  Conduct of Business after the Merger.....................................................................         31

THE MERGER AGREEMENT.......................................................................................         31
  The Merger and Its Effective Time........................................................................         31
  What St. Joseph Shareholders Will Receive................................................................         31
  Manner of Converting Shares..............................................................................         32
  Conditions to the Merger.................................................................................         32
  Representations and Warranties...........................................................................         33
  Conduct of Business Prior to the Effective Time..........................................................         33
  No Solicitation..........................................................................................         34
  Employee Benefit Matters.................................................................................         35
  Stock Plans and Stock Options............................................................................         36
  Anti-Takeover Statutes...................................................................................         37

                                                                                                               PAGE
                                                                                                             ---------
  Advisory Board...........................................................................................         37
  Charitable and Economic Development Support..............................................................         37
  Amendment................................................................................................         38
  Termination of the Merger Agreement......................................................................         38
  Expenses and Termination Fees............................................................................         38
  Indemnification and Insurance............................................................................         39

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION..........................................................         40

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.........................................................         41

DESCRIPTION OF UTILICORP CAPITAL STOCK.....................................................................         44
  General..................................................................................................         44
  Dividend Rights and Limitations..........................................................................         44
  Voting Rights............................................................................................         44
  Liquidation Rights.......................................................................................         44
  Class A Common Stock and Preference Stock................................................................         44
  Shareholder Rights Plan..................................................................................         45
  Anti-Takeover Defenses...................................................................................         46
  Transfer Agent and Registrar.............................................................................         47

COMPARATIVE RIGHTS OF ST. JOSEPH SHAREHOLDERS AND UTILICORP STOCKHOLDERS...................................         47
  General..................................................................................................         47
  Authorized and Outstanding Capital Stock.................................................................         47
  Number of Directors......................................................................................         47
  Classified Board of Directors............................................................................         47
  Removal of Directors.....................................................................................         47
  Voting for Mergers and Other Activities..................................................................         48
  Special Meetings.........................................................................................         48
  Stockholder Action by Written Consent....................................................................         48
  Indemnification and Limitation of Liability..............................................................         48
  Amendment of Charters....................................................................................         48
  Amendment of Bylaws......................................................................................         49
  Notice of Stockholder Proposals..........................................................................         49
  Nomination of Directors..................................................................................         50
  Stockholder Inspection...................................................................................         50
  Dissenters' Rights.......................................................................................         51
  Anti-Takeover Statutes...................................................................................         51
  Business Combinations....................................................................................         52

SHAREHOLDER PROPOSALS......................................................................................         53

LEGAL MATTERS..............................................................................................         54

EXPERTS....................................................................................................         54

ADDITIONAL INFORMATION.....................................................................................         54
  Cautionary Statement Concerning Forward-Looking Statements...............................................         54
  Where You Can Find More Information......................................................................         55

ANNEXES:

ANNEX A: AGREEMENT AND PLAN OF MERGER......................................................................        A-1

ANNEX B: OPINION OF MORGAN STANLEY & CO. INCORPORATED......................................................        B-1

ANNEX C: DISSENTERS' RIGHTS STATUTE........................................................................        C-1

                      DOCUMENTS INCORPORATED BY REFERENCE

    This proxy statement/prospectus incorporates by reference important information that we are not delivering with this document. The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document separately filed with the SEC. See "Where You Can Find More Information" on page
55. You can obtain this information without charge by contacting either:

                            UtiliCorp United Inc.
                            Shareholder Relations
                            20 West Ninth Street
                            Kansas City, Missouri 64105
                            Tel: (816) 421-6600; or

                            St. Joseph Light & Power Company
                            Shareholder Relations
                            520 Francis Street
                            P.O. Box 998
                            St. Joseph, Missouri 64502-0998
                            Tel: (816) 387-6434

    TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN JUNE 9, 1999.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY SHOULD ST. JOSEPH MERGE WITH UTILICORP?
A: St. Joseph's board of directors believes that the merger will benefit St. Joseph and its shareholders because, among other reasons:
    - the merger offers St. Joseph's shareholders an attractive premium over the recent trading history of St. Joseph's common stock;
    - the merger provides St. Joseph's shareholders with the opportunity to participate in a larger, more diversified company with greater financial stability, and a more liquid market for their shares; and
    - the merger offers St. Joseph's shareholders, customers and employees and the St. Joseph community a unique opportunity to realize the benefits created by combining the two companies.
Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?
A: The merger is subject to certain regulatory approvals, which we expect to obtain by the middle of 2000. The merger should close very soon after we obtain the last regulatory approval.
Q: WHAT SHOULD I DO NOW?
A: St. Joseph's shareholders should mail their signed and dated proxy cards in the enclosed envelope as soon as possible to ensure that their shares will be represented at the special meeting. The special meeting will take place on June 16, 1999. St. Joseph's board of directors has unanimously recommended voting in favor of the merger proposal.
Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?
A: No. After the merger closes, UtiliCorp will send you written instructions for exchanging St. Joseph stock certificates for UtiliCorp stock certificates.
Q: IF I AM NOT GOING TO ATTEND THE SPECIAL MEETING, SHOULD I RETURN MY PROXY
CARD?
A: Yes. Returning your proxy card ensures that your shares will be represented at the special meeting, even if you are unable or do not want to attend.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: You should instruct your broker to vote your shares, following the directions your broker provides. If you do not instruct your broker, your broker generally will not have discretion to vote your shares. Broker non-votes will have the same effect as votes cast against the merger.

Q: CAN I CHANGE MY VOTE AFTER I MAIL MY PROXY CARD?

A: Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in several ways:

    - First, you can send to St. Joseph at the address listed below a written notice stating that you would like to revoke your proxy.

    - Second, you can complete a new proxy card and send it to the address below, and the new proxy card will automatically replace any earlier dated proxy card that you returned.

    - Third, you can attend the special meeting and vote in person.

    - Fourth, if you instructed a broker to vote your shares, you can follow your broker's directions for changing those instructions.

    You should send any notice of revocation or your completed new proxy card to St. Joseph at the following address:

St. Joseph Light & Power Company
520 Francis Street
P.O. Box 998
St. Joseph, Missouri 64502-0998
Attn: Corporate Secretary
Facsimile: (816) 387-6332

Q: WHO CAN ANSWER MY QUESTIONS?
A: You should contact:
UtiliCorp United Inc.
20 West Ninth Street
Kansas City, Missouri 64105
Attn: Ellen Fairchild
Tel: (816) 421-6600;
St. Joseph Light & Power Company
520 Francis Street
P.O. Box 998
St. Joseph, Missouri 64502-0998
Attn: Gary L. Myers
Tel: (816) 387-6434; or
Georgeson & Company Inc.
Proxy Solicitor
Wall Street Plaza, 30th Floor
New York, New York 10005
Attn: John Stevenson
Banks and brokers may call collect
at (212) 444-9800; all others should
call (800) 223-2064.

                                    SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document.
THE COMPANIES
St. Joseph Light & Power Company
520 Francis Street
Post Office Box 998
St. Joseph, Missouri 64502-0998
(816) 387-6434
Website: HTTP://WWW.SJLP.COM
    St. Joseph is an electric and gas utility company headquartered in St. Joseph, Missouri, a city with a population of about 70,000 located about 50 miles north of Kansas City, Missouri. It provides electric energy to approximately 62,000 customers in 74 cities, towns and villages and in a large rural area. It also supplies natural gas to approximately 6,400 customers in Maryville, Missouri, a university town with a population of about 10,000, and 14 other communities. In addition, it sells industrial steam to six customers in St. Joseph. In the last few years, St. Joseph has made investments in three non-regulated businesses.
UtiliCorp United Inc.
20 West Ninth Street
Kansas City, Missouri 64105
(816) 421-6600
Website: HTTP://WWW.UTILICORP.COM
    UtiliCorp is a multinational energy and energy services company headquartered in Kansas City, Missouri. It has regulated utility operations in eight states and energy operations in New Zealand, Australia, the United Kingdom and Canada. It also owns non-utility subsidiaries involved in energy trading, natural gas gathering, processing and transportation, energy efficiency services, and various other energy-related businesses.
RECENT DEVELOPMENTS
    On March 30, 1999, UtiliCorp acquired a 25.5% ownership interest in natural gas distribution and retail businesses known as Multinet Gas/Ikon Energy from the state of Victoria, Australia. This acquisition more than doubles the customer base of UtiliCorp's Australian investments.

THE MERGER AND THE MERGER AGREEMENT

    WHAT ST. JOSEPH SHAREHOLDERS WILL RECEIVE IN THE MERGER. You will receive $23.00 of UtiliCorp common stock for each share of St. Joseph common stock you own just before the merger. The number of shares of UtiliCorp common stock you will receive will depend on the trading prices of UtiliCorp's common stock averaged over the 20 trading days ending five days before the merger closes. You will receive only whole shares of UtiliCorp common stock and the cash value of any fractional share to which you would otherwise be entitled. In this document, we use the term "merger consideration" to refer to the number of shares of UtiliCorp common stock into which one share of St. Joseph common stock will be converted as a result of the merger.

    Soon after the merger occurs, UtiliCorp will send you a letter of transmittal describing the required manner of surrendering St. Joseph common stock certificates and specific instructions explaining how to respond to the letter of transmittal. You should not surrender your St. Joseph stock certificates until you receive a letter of transmittal following the merger.

    REASONS FOR THE MERGER. St. Joseph's board of directors believes that the merger offers St. Joseph's shareholders an attractive premium over the recent trading history of St. Joseph's common stock, and the potential for increased dividends. In addition, the merger provides St. Joseph's shareholders with the opportunity to participate in a combined entity with greater financial stability and the potential for increased economic growth and diversification.

In short, the board believes that the merger offers St. Joseph's shareholders, customers and employees and the St. Joseph community a unique opportunity to realize the benefits created by combining the two companies.
    RECOMMENDATION OF ST. JOSEPH'S BOARD. St. Joseph's board of directors believes that the terms of the merger are fair to, and in the best interests of, St. Joseph and its shareholders. The board has unanimously approved the merger agreement and the merger, and recommends that you vote FOR the proposal to approve the merger agreement.
    OPINION OF MORGAN STANLEY. St. Joseph's board of directors considered an opinion from its financial advisor, Morgan Stanley & Co. Incorporated, in deciding to approve the merger agreement. The opinion expresses the view that as of March 4, 1999 the merger consideration was fair from a financial point of view to St. Joseph's shareholders. This opinion, which includes certain assumptions made, matters considered and limitations on the review undertaken, was reissued by Morgan Stanley as of the date of filing of this proxy statement/prospectus and is attached to this proxy statement/prospectus as Annex
B. We encourage you to read the opinion carefully.
    SHAREHOLDER VOTE REQUIRED TO APPROVE THE MERGER. The favorable vote of the holders of two-thirds of the outstanding shares of St. Joseph's common stock is required to approve the merger agreement. Failure to vote will count as a vote against approval of the merger agreement. On May 6, 1999, St. Joseph's directors and executive officers and their affiliates beneficially owned approximately 2.5% of the outstanding shares of St. Joseph's common stock. We expect that they will vote their shares for approval of the merger agreement. You will have one vote at the special meeting for each share of St. Joseph common stock you owned at the close of business on May 6, 1999. On that date, approximately 8,172,350 shares of common stock were outstanding.
    REGULATORY MATTERS. The merger requires the approval of the Federal Energy Regulatory Commission and the utility regulators in Missouri, Colorado, Iowa, Minnesota and West Virginia. In addition, for the merger to close, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must expire or terminate. We expect to have received these approvals by the middle of 2000. See "The Merger--Regulatory Matters" on page 28.

    INTERESTS OF ST. JOSEPH'S MANAGEMENT AND DIRECTORS IN THE MERGER. When considering the recommendation of St. Joseph's board of directors, you should be aware that certain members of St. Joseph's management and its board have interests in the merger that differ from yours. For example:

    - the directors hold stock options that will convert into stock options of UtiliCorp as a result of the merger;

    - the directors and executive officers hold restricted stock awards that will convert into UtiliCorp common stock as a result of the merger;

    - each of the five executive officers have employment agreements that generally provide for (a) payments to the executive officer in the event of his termination or resignation, under certain circumstances, within three years following the merger, and (b) payments to the executive officer in the event that he remains employed with UtiliCorp for 180 days following the merger or if his employment terminates under certain circumstances within 180 days following the merger;

    - the shareholder vote and the merger will cause the acceleration of, and affect the computation of, certain rights of the executive officers under St. Joseph's long-term incentive plans;

    - in connection with the merger, the executive officers will be given an additional three years of credit under St. Joseph's supplemental executive retirement plan;

    - certain directors will be appointed to an advisory board following the merger and will receive an annual fee of $15,600 for serving on the advisory board; and
    - UtiliCorp will indemnify St. Joseph's directors and officers for six years after the merger for certain claims against them and will provide them with officers' and directors' liability insurance for the same time period.
    These interests may cause St. Joseph's directors and management to have conflicts of interest regarding the merger. St. Joseph's board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. For more information on the interests of St. Joseph's management and directors in the merger, see "The Merger--Interests of St. Joseph's Management and Directors in the Merger" on page 23.
    FEDERAL INCOME TAX CONSEQUENCES. A condition to each of St. Joseph's and UtiliCorp's obligation to consummate the merger is the receipt of an opinion from its legal counsel stating that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming that the merger is so treated, for federal income tax purposes St. Joseph's shareholders will not recognize any income, gain or loss upon the exchange of their shares for shares of UtiliCorp common stock under the merger, except with respect to cash received in lieu of fractional shares, and neither St. Joseph nor UtiliCorp will recognize any gain or loss as a result of the merger. However, we urge you to consult your own tax advisor. For more information about tax matters, see "The Merger--Federal Income Tax Consequences" on page 27.
    TERMINATION FEES AND EXPENSES. The merger agreement requires St. Joseph to pay UtiliCorp a fee of up to $6.5 million, or to reimburse UtiliCorp's costs relating to the merger up to $750,000, if the merger agreement terminates under certain circumstances. For more information on the fees and expenses that may be paid, and the conditions under which the merger agreement may terminate, see "The Merger Agreement-- Expenses and Termination Fees" on page 38.

    DISSENTERS' RIGHTS. Under Missouri law, each holder of St. Joseph common stock who dissents from the merger has the right to have the fair value of his or her shares appraised by a court and paid to him or her in cash. In order to exercise dissenters' rights, the shareholder must comply with specific procedural requirements. If the shareholder fails to comply with these requirements, dissenters' rights will not be available. See "The
Merger--Dissenters' Rights" on page 30.

    COMPARATIVE RIGHTS OF SHAREHOLDERS. When the merger closes, St. Joseph shareholders will become UtiliCorp stockholders. Their rights will then be governed by UtiliCorp's governing corporate documents and Delaware law, rather than St. Joseph's governing corporate documents and Missouri law, as is currently the case. Accordingly, in a number of respects the rights of St. Joseph's shareholders will change as a result of the merger. For a description of these changes, see "Comparative Rights of St. Joseph Shareholders and UtiliCorp Stockholders" beginning on page 47.

                       COMPARATIVE PER SHARE INFORMATION
    We have summarized below the per share information of UtiliCorp and St. Joseph on a historical, pro forma combined and pro forma equivalent combined basis. Please read this table together with the historical financial statements and related notes of UtiliCorp and St. Joseph incorporated into this document by reference, and with the selected historical and unaudited pro forma financial information which we have included in this proxy statement/prospectus. The pro forma information does not necessarily portray the historical results or financial position we would have had or the future results we will experience after the merger.

                                                                                                        PRO FORMA
                                                                                                       EQUIVALENT
                                                           UTILICORP   ST. JOSEPH      PRO FORMA      COMBINED PER
                                                          HISTORICAL   HISTORICAL    COMBINED PER      ST. JOSEPH
                                                           PER SHARE    PER SHARE   UTILICORP SHARE       SHARE
                                                          -----------  -----------  ---------------  ---------------
                                                                           AS OF DECEMBER 31, 1998
                                                          ----------------------------------------------------------
Book Value Per Share....................................   $   15.83    $   11.76      $   16.44        $   16.15

                                                                         YEAR ENDED DECEMBER 31, 1998
                                                          ----------------------------------------------------------
Cash Dividends Declared Per Share.......................   $    1.20    $     .98      $    1.20        $    1.18
Earnings Per Share from Continuing Operations
  Basic.................................................   $    1.65    $    1.32      $    1.59        $    1.56
  Diluted...............................................   $    1.63    $    1.31      $    1.57        $    1.54

    We calculated the basic earnings per share information using the weighted average number of shares of common stock outstanding for each company during the period. We calculated the diluted income per share information using the weighted average number of shares of common stock outstanding for each company during the period, plus the number of potentially dilutive shares of common stock outstanding for each company during the period (e.g., shares issuable upon the exercise of stock options). We calculated book value per share information using the number of shares of common stock outstanding for each company at the end of the period.
    In calculating pro forma combined dividends per share, we did not make any adjustment to stockholders' equity due to the merger because the adjustment would be immaterial. Accordingly, the pro forma combined dividends per share reflect the current UtiliCorp dividend rate. Although UtiliCorp does not anticipate making any change to its dividend, the pro forma combined dividends per share are not necessarily indicative of its level of dividends after the merger closes.
    The pro forma equivalent combined information represents the equivalent of one share of St. Joseph common stock to one share of UtiliCorp common stock. We calculated this information by multiplying the pro forma combined information amounts by an exchange ratio of .98207, which is the portion of a share of UtiliCorp common stock that St. Joseph's shareholders will be entitled to receive for each share of St. Joseph common stock they held immediately before the merger, assuming an average trading price of $23.42 per share of UtiliCorp common stock. The actual exchange ratio will depend on the average trading price for UtiliCorp's common stock during the 20 trading days ending on the fifth trading day prior to the merger's closing.

                            MARKET PRICE INFORMATION
    UtiliCorp common stock trades on the NYSE, the Pacific Stock Exchange and the Toronto Stock Exchange, in each case under the symbol "UCU." St. Joseph common stock trades on the NYSE, under the symbol "SAJ." The following table presents closing sale prices reported by the NYSE for shares of both UtiliCorp and St. Joseph common stock as of:
    - March 4, 1999, the last trading day before the merger was publicly announced; and
    - May 3, 1999, the last practicable date before the printing of this proxy statement/prospectus:

                                                      UTILICORP COMMON    ST. JOSEPH COMMON   ST. JOSEPH EQUIVALENT
                                                         STOCK PRICE         STOCK PRICE         PER SHARE PRICE
                                                      -----------------  -------------------  ---------------------
March 4, 1999.......................................      $   23.42           $   16.88             $   23.00
May 3, 1999.........................................      $   24.44           $   20.44             $   23.00

    St. Joseph Equivalent Per Share Price reflects a fixed price of $23.00 of UtiliCorp common stock for each share of St. Joseph common stock held immediately before the merger.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
    We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. The information presented is a summary only, and you should read it together with the historical financial statements and related notes of UtiliCorp and St. Joseph incorporated into this document by reference, and with the unaudited pro forma combined financial statements included elsewhere in this proxy statement/prospectus.
UTILICORP SELECTED HISTORICAL FINANCIAL INFORMATION
    We derived the following information from UtiliCorp's audited financial statements.

                                                                       YEARS ENDED DECEMBER 31,
                                                        ------------------------------------------------------
                                                           1998       1997       1996       1995       1994
                                                        ----------  ---------  ---------  ---------  ---------
                                                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Sales.................................................  $ 12,563.4  $ 8,926.3  $ 4,332.3  $ 2,792.6  $ 2,398.1
Income before income taxes............................       218.8      223.8      186.5      131.8      146.5
Preference stock dividend requirements................          --         .3        2.1        2.1        3.0
Earnings available for common shares..................       132.2      121.8      103.7       77.7       91.4
Diluted earnings per share............................        1.63       1.51       1.46       1.14       1.37
Cash dividends per share..............................        1.20       1.17       1.17       1.15       1.13
Ratio of earnings to fixed charges....................       2.43x      2.46x      2.15x      1.93x      2.31x

                                                                          AS OF DECEMBER 31,
                                                        ------------------------------------------------------
                                                           1998       1997       1996       1995       1994
                                                        ----------  ---------  ---------  ---------  ---------
                                                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Total assets..........................................  $  5,991.5  $ 5,113.5  $ 4,739.8  $ 3,885.9  $ 3,111.1
Long-term debt, net...................................     1,375.8    1,358.6    1,470.7    1,355.4      976.9
Short-term debt (including current maturities)........       484.4      263.4      277.7      303.7      321.2
Preference stock, not mandatorily redeemable..........          --         --       25.0       25.0       25.0
Preferred stock of subsidiary.........................          --         --         --         .4         .4
Company-obligated mandatorily redeemable preferred
  securities of partnership...........................       100.0      100.0      100.0      100.0         --
Common stock equity...................................     1,446.3    1,163.6    1,158.0      946.3      906.8
Book value per common share...........................       15.83      14.43      14.49      13.73      13.49

    On May 3, 1999, Utilicorp reported 1999 first quarter financial results, with earnings available for common shares of $51.8 million, up from $43.3 million a year earlier. Diluted earnings per share for the quarter were $.57 in 1999, compared to $.53 in 1998.

ST. JOSEPH SELECTED HISTORICAL FINANCIAL INFORMATION
    We derived the following information from St. Joseph's audited financial statements.

                                                                                 YEARS ENDED DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1998       1997       1996       1995       1994
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Sales............................................................  $   124.4  $   116.2  $    95.9  $    93.5  $    90.8
Income before income taxes.......................................       16.2       17.0       15.6       16.2       16.3
Earnings available for common shares.............................       10.7       10.8       10.4       11.0       11.1
Diluted earnings per share.......................................       1.31       1.36       1.32       1.41       1.40
Cash dividends per share.........................................        .98        .96        .94        .92        .90
Ratio of earnings to fixed charges...............................      3.23x      3.47x      3.44x      3.63x      4.39x

                                                                                    AS OF DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1998       1997       1996       1995       1994
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Total assets.....................................................  $   251.3  $   243.8  $   227.3  $   219.3  $   199.7
Long-term debt, net..............................................       73.5       68.7       73.1       73.1       53.1
Short-term debt (including current maturities)...................        8.5       11.2         --         --        6.3
Common stock equity..............................................       95.8       91.2       86.2       81.4       77.6
Book value per common share......................................      11.76      11.34      10.87      10.42       9.93

    On April 19, 1999, St. Joseph reported 1999 first quarter financial results, with earnings available for common shares of $.4 million, down from $2.4 million a year earlier. Basic and diluted earnings per share for the quarter were $.05 in 1999, compared to $.30 in 1998.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
    The following pro forma information combines the historical consolidated financial statements of UtiliCorp and St. Joseph, including their respective subsidiaries, after accounting for the merger as a purchase. The unaudited pro forma combined balance sheet information gives effect to the merger as if it had occurred on December 31, 1998. The unaudited pro forma combined statement of income assumes the merger became effective on January 1, 1998. The pro forma information does not necessarily portray the historical results or financial position that would have been achieved had the merger been in effect, and you should not construe it as representative of future operations. See "Unaudited Pro Forma Combined Financial Information" on page 41.

                                                                               YEAR ENDED DECEMBER 31, 1998
                                                                        ------------------------------------------
                                                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                                                                         AMOUNTS)
INCOME STATEMENT DATA:
Sales.................................................................                 $   12,687.8
Income before income taxes............................................                        231.9
Preference stock dividend requirements................................                           --
Earnings available for common shares..................................                        139.8
Diluted earnings per share............................................                         1.57
Cash dividends per share..............................................                         1.20

                                                                                 AS OF DECEMBER 31, 1998
                                                                        ------------------------------------------
                                                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                                                                         AMOUNTS)
BALANCE SHEET DATA:
Total assets..........................................................                 $    6,335.6
Long-term debt, net...................................................                      1,449.3
Short-term debt (including current maturities)........................                        492.9
Preference stock, not mandatorily redeemable..........................                           --
Company-obligated mandatorily redeemable preferred securities of
  partnership.........................................................                        100.0
Common stock equity...................................................                      1,634.9
Book value per common share...........................................                        16.44

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED

    At the special meeting, St. Joseph's shareholders will consider and vote upon a proposal to approve the merger agreement. The shareholders will also consider any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.

RECORD DATE; QUORUM

    St. Joseph's board of directors has fixed the close of business on May 6, 1999 as the record date for the special meeting. Only shareholders of record on the record date are entitled to receive notice of and to vote at the special meeting. On the record date, approximately 8,172,350 shares of St. Joseph common stock were outstanding and held by approximately 4,983 holders of record. Each outstanding share of St. Joseph common stock is entitled to one vote on each matter to be considered at the special meeting. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of St. Joseph common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum at the special meeting.

    In the absence of a quorum at the special meeting or for any other reason, the holders of a majority of the shares of St. Joseph common stock present in person or represented by proxy at the special meeting may adjourn the special meeting for the purpose of allowing additional time to solicit and obtain additional proxies or votes or for any other purpose. At any adjourned meeting at which a quorum is present, all proxies will be voted in the same manner as those proxies would have been voted at the meeting at which the adjournment is taken, except for any proxies that have been effectively revoked or withdrawn. Once a quorum is present, St. Joseph may reconvene the special meeting without notice to shareholders, other than an announcement at the meeting at which the adjournment is taken, unless the adjournment is for more than 90 days or a new record date has been set.

VOTES REQUIRED; EFFECT OF ABSTENTIONS AND NON-VOTES

    The favorable vote of the holders of at least two-thirds of the outstanding shares of St. Joseph common stock entitled to vote at the special meeting is required to approve the merger agreement. Any failure by a holder of St. Joseph common stock to vote will have the effect of a vote against the approval of the merger agreement. Brokers generally will not have the discretionary authority to vote shares of St. Joseph common stock held in "street name" if they have not received instructions from the beneficial owners. Broker non-votes will have the same effect as votes cast against the merger agreement. On the record date, St. Joseph's directors, its executive officers and their affiliates beneficially owned an aggregate of approximately 208,894 shares of St. Joseph common stock, or approximately 2.5% of the shares outstanding. St. Joseph expects that these shares will be voted for approval of the merger agreement.

VOTING AND REVOCATION OF PROXIES

    All shares of St. Joseph common stock represented at the special meeting by properly executed proxies received before or at the special meeting, unless the proxies have been revoked, will be voted at the special meeting, including any postponement or adjournment of the special meeting. If no instructions are indicated, the proxies will be voted FOR approval of the merger agreement. In addition, the persons designated in the proxies will have discretion to vote upon any other matters that may properly come before the special meeting, including the right to vote for any adjournment of the special meeting to solicit additional proxies.

    A person giving a proxy pursuant to this solicitation may revoke it at any time before the proxy is voted at the special meeting. A proxy may be properly revoked by:

    - filing with the Secretary of St. Joseph, at 520 Francis Street, P.O. Box 998, St. Joseph, Missouri 64502-0998, facsimile no: (816) 387-6332, before the voting of the proxy, a written instrument revoking the proxy;

    - completing a new proxy card and sending it to the address above, in which case the new proxy card will automatically replace any earlier dated proxy card;

    - voting in person at the special meeting; or

    - assuming that you instructed a broker to vote your shares, following your broker's directions for changing those instructions.

Attendance at the special meeting will not, in and of itself, constitute the revocation of a proxy.

    St. Joseph will appoint one or more inspectors, who may be employees of St. Joseph, to determine, among other things, the number of shares of St. Joseph common stock represented at the special meeting and the validity of the proxies submitted for vote at the special meeting. The inspector(s) of election appointed for the special meeting will tabulate votes cast by proxy and in person.

SOLICITATION OF PROXIES

    Proxies are being solicited by and on behalf of St. Joseph's board of directors. Directors, officers and employees of St. Joseph may solicit proxies by mail, in person or by telephone, facsimile or other means of communication. St. Joseph has engaged Georgeson & Company Inc. to assist it in distributing proxy materials and contacting record and beneficial owners of St. Joseph common stock. St. Joseph has agreed to pay Georgeson & Company approximately $7,500, plus out-of-pocket expenses, for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

EXPENSES

    St. Joseph will bear its own expenses in connection with the special meeting and the solicitation of proxies from its shareholders.

SURRENDER OF CERTIFICATES

    IF THE MERGER IS CONSUMMATED, HOLDERS OF ST. JOSEPH COMMON STOCK WILL RECEIVE INSTRUCTIONS REGARDING THE SURRENDER OF THEIR STOCK CERTIFICATES. SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THOSE INSTRUCTIONS.

                                 THE COMPANIES

UTILICORP

    UtiliCorp is a multinational energy solutions provider with headquarters in Kansas City, Missouri. A brief description of UtiliCorp's three business segments follows:

    REGULATED BUSINESSES. This segment includes UtiliCorp's domestic utility generation, distribution and transmission businesses. Through it, UtiliCorp strives to be a competitively priced, safe and reliable provider of electricity and natural gas. The Regulated Businesses segment serves over 1.2 million regulated gas and electricity customers and is UtiliCorp's largest business segment in terms of earnings before interest and taxes.

    UtiliCorp's regulated gas and electric service territory is located in eight states. UtiliCorp believes that its geographic diversity limits earnings volatility resulting from a single adverse regulatory ruling and lowers its exposure to catastrophic events. UtiliCorp has both winter-peaking and summer-peaking gas and electric utilities, which increases the stability of UtiliCorp's earnings and cash flow.

    The generation business within the Regulated Businesses segment provides wholesale electricity to UtiliCorp's retail operations and to other utilities, municipalities and large customers. It has 1,679 megawatts of regulated, non-nuclear capacity located in Missouri, Kansas and Colorado.

    AQUILA ENERGY. The Aquila Energy segment has three distinct businesses, as follows:

        ENERGY MARKETING. Aquila Energy's wholesale energy marketing business is conducted through various operating units, collectively referred to as "Energy Marketing." Energy Marketing is a gas and power marketing company with a marketing, supply and transportation network consisting of relations with gas producers, local distribution companies, and end-users throughout the U.S. and Canada.

        GAS GATHERING AND PROCESSING. Aquila Energy includes Aquila Gas Pipeline Corporation, which gathers and processes natural gas and natural gas liquids. This company owns and operates a 3,403-mile intrastate gas transmission and gathering network and four processing plants that extract and sell natural gas liquids.

        INDEPENDENT POWER PROJECTS. Aquila Energy participates in the ownership and operation of facilities in the independent and wholesale power generation market. Consistent with UtiliCorp's overall strategy to minimize risk through diversification, Aquila Energy has invested in generation facilities that are geographically diverse and use a variety of fuels and proven technologies. To date, Aquila has made investments in 17 projects located in seven states and Jamaica.

    INTERNATIONAL. UtiliCorp's international operations are managed separately from the other two business segments. The international segment includes UtiliCorp's investments in:

    - UnitedNetworks Limited, an electric distribution company in New Zealand (UtiliCorp owns 79%);

    - United Energy Limited, an electric distribution company in Australia (UtiliCorp owns 34%);

    - Multinet Gas/Ikon Energy, natural gas distribution and retail businesses in Australia (UtiliCorp owns 25.5%);

    - United Gas Limited, a natural gas marketing and transportation business in the United Kingdom (UtiliCorp owns 100%); and

    - West Kootenay Power, a hydro-electric utility in British Columbia, Canada (UtiliCorp owns 100%).

    UtiliCorp acquired its 25.5% ownership interest in Multinet Gas/Ikon Energy from the State of Victoria, Australia, on March 30, 1999. Multinet/Ikon has more than 580,000 customers, and this acquisition more than doubles the customer base of UtiliCorp's Australian investments.

    UtiliCorp continues to seek early entry into markets that provide a combination of stable and attractive political and economic environments and markets open or opening to competition in electric or natural gas sales.

ST. JOSEPH

    St. Joseph is engaged primarily in the generation, transmission and distribution of electric energy to its customers. St. Joseph is also in the business of providing natural gas and industrial steam to customers, and has investments in certain non-utility businesses.

    ELECTRIC. St. Joseph provides electric energy to customers in a ten-county service territory in northwest Missouri. Its service area comprises approximately 3,300 square miles. As of December 31, 1998, St. Joseph had approximately 62,000 electricity customers. Revenues from its electric energy operations accounted for approximately 72% of total revenues for the year ended December 31, 1998.

    NATURAL GAS. St. Joseph provides natural gas energy for residential, commercial and industrial uses to customers in Maryville, Missouri, a university town of approximately

10,000 people, and 14 other smaller communities in northwest Missouri. Natural gas revenues accounted for approximately 4% of St. Joseph's total revenues for the year ended December 31, 1998.

    INDUSTRIAL STEAM. St. Joseph provides industrial steam energy to six customers in St. Joseph, Missouri. Industrial steam revenues accounted for approximately 5% of total revenues for the year ended December 31, 1998.

    OTHER INVESTMENTS. St. Joseph has made investments in three non-utility related businesses. Effective May 31, 1997, St. Joseph acquired a controlling interest in Percy Kent, a manufacturer of multiwall and small paper bags, primarily for food, agricultural, chemical, pet food and other consumer packaging companies throughout the United States. Revenues from the Percy Kent investment for the year ended December 31, 1998 amounted to approximately 19% of St. Joseph's total revenues for the year.

                                   THE MERGER

BACKGROUND OF THE MERGER

    Prior to 1995, St. Joseph's board of directors from time to time studied various strategies for maximizing shareholder value. These studies, which in certain cases involved the retention of outside advisors, stemmed in part from concerns relating to the ability of St. Joseph to continue to compete effectively given the relatively small size of its operations compared with many other electric utility companies, including those in its geographic region. A related concern was the potential impact any inability to compete effectively might have on St. Joseph's stock price.

    In 1995, St. Joseph retained a consulting firm to assist management in developing a strategic plan in light of these concerns. Based upon the results of a report prepared by the consulting firm and presented to the board on January 17, 1996, St. Joseph embarked upon a diversification program by which it sought out private equity and certain convertible debt investment opportunities, primarily in unregulated industries. In connection with this program, St. Joseph made three investments in non-regulated businesses from 1996 through 1998.

    In early 1998, the Strategic Planning Committee of St. Joseph's board of directors retained another consulting firm to provide strategic planning advice. On March 18, 1998, the consulting firm delivered a report to the board in which it recommended that St. Joseph begin exploring various strategic alternatives, including a potential merger or strategic alliance. After considering the report and deliberating over the issues raised and the recommendations contained in the report, on May 19, 1998 the board began to interview potential financial advisors to assist in exploring strategic alternatives.

    After interviewing financial advisor candidates, the board at its July 15, 1998 meeting authorized management to negotiate the engagement of the investment banking firm of Morgan Stanley & Co. Incorporated to serve as St. Joseph's financial advisor. The board authorized and approved an engagement letter with Morgan Stanley at its August 17, 1998 meeting. Following the meeting, Morgan Stanley was instructed to commence a review of St. Joseph and its competitive position in the utility industry and to begin developing potential strategic alternatives for maximizing shareholder value, including a potential merger or strategic alliance.

    On October 14, 1998, the board's Strategic Planning Committee met and discussed the need for the board to hire special counsel to assist the board in conducting its review of strategic alternatives. Based on the Strategic Planning Committee's recommendation, the full board at its October 14, 1998 meeting retained the law firm of Bryan Cave LLP to assist it in reviewing such matters. Also at that meeting, Morgan Stanley outlined the strategic challenges facing St. Joseph and recommended that St. Joseph explore a potential business combination with a larger utility company as the best means of maximizing long-term value for St. Joseph's shareholders.

    After deliberating, the board authorized the Strategic Planning Committee, management and St. Joseph's outside advisors to identify potential strategic merger partners consistent with the goal of enhancing long-term share value for St. Joseph's shareholders, while considering St. Joseph's other constituencies, including its customers and employees. Consistent with this goal, the board and its advisors identified a list of potential strategic merger partners, including UtiliCorp. The board instructed Morgan Stanley to contact seven companies from the list (the "Potential Bidders") for the purpose of obtaining expressions of interest in a potential business combination.

    Morgan Stanley initially contacted the Potential Bidders during the week of November 9, 1998. On November 17, Morgan Stanley was informed that two of the seven Potential Bidders did not intend to participate in discussions regarding a potential transaction. On November 25, 1998, Morgan Stanley was informed that a third Potential Bidder also did not intend to participate in discussions.

    Between November 27, 1998 and December 2, 1998, two of the Potential Bidders (including UtiliCorp) informed Morgan Stanley of their interest in receiving information about St. Joseph; accordingly, confidentiality agreements were executed with such parties and an information statement that had been prepared by St. Joseph and Morgan Stanley was provided to them. At a meeting of the board held on December 4, 1998, Morgan Stanley briefed the board on the status of the expressions of interest. In addition, Morgan Stanley informed the board that another interested party had contacted it about St. Joseph. The board instructed Morgan Stanley to solicit an expression of interest from that party (the "Additional Potential Bidder"). Morgan Stanley, on behalf of St. Joseph, initially contacted the Additional Potential Bidder later that day. Also on December 4th, a fourth Potential Bidder informed Morgan Stanley of its intention not to participate in the process.

    On December 7, 1998, the Additional Potential Bidder informed Morgan Stanley of its interest in receiving information about St. Joseph. It executed a confidentiality agreement and received the information statement on the same day. On December 15, 1998, a fifth Potential Bidder notified Morgan Stanley of its intention not to participate in the process.

    Between December 16 and December 18, 1998, Morgan Stanley received a preliminary expression of interest from each of the two remaining Potential Bidders (including UtiliCorp) and the Additional Potential Bidder. The financial and non-financial aspects of these expressions of interest were reviewed and discussed by the board at a meeting held on December 21, 1998, at which Morgan Stanley and St. Joseph's legal advisors were in attendance. These non-binding expressions of interest contained preliminary proposed valuations of between $19.70 and $22.25 per share of St. Joseph common stock.

    Between January 12 and January 21, 1999, the three parties that had submitted expressions of interest performed a due diligence review of St. Joseph, including discussions with St. Joseph's management. On January 25, 1999, the Strategic Planning Committee met to discuss the status of the due diligence procedures conducted by the interested parties. The committee also reviewed a form of draft merger agreement to be distributed to the interested parties. After the committee approved the form of the draft merger agreement, Morgan Stanley, on behalf of St. Joseph, delivered the draft to the three interested parties and informed them of a February 16, 1999 deadline for submitting final binding proposals.

    Between January 7 and February 17, 1999, St. Joseph's management conducted a due diligence review of the three interested parties, including management interviews.

    On February 16, 1999, St. Joseph received final binding proposals from two of the three interested parties. UtiliCorp's proposal contemplated an all stock transaction at a fixed value of $22.50 per share of St. Joseph common stock. The second proposal contemplated an all stock transaction at a value of $21.28 per share of St. Joseph common stock, with a downward price adjustment in the event of a reduction in the bidder's share price. Each proposal was accompanied by a set of proposed written changes to the draft merger agreement previously provided to the bidders.

    Prior to February 16, 1999, the third interested party contacted Morgan Stanley to indicate that it did not intend to submit a final binding proposal.

    On February 17-18, 1999, the Strategic Planning Committee and St. Joseph's financial and legal advisors met to review the economic and other terms of the two proposals, including the comments received with respect to the draft merger agreement. Clarification was sought from the interested parties as to certain terms of their proposals. The full board reviewed and compared the two proposals at a meeting held on February 19, 1999. At that meeting, Morgan Stanley discussed its preliminary assessment of the two competing bids, from a financial point of view. After this discussion, and based upon the higher and fixed nature of the bid contained in UtiliCorp's proposal, the board requested that Morgan Stanley, on behalf of St. Joseph, assist in determining whether UtiliCorp would increase the offer contained in its proposal. Morgan Stanley contacted UtiliCorp, and encouraged UtiliCorp to increase its bid. In response, UtiliCorp raised its bid to $23.00 per share of St. Joseph common stock. As part of its discussion with UtiliCorp, Morgan Stanley discussed certain items referred to in the comments to the merger agreement submitted by UtiliCorp in connection with its bid.

    Based upon the increase in price to $23.00 per share and the more favorable structure of UtiliCorp's bid, on February 22, 1999 St. Joseph's board of directors authorized management and St. Joseph's legal advisors to continue negotiations of a definitive merger agreement with UtiliCorp. Over the course of the next 10 days, management and St. Joseph's legal and financial advisors negotiated the definitive merger agreement. During this time, the board and the Strategic Planning Committee met from time to time to discuss and review the status of the negotiations. In addition, management advised individual members of the board and the committee of the status of the negotiations, and received guidance from them on certain issues. An interim draft of the merger agreement was provided to the board during this time, and the board provided comments and suggestions with respect to the draft. Also during this time, Morgan Stanley spoke with a representative of the financial advisor of the other bidder, which did not augment its proposal as a result of that conversation.

    Late in the afternoon of March 4, 1999, the board held a special meeting to review and approve the terms of the definitive merger agreement. The board was briefed by management and St. Joseph's financial and legal advisors with respect to the final negotiations and the terms and conditions contained in the definitive merger agreement. The board was reminded of its fiduciary duties, and received an opinion of Morgan Stanley that as of March 4, 1999, and based upon and subject to the various considerations described in its opinion, the merger consideration was fair, from a financial point of view, to holders of shares of St. Joseph's common stock. After deliberating, the board unanimously approved the merger agreement and the merger. The merger agreement was executed on the evening of March 4, 1999, and the merger was publicly announced prior to the opening of trading on the NYSE on March 5, 1999.

REASONS FOR THE MERGER; RECOMMENDATION OF ST. JOSEPH'S BOARD OF DIRECTORS

    St. Joseph's board of directors believes that the terms of the merger are fair to, and in the best interests of, St. Joseph and its shareholders. The board also believes that the merger will benefit St. Joseph's customers and employees. Accordingly, the board, by a unanimous vote, has approved the merger agreement and the merger and recommends approval of the merger agreement by

St. Joseph's shareholders. St. Joseph's board of directors believes:

    - that the merger consideration offers St. Joseph's shareholders an attractive premium over the recent historical trading prices of St. Joseph's common stock;

    - that the merger offers St. Joseph's shareholders a more liquid market for their shares;

    - that as a result of the merger, St. Joseph's shareholders will most likely benefit from UtiliCorp's dividend rate, which currently is, and in recent years has been, higher than St. Joseph's dividend rate;

    - that St. Joseph's shareholders will benefit by participating in the combined economic growth of the service territories of UtiliCorp and St. Joseph, and from the inherent increase in scale, the market diversification and the resulting increased financial stability and strength of the combined entity;

    - that the merger will result in cost savings from decreased electric production and gas supply costs, a reduction in operating and maintenance expenses and other factors;

    - that the combined enterprise can more effectively participate in the increasingly competitive market for the generation of power;

    - that UtiliCorp has significant non-utility operations and, as a larger and stronger financial entity following the merger, should be able to manage and pursue further non-utility diversification activities more efficiently and effectively than St. Joseph as a stand-alone entity; and

    - that the merger and various provisions of the merger agreement offer St. Joseph's shareholders, customers and employees and the St. Joseph community a unique opportunity to realize the benefits created by combining the two companies.

    St. Joseph's board believes that these factors offer a potential increase in earnings and shareholder value in excess of what could be achieved by St. Joseph alone, and that the merger will result in the creation of a larger, financially stronger company, which will benefit St. Joseph's shareholders, customers and employees.

    In reaching its determination to approve the merger agreement and the merger, St. Joseph's board of directors considered a variety of factors, including the following:

    - the merger consideration is for a fixed value and represents a premium of approximately 36% over the closing price of St. Joseph's common stock on the NYSE on March 4, 1999 (the last full trading day prior to the public announcement of the merger), and a premium of approximately 33% over the closing price of St. Joseph's common stock on February 2, 1999 (the trading day that is 30 days prior to the date on which the merger was publicly announced);

    - UtiliCorp's dividend rate compared to St. Joseph's dividend rate;

    - the prospective financial performance, condition, business operations and prospects of UtiliCorp and the fact that, on a combined basis, UtiliCorp will likely have greater financial stability and strength than St. Joseph standing alone;

    - current and prospective industry, economic, market and regulatory conditions encourage consolidation to reduce risk and provide opportunities for new avenues for earnings growth;

    - St. Joseph's prospects for earnings and dividend growth on a stand-alone basis in light of St. Joseph's size relative to many of the utility companies abutting St. Joseph's utility service territory;

    - the recent wave of merger activity involving utility companies in markets near St. Joseph's service territory and St. Joseph's ability to remain competitive on an independent basis over the long-term;

    - the anticipated positive effect of the merger on St. Joseph's shareholders and customers, including the ability to remain competitive, integrate corporate and administrative functions and reduce operating costs;

    - the terms of the merger agreement and other documents executed and to be executed in connection with the merger, and the course of negotiations and discussions leading to the execution of the merger agreement;

    - the current and prospective impact of regulation under various state and federal laws;

    - that the merger is expected to be treated as a tax-free reorganization to St. Joseph and its shareholders for federal income tax purposes;

    - the financial advice provided by Morgan Stanley and the opinion of Morgan Stanley dated March 4, 1999, described below, that based upon and subject to the various considerations described in that March 4, 1999 opinion the merger consideration was fair from a financial point of view to holders of shares of St. Joseph's common stock;

    - the board's review of the strategic options available to St. Joseph, including its review of competing expressions of interest from third parties to effect a strategic business combination (as described under "Background of the Merger" on page 14);

    - the availability of dissenters' rights to St. Joseph's shareholders; and

    - the effect of the merger on the employees of St. Joseph, as well as its effect on the communities in which St. Joseph operates.

    In determining that the merger is fair to and in the best interests of St. Joseph's shareholders, St. Joseph's board of directors considered the above factors as a whole and did not assign specific or relative weights to any one factor or group of factors.

    ST. JOSEPH'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE MERGER BY UNANIMOUS VOTE OF THE DIRECTORS AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, ST. JOSEPH'S SHAREHOLDERS. ST. JOSEPH'S BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OPINION OF MORGAN STANLEY

    Under a letter agreement dated August 17, 1998, St. Joseph retained Morgan Stanley & Co. Incorporated to provide financial advisory services in connection with a review of St. Joseph's strategic options and any related transaction. St. Joseph's board of directors selected Morgan Stanley as St. Joseph's financial advisor based on Morgan Stanley's qualifications, expertise and reputation, and its knowledge of the business and affairs of St. Joseph. Morgan Stanley has delivered to St. Joseph's board of directors its written opinions, dated March 4, 1999 and the date of filing of this proxy statement/prospectus, that based upon and subject to the various considerations described in its opinion, the merger consideration was fair from a financial point of view to the holders of shares of St. Joseph common stock.

    THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION DATED AS OF THE DATE OF FILING OF THIS PROXY STATEMENT/PROSPECTUS, WHICH DESCRIBES, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS. ST. JOSEPH'S SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO ST. JOSEPH'S BOARD AND ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SHARES OF ST. JOSEPH COMMON STOCK AS OF THE DATE OF THE OPINION. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF ST. JOSEPH COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING. THIS SUMMARY OF MORGAN STANLEY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

    In connection with rendering its opinions, Morgan Stanley:

    - reviewed certain publicly available financial statements and other information of St. Joseph;

    - reviewed certain publicly available financial statements and other information of UtiliCorp;

    - reviewed certain internal financial statements and other financial and operating data concerning St. Joseph prepared by the management of St. Joseph;

    - reviewed certain internal financial statements and other financial and operating data concerning UtiliCorp prepared by the management of UtiliCorp;

    - analyzed certain financial projections prepared by the management of St. Joseph;

    - analyzed certain financial projections prepared by the management of UtiliCorp;

    - discussed the past and current operations and financial condition and the prospects of St. Joseph with senior executives of St. Joseph;

    - discussed the past and current operations and financial condition and the prospects of UtiliCorp with senior executives of UtiliCorp;

    - reviewed the pro forma impact of the merger on UtiliCorp's earnings per share;

    - reviewed the reported prices and trading activity for St. Joseph's common stock and UtiliCorp's common stock;

    - compared the financial performance of St. Joseph and the prices and trading activity of its common stock with that of certain other comparable publicly-traded companies and their securities;

    - compared the financial performance of UtiliCorp and the prices and trading activity of its common stock with that of certain other comparable publicly-traded companies and their securities;

    - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    - participated in discussions and negotiations among representatives of St. Joseph and UtiliCorp;

    - reviewed the merger agreement and certain related documents; and

    - performed such other analyses and considered such other factors as it deemed appropriate.

    Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinions. With respect to financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of St. Joseph and UtiliCorp. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including among other things, that the merger will be treated as a tax-free reorganization and/or exchange, pursuant to the Internal Revenue Code. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of St. Joseph and UtiliCorp, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinions were necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of their respective dates.

    The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its opinion letter dated March 4, 1999. Certain of these summaries of financial analyses include information presented in a tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

    COMPARATIVE STOCK PRICE PERFORMANCE. Morgan Stanley reviewed the recent stock price performance of St. Joseph and compared its performance with that of the following group of peer companies:

    - Black Hills Corporation;

    - Empire District Electric Company;

    - Madison Gas & Electric Company;

    - Northwestern Corporation;

    - Otter Tail Power Company;

    - SIGCORP, Inc.; and

    - WPS Resources Corporation.

In addition, Morgan Stanley reviewed the stock price performance of the Standard & Poors Electric Utility Index.

    The following table presents the change in the stock prices for these groups, as compared to the change in the stock prices for St. Joseph's common stock, from February 26, 1998 to February 26, 1999:

                                                                                     PERCENTAGE
                                                                                       CHANGE
                                                                                    -------------
St. Joseph........................................................................           -5%
Peer Companies....................................................................           -4%
S&P Electric Index................................................................           +5%

    PEER COMPANIES COMPARISON. Morgan Stanley reviewed financial information, including the price to forecasted fiscal 1999 earnings multiples, the price to book value multiples, and the aggregate value to earnings before interest, taxes, depreciation and amortization ("EBITDA") multiples for the St. Joseph peer companies and St. Joseph. The financial information was based on a compilation of earnings projections by securities research analysts, the book value as of September 30, 1998 and the EBITDA for the 12-month period ended September 30, 1998. The table below summarizes these analyses and the relevant statistics for St. Joseph as of December 31, 1998.

                                                                                       PRICE/
                                                                                   1998 BOOK VALUE
                                                               PRICE/1999    ---------------------------      AGGREGATE
                                                                EARNINGS                                    VALUE/EBITDA
                                                              -------------  (AS OF SEPTEMBER 30, 1998)   -----------------
Black Hills Corporation.....................................         14.6x                 2.39x                    7.2x
Empire District Electric Company............................         16.1                  1.77                     7.6
Madison Gas & Electric Company..............................         12.1                  1.81                     6.0
Northwestern Corporation....................................         15.2                  2.56                    11.4
Otter Tail Power Company....................................         13.1                  2.02                     8.1
SIGCORP, Inc................................................         14.3                  1.94                     7.8
WPS Resources Corporation...................................         12.9                  1.54                     6.6

PEER COMPANIES MEDIAN.......................................         14.3                  1.94                     7.6
ST. JOSEPH..................................................         13.7                  1.45                     6.6

    No company utilized in the St. Joseph peer companies comparison analysis is identical to St. Joseph. In evaluating the peer companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond St. Joseph's control, including the impact of competition on St. Joseph's business and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of St. Joseph or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data. Based upon Morgan Stanley's peer companies analysis, the range of values for St. Joseph's common stock was between $17.50 and $22.75 per share.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Morgan Stanley reviewed the following electric utility transactions:

ACQUIREE/ACQUIROR
------------------------------------------------------------
Eastern Utilities Associates/New England Electric System
New England Electric System/National Grid
PacifiCorp/Scottish Power plc
Commonwealth Energy System/BEC Energy
CILCORP, Inc./The AES Corporation
MidAmerican Energy Holdings Company/CalEnergy Company, Inc. Orange & Rockland Utilities, Inc./Consolidated Edison, Inc.

Morgan Stanley compared certain publicly available statistics for these transactions to the relevant financial statistics for St. Joseph in connection with its proposed merger with UtiliCorp.

    The following table presents a comparison, as of February 12, 1999, of the median and mean earnings multiples for the last 12 months and implied premium to offer price based on the closing price of the relevant stock one day and one month before the announcement of the relevant transaction against the respective earnings multiple and implied premium for the merger.

                                                                                   IMPLIED PREMIUM TO OFFER PRICE
                                                                             ------------------------------------------
                                                           LAST 12 MONTHS          ONE DAY              ONE MONTH
                                                              EARNINGS            PRIOR TO              PRIOR TO
                                                              MULTIPLE          ANNOUNCEMENT          ANNOUNCEMENT
                                                          -----------------  -------------------  ---------------------
Eastern Utilities Associates/New England Electric
  System................................................        16.2x                   4.9%                  9.7%
New England Electric System/National Grid...............        14.9                   25.0                  27.0
PacifiCorp/Scottish Power plc...........................        33.1                   24.7                  22.4
Commonwealth Energy System/BEC Energy...................        15.7                   17.2                  15.7
CILCORP, Inc./The AES Corporation.......................   not meaningful              21.6                  27.3
MidAmerican Energy Holdings Company/ CalEnergy Company,
  Inc...................................................        17.1                    2.7                  24.8
Orange & Rockland Utilities, Inc./ Consolidated Edison,
  Inc...................................................        26.8                   38.5                  32.4

PRECEDENT TRANSACTIONS MEDIAN...........................        16.6                   23.2                  25.9
PRECEDENT TRANSACTIONS MEAN.............................        20.6                   21.3                  24.9
ST. JOSEPH..............................................        17.8                   36.3                  33.3

    No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond St. Joseph's control, such as the impact of competition on St. Joseph and the industry generally, industry growth or consolidation and the absence of any material adverse change in the financial condition and prospects of St. Joseph or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data. Based upon Morgan Stanley's precedent transactions analysis, the range of values for St. Joseph's common stock was between $20.00 and $25.00 per share.

    DISCOUNTED EQUITY VALUE. Morgan Stanley performed an analysis of the present value per share of St. Joseph from St. Joseph's cash flow projections. Morgan Stanley reviewed and analyzed St. Joseph's projections based upon different growth assumptions. Based on these different projections, and the uncertainty regarding the implementation and timing of deregulation in the state of Missouri, Morgan Stanley used projections based upon St. Joseph's historic growth rate in determining a range of values for St. Joseph. Morgan Stanley calculated terminal values by applying a range of perpetual growth rates to the unlevered free cash flow in fiscal 2008. The cash-flow streams and terminal values were then discounted to the present using a range of discount rates of 7.5% to 8.5%.

    Morgan Stanley also performed an analysis of the present value per share of UtiliCorp, on a stand-alone basis, from UtiliCorp's future cash flow projections, assuming UtiliCorp's three-for-two stock split on March 12, 1999 did not occur. Morgan Stanley calculated terminal values by applying a range of perpetual growth rates to the unlevered free cash flow in fiscal 2002 for UtiliCorp. The cash-flow streams and terminal values were then discounted to the present using a range of discount rates of 7.0% to 8.0%.

    The following table presents the ranges of discount rates and present values per share of stock:

                               DISCOUNTED EQUITY VALUE ANALYSIS
----------------------------------------------------------------------------------------------
                                                         RANGE OF DISCOUNT
                                                               RATES
                                                         -----------------
                                                                             RANGE OF PRESENT
                                                                             VALUES PER SHARE
                                                                                    OF
                                                                                  STOCK
                                                                            ------------------
St. Joseph stand-alone (projections based on St.
  Joseph's historic growth rate).......................          7.5%-8.5%       $17.75-$22.25
UtiliCorp stand-alone (management projections).........          7.0%-8.0%       $33.50-$45.50

    In connection with its written opinion dated the date of filing of this proxy statement/ prospectus, Morgan Stanley reviewed the analyses used to render its March 4, 1999 opinion by performing procedures to update certain such analyses and by reviewing the assumptions upon which such analyses were based and the related factors considered in connection with such analyses.

    In connection with the review of the merger by St. Joseph's board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinions. The summary set forth above does not purport to be a complete description of the analyses performed by Morgan Stanley in connection with the merger.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinions, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of St. Joseph or UtiliCorp.

    In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of St. Joseph or UtiliCorp. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the merger consideration from a financial point of view to the holders of St. Joseph common stock and were conducted in connection with the delivery of Morgan Stanley's opinions to St. Joseph's board of directors. The analyses do not purport to be appraisals or to reflect the prices at which St. Joseph common stock or UtiliCorp common stock might actually trade.

    The merger consideration and the terms of the merger agreement were determined through arm's-length negotiations between St. Joseph and UtiliCorp and were approved by St. Joseph's board of directors. Morgan Stanley did not recommend any specific consideration to St. Joseph or that any specific consideration constituted the only appropriate consideration for the merger. In addition, as described above, Morgan Stanley's March 4, 1999 opinion and presentation to St. Joseph's board of directors was one of many factors taken into consideration by St. Joseph's board in making its decision to approve the merger. Consequently, Morgan Stanley's analyses as described above should not be viewed as determinative of the opinion of St. Joseph's board of directors with respect to the value of St. Joseph or of whether the board of directors would have been willing to agree to a different consideration.

    St. Joseph's board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers, in the equity or debt securities or senior loans of St. Joseph or UtiliCorp.

    Pursuant to its letter agreement with St. Joseph, Morgan Stanley provided financial advisory services and financial opinions in connection with the merger, and St. Joseph agreed to pay Morgan Stanley's customary fees, including a transaction fee contingent upon the consummation of the merger. St. Joseph has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses incurred in performing its services.

    In addition, St. Joseph has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions. Over the past three years, Morgan Stanley and its affiliates have from time to time provided investment banking services for UtiliCorp and have received customary fees for these services.

INTERESTS OF ST. JOSEPH'S MANAGEMENT AND DIRECTORS IN THE MERGER

    You should be aware that certain members of St. Joseph's management and St. Joseph's board of directors have certain interests in the merger that differ from, and are in addition to, the interests of the shareholders of St. Joseph generally. These interests, which are described below, may present these individuals with potential conflicts of interest. St. Joseph's board was aware of these interests and considered them, among other matters, in approving the merger and adopting the merger agreement.

    STOCK OPTIONS. The merger agreement provides that, at the effective time of the merger, UtiliCorp will automatically assume each outstanding option to purchase St. Joseph common stock. As of May 6, 1999, St. Joseph's directors held options (all of which are currently exercisable) to purchase an aggregate of 121,000 shares of St. Joseph common stock. After the merger is completed, the holders of St. Joseph options will have options exercisable for the number of shares of UtiliCorp common stock equal to the number of shares of St. Joseph common stock covered by the options immediately before the effective time, multiplied by the merger consideration. See "The Merger Agreement--Stock Plans and Stock Options" on page 36.

    St. Joseph intends to continue to grant stock options pursuant to its existing stock option plan until the consummation of the merger, including an aggregate grant of 16,000 stock options to its outside directors (2,000 stock options to each director) at each annual meeting of shareholders.

    As of May 6, 1999, the directors had the following stock options:

                                                                                       NUMBER OF SHARES OF
                                                                                           ST. JOSEPH        EXERCISE
DIRECTOR                                                           DATE OF GRANT          COMMON STOCK        PRICE
-------------------------------------------------------------  ----------------------  -------------------  ----------
John P. Barclay, Jr..........................................  May 15, 1996                    16,000       $   15.125
                                                               May 21, 1997                     2,000       $    16.00
                                                               May 20, 1998                     2,000       $  18.3125
Deborah A. Beck..............................................  November 19, 1997                1,000       $  16.5625
                                                               May 20, 1998                     2,000       $  18.3125
Daniel A. Burkhardt..........................................  May 15, 1996                    16,000       $   15.125
                                                               May 21, 1997                     2,000       $    16.00
                                                               May 20, 1998                     2,000       $  18.3125
James P. Carolus.............................................  May 15, 1996                    16,000       $   15.125
                                                               May 21, 1997                     2,000       $    16.00
                                                               May 20, 1998                     2,000       $  18.3125
William J. Gremp.............................................  May 15, 1996                     4,000       $   15.125
                                                               May 21, 1997                     2,000       $    16.00
                                                               May 20, 1998                     2,000       $  18.3125
David W. Shinneman...........................................  May 15, 1996                     6,000       $   15.125
                                                               May 21, 1997                     2,000       $    16.00
                                                               May 20, 1998                     2,000       $  18.3125
Robert L. Simpson............................................  May 15, 1996                    16,000       $   15.125
                                                               May 21, 1997                     2,000       $    16.00
                                                               May 20, 1998                     2,000       $  18.3125
Gerald R. Sprong.............................................  May 15, 1996                    16,000       $   15.125
                                                               May 21, 1997                     2,000       $    16.00
                                                               May 20, 1998                     2,000       $  18.3125

    RESTRICTED STOCK AWARDS. The merger agreement provides that, at the effective time of the merger, all shares of restricted stock awarded by St. Joseph will be converted into unrestricted shares of UtiliCorp common stock and will no longer be subject to any vesting requirements. The number of shares of UtiliCorp common stock into which each share of restricted stock will be converted will be equal to the number of shares of St. Joseph restricted common stock multiplied by the merger consideration. See "The Merger Agreement--Stock Plans and Stock Options" on page 36.

    As of May 6, 1999, St. Joseph's directors and executive officers held 28,806 shares of restricted stock. St. Joseph intends to continue to grant restricted stock until the merger is consummated, including a grant of 1,000 shares to each outside director upon his or her re-election to St. Joseph's board, and awards to each of St. Joseph's executive officers, Messrs. Steinbecker, Stoll, Myers, Stuart and Svuba, pursuant to St. Joseph's 1998 Long-Term Incentive Plan in amounts consistent with the plan's objectives.

    As of May 6, 1999, the directors and executive officers of St. Joseph for the year ended December 31, 1998 held the following shares of restricted stock:

                                                                            NUMBER OF SHARES OF
DIRECTOR OR EXECUTIVE OFFICER                                                      STOCK
-------------------------------------------------------------------------  ---------------------
John P. Barclay, Jr......................................................            2,000

Deborah A. Beck..........................................................              500

Daniel A. Burkhardt......................................................            2,000

James P. Carolus.........................................................            2,000

William J. Gremp.........................................................            2,000

David W. Shinneman.......................................................            2,000

Robert L. Simpson........................................................            2,000

Gerald R. Sprong.........................................................            2,000

Terry F. Steinbecker.....................................................            5,730

Larry J. Stoll...........................................................            2,394

Gary L. Myers............................................................            1,963

John A. Stuart...........................................................            1,963

Dwight V. Svuba..........................................................            2,256

    CHANGE OF CONTROL AGREEMENTS. Messrs. Steinbecker, Stoll, Myers, Stuart and Svuba are parties to individual employment agreements with St. Joseph. The agreements generally entitle them to certain payments in the event that their employment with St. Joseph is terminated, for reasons other than misconduct, or they resign, for reasons other than death, disability or retirement, from their employment with St. Joseph, in either case within three years after a change of control of St. Joseph. The merger will constitute a charge of control of St. Joseph for this purpose. The amounts of these change-of-control payments are determined by a formula that takes into account each executive's annual salary and, with the exception of Mr. Svuba, target bonus for the year in which the change of control occurs. Pursuant to the change-of-control provisions in their employment agreements, in the event that any of Messrs. Steinbecker, Stoll, Myers, Stuart or Svuba is terminated or resigns, subject to the exceptions previously noted, within three years after the merger closes, he will be entitled to receive a payment in the following approximate amount: Mr. Steinbecker--$848,700; Mr. Stoll-- $476,100; Mr. Myers--$476,100; Mr. Stuart--
$451,950; and Mr. Svuba--$393,000.

    The foregoing amounts are estimates. The precise amounts that may become payable cannot be determined because the amount for each executive is based, among other factors, on a multiple of the executive's salary and, with the exception of Mr. Svuba, target bonus in effect on the date immediately preceding the change of control and includes a pro-rated amount of such target bonus for the year in which the change of control occurs. The amount shown above for each executive assumes a payment made on the basis of the executive's current salary and, with the exception of Mr. Svuba, target bonus. Under the agreements, St. Joseph has the option to pay all or a portion of the payment described above in the year preceding the year in which the change of control occurs. If St. Joseph elects to make such a prepayment and the change of control does not occur or the executive's employment is terminated under certain circumstances, the executive is required to repay St. Joseph the amount of the prepayment, net of any positive or negative tax effects that the prepayment may have had on the executive.

    In addition to the foregoing payments, each executive would be entitled to continued participation in St. Joseph's life and health insurance plans and its long-term disability plan(s) for three years following the change of control or the date of the executive's 65th birthday, whichever is earlier. Additionally, under each agreement, if any of the foregoing payments is subject to excise tax imposed by Section 4999 of the Internal Revenue Code, the executive is entitled to a gross-up payment in an amount necessary to reimburse the executive for the excise tax imposed on the payment and for the excise tax and any other taxes imposed on the gross-up payment.

    The employment agreements of Messrs. Steinbecker, Stoll, Myers and Stuart also entitle each of them to a retention bonus if he remains employed by UtiliCorp for 180 days following a change of control of St. Joseph, or if within that 180-day period his employment is terminated, other than for misconduct, or he resigns under specified circumstances, including a diminution in his position or authority. Each executive's retention bonus will equal the sum of his annual salary in effect immediately prior to the change of control plus his annual target bonus for the year in which the change of control occurs. In the event that Messrs. Steinbecker, Stoll, Myers and Stuart satisfy the conditions of these retention bonus provisions, they will be entitled to estimated payments in the following amounts: Mr. Steinbecker--$282,900; Mr. Stoll--$158,700; Mr. Myers--$158,700; and Mr. Stuart--$150,650. The amount shown above for each executive assumes a payment made on the basis of the executive's current salary and target bonus.

    ST. JOSEPH'S LONG-TERM INCENTIVE PLANS AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Messrs. Steinbecker, Stoll, Myers, Stuart and Svuba are participants in St. Joseph's 1994 Long-Term Incentive Plan (the "1994 Plan"), St. Joseph's 1998 Long-Term Incentive Plan (the "1998 Plan") and St. Joseph's Supplemental Executive Retirement Plan (the "SERP"). Under the 1994 and 1998 Plans, the executives can earn certain performance-based restricted stock awards. Upon a shareholder vote approving a change of control of St. Joseph, the executive is entitled to receive all awards available to him under the 1994 Plan, whether or not earned (computed based on St. Joseph's actual performance through the date of the shareholders' vote), all vesting requirements are immediately accelerated and all restrictions on the awards are eliminated. Upon the closing of a transaction involving a change of control of St. Joseph, each executive is entitled to receive all awards available to him under the 1998 Plan, whether or not earned (computed as though St. Joseph's performance was at the maximum potential level), all vesting requirements are immediately accelerated and all restrictions on the awards are eliminated. On or prior to the completion of the merger, St. Joseph will contribute approximately $2 million to trusts to meet its obligations to the executives under the SERP. Under each of the 1994 Plan, the 1998 Plan and the SERP, the merger will constitute a change of control of St. Joseph.

    ADVISORY BOARD. For a period of three years after the closing of the merger, UtiliCorp will maintain an advisory board comprised of up to nine persons designated by St. Joseph and selected from St. Joseph's present directors. The advisory board will review and consult with UtiliCorp with respect to its business operations, including its charitable and civic activities, in St. Joseph's current service area. Each member of the advisory board will receive an annual fee of $15,600 for serving on the advisory board and will also be reimbursed for related out-of-pocket expenses. UtiliCorp will provide members of the advisory board the same indemnification rights that are provided to UtiliCorp's officers and directors under its certificate of incorporation and bylaws. See "The Merger Agreement--Advisory Board" on page 37.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS. After the effective time of the merger, the merger agreement requires UtiliCorp, for a period of at least six years, to indemnify each present and former officer and director of St. Joseph or any of its subsidiaries to the same extent and on the same terms provided for in St. Joseph's articles of incorporation and bylaws and to the fullest extent permitted by applicable law. The indemnification will be against all damages and expenses paid in connection with any proceeding or investigation based on the fact that the indemnified party is or was an officer or director of St. Joseph or any of its subsidiaries and pertaining to any matter arising out of actions occurring before the merger closes. UtiliCorp is also required to maintain in effect, for a period of six years after the effective time, directors' and officers' liability insurance covering St. Joseph's officers and directors. However, UtiliCorp is not required to pay annual premiums in excess of 200% of St. Joseph's current annual premiums. See "The Merger Agreement--Indemnification and Insurance" on page 39.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a summary of certain material U. S. federal income tax consequences of the merger, and does not purport to be a complete analysis or description of all potential tax effects of the merger. The following discussion is based on the Internal Revenue Code, Treasury Regulations under the Internal Revenue Code, and administrative rulings and pronouncements and judicial decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect, and to differing interpretation. The discussion below does not address the effects of the merger under any state, local or foreign tax laws.

    The tax treatment for a St. Joseph shareholder may vary depending upon the shareholder's particular situation, and certain St. Joseph shareholders (including insurance companies, tax exempt organizations, financial institutions, broker dealers, persons who do not hold St. Joseph common stock as capital assets, individuals who received St. Joseph common stock as compensation, individuals who hold St. Joseph common stock as part of a position in a "straddle" or as part of a "hedging" transaction for federal income tax purposes, individuals with a "functional currency" (as defined by the Internal Revenue Code) other than the U.S. dollar and non-U.S. persons) may be subject to special rules not discussed below. Each St. Joseph shareholder is urged to consult his or her tax advisor with respect to the specific tax consequences to him or her as a result of the merger, including the effect of U.S. federal, state and local, and foreign and other tax rules, and the effect of possible changes in tax laws.

    It is a condition to St. Joseph's obligation to consummate the merger that St. Joseph receive an opinion from its counsel, Sidley & Austin, and it is a condition to UtiliCorp's obligation to consummate the merger that UtiliCorp receive an opinion from its counsel, Blackwell Sanders Peper Martin LLP, in each case to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    In rendering their opinions, Sidley & Austin and Blackwell Sanders will make certain assumptions, and will receive and rely upon representations, unverified by counsel, contained in certificates of St. Joseph, UtiliCorp and possibly others. The inaccuracy of any of those assumptions or representations might jeopardize the validity of the opinions rendered.

    Assuming that, consistent with the opinions of counsel referred to above, the merger is treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and based upon the assumptions and representations referred to in the preceding paragraph, for federal income tax purposes:

    - St. Joseph and UtiliCorp will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

    - neither St. Joseph nor UtiliCorp will recognize any gain or loss as a result of the merger;

    - a St. Joseph shareholder will not recognize any income, gain or loss upon the conversion of his or her shares of St. Joseph common stock solely into shares of UtiliCorp common stock pursuant to the merger, except as described below with respect to cash that is received in lieu of a fractional share of UtiliCorp common stock;

    - a St. Joseph shareholder's aggregate tax basis in the UtiliCorp common stock received solely in exchange for shares of St. Joseph common stock pursuant to the merger, including a fractional share of UtiliCorp common stock for which cash is paid, will equal the aggregate tax basis in his or her shares of St. Joseph stock exchanged; and

    - a St. Joseph shareholder's holding period for the UtiliCorp common stock received in exchange for such shares of St. Joseph common stock pursuant to the merger will include the holding period for his or her shares of St. Joseph common stock exchanged.

    A St. Joseph shareholder who receives cash in lieu of a fractional share of UtiliCorp common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged it for cash in a transaction generally giving rise to capital gain or loss. The amount of any resulting capital gain or loss will equal the difference between the cash received and the ratable portion of the tax basis of the St. Joseph common stock exchanged that is allocated to the fractional share.

    The tax opinions referred to above are not binding on the IRS or any court and do not preclude the IRS or a court from reaching a contrary conclusion. Moreover, no rulings have been or will be sought from the IRS concerning the tax consequences of the merger. If the merger were not treated as a reorganization under Section 368 of the Internal Revenue Code then, among other consequences:

    - a St. Joseph shareholder would recognize gain or loss equal to the difference between the aggregate fair market value of the UtiliCorp common stock received and the aggregate tax basis of the St. Joseph stock exchanged; and

    - St. Joseph would be taxed as if, at the time of the merger, St. Joseph had disposed of its assets in a fully taxable transaction for an amount based on the aggregate merger consideration.

    DISSENTING SHAREHOLDERS. A St. Joseph shareholder who exercises dissenters' rights as described below under "Dissenters' Rights" should, in general, treat the difference between the tax basis of the St. Joseph common stock held by such shareholder and the amount received through the exercise of those rights as capital gain or loss for federal income tax purposes.

    BACKUP WITHHOLDING; INFORMATION REPORTING. Certain noncorporate shareholders of St. Joseph may be subject to backup withholding at a rate of 31% on cash payments received in lieu of a fractional share interest in UtiliCorp common stock. Backup withholding will not apply, however, to a shareholder who:

    - furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal to be delivered to holders of St. Joseph common stock;

    - provides a certificate of foreign status on Form W-8; or

    - is otherwise exempt from backup withholding.

A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the IRS.

REGULATORY MATTERS

    The merger cannot be completed until UtiliCorp and St. Joseph receive certain regulatory approvals, all of which are presently anticipated to be received by the middle of 2000. The following is a summary of the material regulatory requirements affecting the merger.

    STATE APPROVALS. St. Joseph and UtiliCorp are subject to the jurisdiction of the Missouri Public Service Commission and the merger must be approved by that commission. Upon approval of the merger agreement by St. Joseph's shareholders, UtiliCorp and St. Joseph will file a joint application with the Missouri Public Service Commission requesting that it approve the merger.

    The merger must also be approved by the public service commissions in Colorado, Iowa, Minnesota, and West Virginia, where UtiliCorp has utility operations. UtiliCorp is preparing applications to file with these commissions requesting that they approve the merger. The applications may be filed before or after St. Joseph's shareholders approve the merger agreement.

    FEDERAL POWER ACT. The approval of the Federal Energy Regulatory Commission is required in order to consummate the merger. Upon approval of the merger agreement by St. Joseph's shareholders, St. Joseph and UtiliCorp will file a joint application with the FERC requesting that the FERC approve the merger.

    ANTITRUST CONSIDERATIONS. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") provides that certain transactions, such as the merger, may not be consummated until certain information has been submitted to the U.S. Department of Justice and the Federal Trade Commission and specified waiting period requirements have been satisfied.

    If the merger is not consummated within 12 months after the expiration of the waiting period, St. Joseph and UtiliCorp would have to submit new information under the HSR Act, and a new waiting period would apply. Accordingly, St. Joseph and UtiliCorp intend to make their filings under the HSR Act at a time when they believe that the waiting period will expire within 12 months before the merger's anticipated closing.

    OTHER. St. Joseph possesses municipal franchises and environmental permits and licenses that may require the consent of the franchisor or licensor to the merger, or that may need to be renewed, replaced or transferred as a result of the merger. Neither St. Joseph nor UtiliCorp anticipates any significant difficulties at the present time in obtaining any of these consents, renewals, replacements or transfers.

    GENERAL. Under the merger agreement, St. Joseph and UtiliCorp have agreed to use their reasonable best efforts to obtain all regulatory approvals necessary or advisable to consummate the merger. However, various other parties may seek to oppose the granting of the approvals or seek to impose conditions and terms in the approvals. While St. Joseph and UtiliCorp believe that they will receive the required regulatory approvals for the merger, there can be no assurance as to the timing of the approvals or the ability to obtain the approvals on acceptable terms.

    The merger cannot occur until UtiliCorp and St. Joseph obtain final orders approving the merger from the FERC and the state commissions described above. In addition, none of the approvals may contain terms and conditions which would cause a material adverse effect on UtiliCorp or a material adverse effect on the financial condition, business or prospects of St. Joseph's business operations. We cannot predict whether the approvals granted will contain terms or conditions that would cause those effects.

RESTRICTIONS ON RESALES BY ST. JOSEPH AFFILIATES

    All shares of UtiliCorp common stock to be issued in connection with the merger are being registered under the Securities Act of 1933. These shares will be freely transferable unless they are held by "affiliates" of St. Joseph. The term "affiliates" is defined under the Securities Act, and includes, among others, St. Joseph's officers and directors. Affiliates may resell their shares only in transactions permitted by Rule 145 under the Securities Act, under an effective registration statement, or as otherwise permitted under the Securities Act.

    St. Joseph has agreed to use reasonable efforts to deliver to UtiliCorp on or prior to the closing of the merger, a letter agreement executed by each affiliate of St. Joseph. The letter agreement will state that the affiliate will not sell or otherwise dispose of any shares of UtiliCorp common stock issued to him or her in connection with the merger in violation of the Securities Act or the rules and regulations of the SEC.

ACCOUNTING TREATMENT

    UtiliCorp will account for the merger as a purchase. Under this method of accounting, the acquired assets and liabilities are recorded at their fair values. If the amount paid exceeds the fair value, as in the merger, the excess is recorded as goodwill, and is amortized over a period of years.

DISSENTERS' RIGHTS

    Under a Missouri statute, the relevant provisions of which are attached to this document as Annex C, each St. Joseph shareholder who dissents from the merger and who complies with various procedural requirements is entitled to receive the fair value of his or her shares of St. Joseph common stock in cash. Specifically, a St. Joseph shareholder may dissent from the merger and UtiliCorp, as the merger's surviving corporation, must pay to the shareholder, upon the surrender of certificates representing his or her shares, the fair value of the shares as of the day prior to St. Joseph's special meeting. However, this obligation applies only if the shareholder:

    - files with St. Joseph prior to or at the special meeting a written objection to the merger;

    - does not vote in favor of the merger; and

    - within 20 days after the merger's effective time, makes a written demand to UtiliCorp for payment of the fair value of the shares held by the shareholder as of the day prior to the date of the special meeting.

The demand must state the class and number of shares owned by the dissenting shareholder.

    Written objections to the merger and demands for the payment of fair value should be addressed to:

     St. Joseph Light & Power Company
     520 Francis Street
     Post Office Box 998
     St. Joseph, Missouri 64502-0998
     Attention: General Counsel

    Shareholders who have not complied with all of the procedural requirements of applicable law will be conclusively presumed to have consented to the merger and will be bound by its terms. St. Joseph will provide written notice of the effective time of the merger to all shareholders who have timely filed a written notice of objection and who have not voted in favor of the merger.

    A proxy marked "against" the merger will not be considered to be a written notice of an objection to the merger. A shareholder who wishes to dissent from the merger must provide a separate written notice of objection complying with the requirements described above.

    If within 30 days after the effective time the value of the shares of St. Joseph common stock held by a dissenting shareholder is agreed upon between the shareholder and UtiliCorp, UtiliCorp must pay the shareholder the agreed amount within 90 days after the effective time, upon the surrender by the shareholder of the certificate or certificates representing the shares. Upon payment of the agreed amount the dissenting shareholder will cease to have any interest in the shares or in UtiliCorp.

    If within that 30-day period, the dissenting shareholder and UtiliCorp cannot agree as to the value of the shares, then the dissenting shareholder may, within 60 days after the expiration of the 30-day period, file a petition in any court of competent jurisdiction within Jackson County, Missouri, asking the court to determine the fair value of the shares. Once the court makes its finding, the shareholder will be entitled to judgment against UtiliCorp for the amount of the fair value as of the day prior to the date of the special meeting, together with interest to the date of the judgment.

    The judgment is payable only upon, and simultaneously with, the surrender to UtiliCorp of the certificate or certificates representing the shares with respect to which dissenters' rights have been exercised. Once the judgment is paid, the dissenting shareholder will cease to have any interest in the shares or in UtiliCorp. If the dissenting shareholder fails to file a petition within the 60-day period, the shareholder will be conclusively presumed to have approved and ratified the merger and will be bound by its terms.

    The right of a dissenting shareholder to be paid the fair value of his or her shares will cease if the shareholder fails to comply with the procedures described above, or if the merger agreement is terminated for any reason.

    The foregoing is not a complete statement of the procedures to be followed by shareholders desiring to exercise dissenters' rights of appraisal. In view of the fact that the exercise of the rights requires strict adherence to the relevant provisions of Missouri law, shareholders who desire to exercise dissenters' rights are advised to carefully review all applicable provisions of law and to obtain legal counsel concerning proper compliance with those provisions.

SHAREHOLDER RIGHTS PLAN

    St. Joseph has in place a shareholder rights plan which provides for, among other things, certain distributions to St. Joseph's shareholders upon an actual or prospective change of control of St. Joseph. The plan has an anti-takeover effect, because a distribution under the plan may cause substantial dilution to a person or group that attempts to acquire a substantial number of shares without board approval. In connection with executing the merger agreement, St. Joseph's board of directors amended the rights plan to render it inoperative as to the execution and delivery of the merger agreement and the consummation of the merger. In addition, St. Joseph expects to terminate the shareholder rights plan as of the effective time of the merger and has agreed in the merger agreement to coordinate with UtiliCorp as to the timing of the termination.

CONDUCT OF BUSINESS AFTER THE MERGER

    Upon the closing of the merger, St. Joseph will cease to exist as a separate legal entity, and UtiliCorp will continue as the merger's surviving corporation. UtiliCorp intends to operate the utility businesses of St. Joseph as a division of UtiliCorp under St. Joseph's present name. It is not anticipated that UtiliCorp's board of directors or management will change as a result of the merger.

                              THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated in this proxy statement/prospectus by reference. This summary is qualified in its entirety by reference to the full text of the merger agreement.

THE MERGER AND ITS EFFECTIVE TIME

    The merger agreement provides that, subject to the satisfaction of various conditions, including the approval of the merger agreement by St. Joseph's shareholders, St. Joseph will be merged into UtiliCorp at the effective time. The "effective time" is the time at which the merger becomes effective under Delaware law.

WHAT ST. JOSEPH SHAREHOLDERS WILL RECEIVE

    The merger agreement provides that each share of St. Joseph common stock will convert into $23.00 of UtiliCorp common stock. The UtiliCorp common stock will be valued based on the average trading price for UtiliCorp's common stock during the 20 trading days ending on the fifth trading day prior to the closing date. Cash will be paid for any fractional share of UtiliCorp common stock to which a St. Joseph shareholder would otherwise be entitled. The number of shares of UtiliCorp common stock each St. Joseph shareholder will receive will be adjusted for any stock dividend, stock split, reclassification or other similar change relating to UtiliCorp's common stock.

MANNER OF CONVERTING SHARES

    After the effective time, a transmittal letter will be mailed to each record holder of shares of St. Joseph common stock by an exchange agent. The transmittal letter will include instructions to be followed by St. Joseph's shareholders in exchanging their shares.

    After receiving the transmittal letters, St. Joseph's shareholders will surrender their stock certificates to the exchange agent for cancellation, together with a signed copy of the transmittal letter. In return, they will receive certificates for the appropriate number of shares of UtiliCorp common stock, plus cash instead of fractional shares. A holder of an unsurrendered St. Joseph stock certificate will not be entitled to receive dividends or other distributions payable by UtiliCorp. Upon surrender, those dividends or distributions will be paid to the holder without interest. ST. JOSEPH SHAREHOLDERS SHOULD NOT SEND IN THEIR ST. JOSEPH STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL LETTER.

    If there is a transfer of St. Joseph common stock that is not registered in St. Joseph's stock transfer records, then a certificate representing the proper number of shares of UtiliCorp common stock may be issued to the person to whom the stock was transferred. However, as a condition to that issuance, that person must deliver the certificate representing the St. Joseph common stock to the exchange agent, along with documents that prove that the transfer has been properly made and that all transfer taxes have been paid.

CONDITIONS TO THE MERGER

    The closing of the merger is subject to the satisfaction of several conditions, including:

    - The holders of two-thirds of the outstanding shares of St. Joseph's common stock must approve the merger agreement;

    - UtiliCorp and St. Joseph must obtain all consents and approvals under applicable laws and important agreements;

    - there must be no legal restraint or prohibition preventing the closing of the merger;

    - a registration statement registering the shares of UtiliCorp common stock to be issued in connection with the merger must be declared effective, and no stop order suspending the registration statement's effectiveness may be in effect; and

    - the shares of UtiliCorp common stock to be issued in the merger, including shares of UtiliCorp common stock to be issued in respect of St. Joseph stock options, must have been approved for listing on the NYSE.

    UtiliCorp's obligation to complete the merger is subject to the satisfaction or waiver of further conditions, including:

    - the representations and warranties of St. Joseph set forth in the merger agreement must be true and correct, subject to certain exceptions;

    - St. Joseph must have complied in all material respects with all material agreements and covenants required to be complied with by it under the merger agreement prior to the effective time;

    - UtiliCorp must have received an opinion from its legal counsel, Blackwell Sanders Peper Martin LLP, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

    - final regulatory approvals must have been obtained and those approvals must not have a material adverse effect on UtiliCorp or on the business operations of St. Joseph; and

    - no material adverse effect on St. Joseph may have occurred, and no fact or circumstance may exist which is reasonably likely to cause a material adverse effect on St. Joseph.

    St. Joseph's obligation to complete the merger is also subject to the satisfaction or waiver of additional conditions, including:

    - the representations and warranties of UtiliCorp set forth in the merger agreement must be true and correct, subject to certain exceptions;

    - UtiliCorp must have complied in all material respects with all material agreements and covenants required to be complied with by it under the merger agreement prior to the effective time;

    - St. Joseph must have received an opinion from its legal counsel, Sidley & Austin, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

    - no material adverse effect on UtiliCorp may have occurred, and no fact or circumstance may exist which is reasonably likely to cause a material adverse effect on UtiliCorp.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various representations and warranties made by UtiliCorp and St. Joseph that relate to, among other things:

    - corporate organization, good standing and corporate power;

    - regulation as a public utility;

    - corporate authorization;

    - regulatory approvals;

    - no conflicts with, or violations of, material agreements and applicable law resulting from the signing and delivery of the merger agreement;

    - capital structure;

    - documents and reports filed with the SEC;

    - no material undisclosed liabilities;

    - litigation;

    - absence of certain changes or events;

    - general compliance with material agreements and applicable laws;

    - finders' fees; and

    - tax treatment of the merger.

    In addition, St. Joseph made several other representations and warranties that relate to, among other things:

    - taxes;

    - intellectual property;

    - environmental matters;

    - employee benefits and labor matters;

    - transactions with affiliates;

    - opinion of financial advisor;

    - applicable anti-takeover statutes;

    - year 2000 matters;

    - insurance; and

    - amendment to its shareholder rights agreement to permit the merger.

    None of the representations and warranties made by UtiliCorp or St. Joseph will survive beyond the effective time.

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

    The merger agreement provides that, prior to the effective time, St. Joseph will conduct its operations in the ordinary course of business consistent with past practice and will use reasonable efforts to preserve existing business and employee relationships. In addition, St. Joseph has agreed to certain limitations on its ability to do certain things, including:

    - amend its charter documents;

    - amend the terms of any of its outstanding securities;

    - merge or consolidate with any other entity;

    - issue securities, except for certain issuances to directors and employees under existing stock plans;

    - sell assets;

    - incur material liens on any material asset;

    - make material loans or capital contributions;

    - declare or pay dividends, except for its regular quarterly cash dividend;

    - take various specified actions with respect to its capital stock (e.g., redeem or reclassify its common stock);

    - make acquisitions of businesses or assets;

    - incur or guarantee indebtedness;

    - terminate or modify existing material contracts or enter into new ones;

    - make capital expenditures;

    - take actions with respect to accounting policies and procedures;

    - make material tax elections;

    - make changes in compensation, benefits or benefit plans;

    - make filings to change its rates or otherwise effect agreements with regulatory agencies;

    - take actions that might reasonably result in a material breach of the merger agreement;

    - enter into new lines of business; and

    - take actions that would result in the failure of the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    The merger agreement also contains limitations on UtiliCorp's ability to do certain things, including:

    - take actions that might reasonably result in a material breach of the merger agreement;

    - take actions that would have a material adverse effect on the interests of the holders of St. Joseph common stock; and

    - take actions that would result in the failure of the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

NO SOLICITATION

    TAKEOVER PROPOSALS. The merger agreement provides that neither St. Joseph nor any of its subsidiaries may, prior to the effective time:

    - solicit, initiate or knowingly encourage the submission of any Takeover Proposal, as defined below;

    - enter into any agreement with respect to a Takeover Proposal; or

    - participate in any discussions or negotiations regarding any Takeover Proposal or any proposal that may reasonably be expected to lead to any Takeover Proposal.

    If, however, at any time prior to the approval of the merger agreement by St. Joseph's shareholders, St. Joseph's board of directors determines, after consulting with its financial and legal advisors, that failing to take one or both of the following actions could reasonably be expected to be a breach of its fiduciary duties to St. Joseph's shareholders, then St. Joseph may:

    - furnish information relating to St. Joseph under a standard confidentiality agreement; and

    - participate in discussions, investigations or negotiations regarding a Takeover Proposal.

However, St. Joseph may take either or both of these steps only in response to a Takeover Proposal that is not solicited by St. Joseph and that is made after the date of the merger agreement. St. Joseph also must notify UtiliCorp of its decision to take these steps prior to doing so. In addition, St. Joseph agreed to cease, upon the signing of the merger agreement, all existing discussions with any company other than UtiliCorp that could reasonably be expected to lead to any Takeover Proposal, except to the extent otherwise permitted by the merger agreement.

    A "Takeover Proposal" means any proposal to acquire:

    - 20% or more of the shares of St. Joseph common stock or 20% or more of the shares of any of its material subsidiaries, whether by merger, consolidation, share exchange, business combination or other similar transaction; or

    - 20% or more of the assets of St. Joseph or any of its material subsidiaries.

    SUPERIOR PROPOSALS. The merger agreement provides that St. Joseph's board of directors will recommend the approval of the merger agreement and that it may not:

    - withdraw or modify its approval or recommendation of the merger;

    - approve or recommend any Takeover Proposal; or

    - cause St. Joseph to enter into any agreement relating to any Takeover Proposal.

    If, however, at any time prior to the approval of the merger agreement by St. Joseph's shareholders, St. Joseph's board of directors determines, after consulting with its financial and legal advisors, that failing to do one or more of the following could reasonably be expected to be a breach of its fiduciary duties to St. Joseph's shareholders, then St. Joseph's board of directors may:

    - withdraw or modify its approval or recommendation of the merger;

    - approve or recommend a Superior Proposal, as defined below; or

    - terminate the merger agreement.

    In each case, however, St. Joseph's board of directors must take the action prior to the approval of the merger agreement by St. Joseph's shareholders. Furthermore, St. Joseph's board of directors may approve or recommend a Superior Proposal, as defined below, or terminate the merger agreement only after giving UtiliCorp three-days' prior written notice that St. Joseph's board of directors has received a Takeover Proposal that constitutes a Superior Proposal. The notice must specify the terms of the Superior Proposal and identify the company making the Superior Proposal.

    A "Superior Proposal" means any proposal to acquire:

    - more than 50% of the shares of St. Joseph common stock outstanding, whether by a tender or exchange offer, merger, share exchange or other business combination transaction; or

    - all or substantially all of St. Joseph's assets;

but only if St. Joseph's board of directors determines, based on the written advice of an independent financial advisor, that the terms of the proposal are more favorable to St. Joseph and its shareholders than the merger. In making this determination, St. Joseph's board of directors must take into account any changes to the merger agreement's financial and other contractual terms proposed by UtiliCorp in response to the proposal and all other relevant financial and strategic considerations.

EMPLOYEE BENEFIT MATTERS

    COMPARABLE BENEFITS. The merger agreement provides that for at least one year following the effective time, UtiliCorp will maintain:

    - benefit plans that offer, in the aggregate, benefits that are comparable to those provided by St. Joseph as of the date of the merger agreement, other than the plans referred to in the next bullet point; and

    - a supplemental executive retirement plan and a deferred compensation plan that on an individual basis are no less favorable than the supplemental executive retirement plan and deferred compensation plan maintained by St. Joseph as of the date of the merger agreement.

    UtiliCorp has also agreed to comply with St. Joseph's obligations to provide specified severance benefits, subject to certain conditions.

    In addition, to the extent required by applicable law, and for so long as UtiliCorp maintains a health care plan for its employees, UtiliCorp will provide health care and life benefits to individuals who are retirees of St. Joseph as of the closing date, as well as to any St. Joseph employee who retires within one year of the closing date and who meets the eligibility requirements of St. Joseph's retiree health care and life plans. The retiree health care and life benefits provided by UtiliCorp must be, in the aggregate, at least comparable to the benefits currently available to St. Joseph's retirees. Premium payments will be determined in accordance with the cost sharing ratio currently in effect with respect to St. Joseph's retiree health care and life benefits. However, UtiliCorp may modify the funding, the cost sharing ratio and the premiums with respect to those benefits, in accordance with St. Joseph's past practice, or to the extent that UtiliCorp's share of the costs of providing access to retiree health care and life benefits is not recovered in UtiliCorp's regulated utility rates.

    HONORING ST. JOSEPH'S EXISTING OBLIGATIONS. The merger agreement provides that UtiliCorp will comply with the terms of all of St. Joseph's employee benefit plans in effect prior to the effective time, subject to any reserved right to amend or terminate any plan after the effective time. In addition, UtiliCorp will honor all vacation, holiday, sickness and personal days accrued by St. Joseph's employees.

    PARTICIPATION IN UTILICORP'S BENEFIT PLANS. The merger agreement provides that in connection with the merger St. Joseph's employees will become participants in UtiliCorp's benefit plans. Under UtiliCorp's benefit plans, St. Joseph's employees will be given full credit for their service to St. Joseph and its subsidiaries as if directly rendered to UtiliCorp or any of its subsidiaries. If necessary, however, there will be an offset to avoid the duplication of benefits. In addition, UtiliCorp will waive any preexisting condition limitation applicable to St. Joseph's employees, other than any limitation already in effect with respect to an employee that has not been satisfied as of the closing date under the similar St. Joseph employee benefit plan. UtiliCorp will also recognize the dollar amount of all expenses incurred by St. Joseph employees during the calendar year in which the effective time occurs for purposes of satisfying the calendar year deductibles and co-payment limitations for that year under UtiliCorp's benefit plans.

    PLACEMENT SERVICES. Under the merger agreement, UtiliCorp agrees to use reasonable efforts to make available to each person who is a St. Joseph employee at the effective time and who, during the 18 months following the effective time, is displaced as a result of the merger, the opportunity to participate in the job opportunity employment placement programs offered by UtiliCorp to its current employees.

STOCK PLANS AND STOCK OPTIONS

    ST. JOSEPH STOCK OPTIONS. The merger agreement provides that at the effective time, all rights under outstanding St. Joseph stock options will be converted into rights for UtiliCorp common stock. However, a cash payment will be made in lieu of any right to purchase a fractional share of UtiliCorp common stock as a result of this conversion. UtiliCorp will assume each St. Joseph stock option in accordance with its terms and the terms of the option plan under which it was issued. Following the effective time:

    - each St. Joseph stock option assumed by UtiliCorp may be exercised only for shares of UtiliCorp common stock;

    - the number of shares of UtiliCorp common stock subject to each St. Joseph stock option will equal:

        (x) the number of shares of St. Joseph common stock subject to the stock option immediately prior to the effective time, multiplied by

        (y) the number of shares of UtiliCorp common stock that will be received for each outstanding share of St. Joseph common stock as a result of the merger; and

    - the per share exercise price for each St. Joseph stock option will be adjusted by dividing:

        (x) the per share exercise price for the stock option immediately prior to the effective time, by

        (y) the number of shares of UtiliCorp common stock that will be received for each outstanding share of St. Joseph common stock as a result of the merger.

    ST. JOSEPH RESTRICTED STOCK AWARDS. The merger agreement provides that at the effective time, all St. Joseph restricted stock awards will be converted into unrestricted shares of UtiliCorp common stock. Each share of St. Joseph common stock subject to a restricted stock award will be converted into $23.00 of UtiliCorp common stock, determined on the basis of the average trading price for UtiliCorp common stock during the 20 trading days ending on the fifth trading day prior to the closing date. However, the holder of any St. Joseph restricted stock award will receive cash in lieu of any fractional share of UtiliCorp common stock resulting from the conversion.

    REGISTRATION. The merger agreement provides that as soon as practicable following the effective time, UtiliCorp must file with the SEC a registration statement registering enough shares of UtiliCorp common stock to cover the exercise of the St. Joseph stock options that were converted into UtiliCorp stock options, as described above. Alternatively, UtiliCorp may cause the St. Joseph stock options to be deemed options issued under a UtiliCorp stock plan for which enough shares of UtiliCorp common stock have already been registered. The applicable registration statement must be kept effective as long as any converted options remain outstanding.

    TRANSFER RESTRICTIONS. The merger agreement provides that all transfer restrictions applicable to St. Joseph stock options awarded under St. Joseph stock plans will remain in full force and effect after the assumption of the options by UtiliCorp at the effective time.

ANTI-TAKEOVER STATUTES

    In the merger agreement, St. Joseph made a representation and warranty that because St. Joseph's board of directors approved the merger, the merger is not subject to Missouri's business combination statute. That statute restricts certain business transactions and is described under "Comparative Rights of St. Joseph Shareholders and UtiliCorp Stockholders--Anti-Takeover Statutes" on page 51.

    St. Joseph also made a representation and warranty that to the best of its knowledge, no other anti-takeover law will apply to the merger. If the merger does become subject to an anti-takeover law, UtiliCorp and St. Joseph have agreed to take whatever actions may be necessary to eliminate or minimize the effect of the anti-takeover law and ensure that the merger takes place in accordance with the merger agreement's terms.

ADVISORY BOARD

    The merger agreement provides that UtiliCorp will maintain an advisory board for a period of three years following the closing of the merger. The advisory board will consist of up to nine persons chosen by St. Joseph from its present directors. The advisory board will meet at least quarterly, and will review and consult with UtiliCorp regarding its business operations in St. Joseph's current service area, including UtiliCorp's civic and charitable activities in that area.

CHARITABLE AND ECONOMIC DEVELOPMENT SUPPORT

    The merger agreement provides that for at least five years following the closing of the merger, UtiliCorp will provide charitable contributions and community support within St. Joseph's current service area at levels that are at least comparable to the level of charitable contributions and community support provided by St. Joseph and its subsidiaries within that area during the two years prior to the closing of the merger.

AMENDMENT

    UtiliCorp and St. Joseph may amend the merger agreement at any time before or after St. Joseph's shareholders approve the merger agreement, but only if authorized by their boards of directors. After St. Joseph's shareholders approve the merger agreement, however, no amendment may be made which by law requires further approval by St. Joseph's shareholders, without that further approval. In any event, the merger agreement may not be amended except by an instrument in writing signed on behalf of both UtiliCorp and St. Joseph.

TERMINATION OF THE MERGER AGREEMENT

    Whether before or after St. Joseph's shareholders approve the merger agreement, the merger agreement may be terminated as follows:

    - by mutual written consent of UtiliCorp and St. Joseph;

    - by either UtiliCorp or St. Joseph, if the effective time does not occur on or before December 31, 2000, except that if the required regulatory approvals have not been obtained by that date but all other conditions to the closing have been fulfilled, then the termination date will be extended to December 31, 2001;

    - by either UtiliCorp or St. Joseph, if a court or other governmental authority takes any action that permanently prohibits the closing of the merger;

    - by either UtiliCorp or St. Joseph, if St. Joseph's shareholders fail to approve the merger agreement;

    - by UtiliCorp, if St. Joseph breaches any representation, warranty, covenant or agreement set forth in the merger agreement, subject to a 45-day cure period and certain other exceptions;

    - by UtiliCorp, if St. Joseph's board of directors withdraws or modifies its recommendation of the merger agreement, or if it approves or recommends a Takeover Proposal other than the merger;

    - by UtiliCorp, if St. Joseph or any of its affiliates knowingly breaches the "No Solicitation" covenant previously described;

    - by St. Joseph, as previously explained under "No Solicitation," prior to its shareholders' approval of the merger agreement, if St. Joseph's board of directors determines, after consulting with its financial and legal advisors, that failing to terminate the merger agreement could reasonably be expected to breach its fiduciary duties to St. Joseph's shareholders, subject to certain conditions; or

    - by St. Joseph, if UtiliCorp breaches any representation, warranty, covenant or agreement set forth in the merger agreement, subject to a 45-day cure period and certain other exceptions.

EXPENSES AND TERMINATION FEES

    The merger agreement provides that if either party terminates the merger agreement because of a breach of any representation, warranty, covenant or agreement by the other party, then the breaching party must reimburse the terminating party for its reasonable costs and expenses incurred in connection with the merger agreement and the merger, including the fees of legal counsel and other advisors. However, the amount of the costs and expenses to be reimbursed may not exceed $750,000.

    St. Joseph must pay UtiliCorp a $6.5 million termination fee within five business days after a termination of the merger agreement as follows:

    - by UtiliCorp, because St. Joseph's board of directors withdrew or modified its recommendation of the merger agreement, or because it approved or recommended a Takeover Proposal;

    - by UtiliCorp, because St. Joseph or any of its affiliates knowingly breached the "No Solicitation" covenant previously described; or

    - by St. Joseph, because, subject to the limitations and conditions previously described under "No Solicitation," failing to terminate the merger agreement could reasonably be expected to breach its fiduciary duties under applicable law.

    If the merger agreement is terminated by either UtiliCorp or St. Joseph because St. Joseph's shareholders fail to approve the merger agreement, St. Joseph must pay UtiliCorp:

    - a $1 million termination fee within five business days after the termination; and

    - an additional termination fee of $5.5 million if, subject to certain exceptions, a Takeover Proposal is made prior to the date of the special meeting and, within 18 months of the merger agreement's termination, St. Joseph enters into an agreement with respect to a Takeover Proposal. The additional $5.5 million must be paid within five business days after the signing of such an agreement.

INDEMNIFICATION AND INSURANCE

    The merger agreement provides that all rights to indemnification as of the date of the merger agreement in favor of the directors, officers, employees and agents of St. Joseph and its subsidiaries as to their activities in those roles before the effective time will survive the merger and continue in full force and effect for a period of at least six years. Additionally, following the effective time, UtiliCorp will, to the same extent provided in UtiliCorp's charter documents as of the date of the merger agreement and to the fullest extent permitted by law, indemnify the present and former directors, officers, employees and agents of St. Joseph and its subsidiaries as to their activities in those roles before the effective time, including actions relating to the merger agreement and the merger.

    Prior to the effective time, St. Joseph may obtain directors' and officers' liability insurance covering a period of at least six years after the effective time. If St. Joseph is unable to do so on terms and in amounts consistent with St. Joseph's existing insurance, UtiliCorp must maintain St. Joseph's existing insurance for that six-year period. Alternatively, UtiliCorp may substitute policies of at least the same coverage with substantially equivalent terms and conditions for matters occurring prior to the effective time. However, UtiliCorp is not required to pay annual premiums that exceed 200% of the total annual premiums paid by St. Joseph as of the date of the merger agreement for its directors' and officers' liability insurance, though UtiliCorp must obtain the best insurance it can for that amount.

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

    The following tables present, for the fiscal quarters indicated, the dividends paid with respect to, and the high and low sales prices of, shares of UtiliCorp common stock and St. Joseph common stock as reported by the NYSE. The numbers for UtiliCorp have been adjusted to reflect the three-for-two stock split that occurred on March 12, 1999. The fiscal years of both companies end on December 31.

    UTILICORP

                                                                                 PRICE RANGE
                                                            QUARTERLY CASH   --------------------
                                                               DIVIDENDS       HIGH        LOW
                                                            ---------------  ---------  ---------
1997:
First Quarter.............................................     $    .293     $   18.83  $   17.00
Second Quarter............................................     $    .293     $   19.59  $   17.17
Third Quarter.............................................     $    .293     $   20.59  $   19.33
Fourth Quarter............................................     $    .293     $   26.04  $   20.09
                                                                   -----
                                                               $    1.17

1998:
First Quarter.............................................     $    .300     $   26.29  $   23.33
Second Quarter............................................     $    .300     $   26.33  $   23.21
Third Quarter.............................................     $    .300     $   26.25  $   22.63
Fourth Quarter............................................     $    .300     $   24.46  $   22.87
                                                                   -----
                                                               $    1.20

1999:
First Quarter.............................................     $    .300     $   24.75  $   22.44

    ST. JOSEPH

                                                                                 PRICE RANGE
                                                            QUARTERLY CASH   --------------------
                                                               DIVIDENDS       HIGH        LOW
                                                            ---------------  ---------  ---------
1997:
First Quarter.............................................     $    .240     $   16.63  $   15.00
Second Quarter............................................     $    .240     $   17.25  $   15.38
Third Quarter.............................................     $    .240     $   16.75  $   15.56
Fourth Quarter............................................     $    .240     $   17.94  $   16.31
                                                                   -----
                                                               $    .960

1998:
First Quarter.............................................     $    .245     $   18.63  $   17.25
Second Quarter............................................     $    .245     $   19.00  $   18.00
Third Quarter.............................................     $    .245     $   19.38  $   17.81
Fourth Quarter............................................     $    .245     $   19.13  $   17.56
                                                                   -----
                                                               $    .980

1999:
First Quarter.............................................     $    .250     $   21.00  $   15.50

    On March 4, the last trading day before the merger was publicly announced, the closing price for shares of UtiliCorp common stock was $23.42, and the closing price for shares of St. Joseph common stock was $16.88. On May 3, 1999, the last practicable date before the printing of this proxy statement/ prospectus, the closing price for shares of UtiliCorp common stock was $24.44, and the closing price for shares of St. Joseph common stock was $20.44.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma information reflects the historical combined financial statements of UtiliCorp and St. Joseph, including their respective subsidiaries, after accounting for the merger as a purchase. Accordingly, you should read the following information together with the historical financial statements of UtiliCorp and St. Joseph and all related notes, which are incorporated into this document by reference. The unaudited pro forma combined balance sheet assumes the merger became effective on the balance sheet date, or December 31, 1998. The unaudited pro forma combined statement of income assumes the merger became effective on January 1, 1998.

    The information presented below is not necessarily indicative of the results of operations that might have occurred had the merger actually closed on January 1, 1998, or the actual financial position that might have resulted had the merger actually closed on December 31, 1998. The information is also not necessarily indicative of the future results of operations or financial position of UtiliCorp. The information does not include any adjustments to historical results relating to cost savings or changes in rate tariffs that may result from the merger.

    The pro forma adjustments reflect the merger's impact as a purchase transaction. The pro forma balance sheet adjustments include removing St. Joseph's historical common stock equity and adding the new UtiliCorp equity resulting from the issuance of approximately 8.1 million shares of common stock. The net adjustment is $92.8 million, which increases common shareholders' equity. In addition, property, plant and equipment, net, increased $92.8 million, reflecting the acquisition premium. The pro forma income statement reflects the amortization of the acquisition premium on a straight-line basis over 30 years. The premium is not tax deductible.

                             UTILICORP UNITED INC.
                          UNAUDITED PRO FORMA COMBINED
                                 BALANCE SHEET

                                                                             AS OF DECEMBER 31, 1998
                                                             -------------------------------------------------------
                                                              UTILICORP
                                                                 (AS        ST. JOSEPH                    PRO FORMA
                                                              REPORTED)    (AS REPORTED)   ADJUSTMENTS    COMBINED
                                                             ------------  -------------  -------------  -----------
                                                                              (DOLLARS IN MILLIONS)

Current assets.............................................   $  1,765.4     $    28.1      $      --     $ 1,793.5
Property, plant and equipment, net.........................      3,313.9         181.6           92.8       3,588.3
Investments in subsidiaries and partnerships...............        519.8           4.9             --         524.7
Price risk management assets...............................        215.5            --             --         215.5
Deferred charges...........................................        176.9          36.7             --         213.6
                                                             ------------       ------          -----    -----------
Total assets...............................................   $  5,991.5     $   251.3      $    92.8     $ 6,335.6
                                                             ------------       ------          -----    -----------
                                                             ------------       ------          -----    -----------

Current liabilities........................................   $  2,092.7     $    26.7      $      --     $ 2,119.4
Long-term liabilities:
Long-term debt, net........................................      1,375.8          73.5             --       1,449.3
Deferred income taxes and credits..........................        429.5          35.5             --         465.0
Price risk management liabilities..........................        308.4            --             --         308.4
Minority interests.........................................        151.6           1.4             --         153.0
Other deferred credits.....................................         87.2          18.4             --         105.6
                                                             ------------       ------          -----    -----------
Total long-term liabilities................................      2,352.5         128.8             --       2,481.3
                                                             ------------       ------          -----    -----------
Company-obligated mandatorily redeemable preferred
  securities of partnership................................        100.0            --             --         100.0
Common shareowners' equity.................................      1,446.3          95.8           92.8       1,634.9
                                                             ------------       ------          -----    -----------
Total liabilities and shareowners' equity..................   $  5,991.5     $   251.3      $    92.8     $ 6,335.6
                                                             ------------       ------          -----    -----------
                                                             ------------       ------          -----    -----------

                             UTILICORP UNITED INC.

                          UNAUDITED PRO FORMA COMBINED
                                INCOME STATEMENT

                                                                   FOR THE YEAR ENDED DECEMBER 31, 1998
                                                        ----------------------------------------------------------
                                                         UTILICORP
                                                            (AS        ST. JOSEPH                       PRO FORMA
                                                         REPORTED)    (AS REPORTED)     ADJUSTMENTS      COMBINED
                                                        ------------  -------------  -----------------  ----------
                                                                 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Sales.................................................   $ 12,563.4     $   124.4        $      --      $ 12,687.8
Cost of sales.........................................     11,596.0          52.3               --        11,648.3
                                                        ------------       ------            -----      ----------
  Gross profit........................................        967.4          72.1               --         1,039.5
                                                        ------------       ------            -----      ----------
Operating, administrative and maintenance expense.....        548.9          38.4               --           587.3
Depreciation, depletion and amortization..............        150.0          11.5              3.1           164.6
Provision for asset impairments.......................         27.7            --               --            27.7
                                                        ------------       ------            -----      ----------
Income from operations................................        240.8          22.2             (3.1)          259.9
                                                        ------------       ------            -----      ----------
Other income (expense):
  Equity in earnings of investments and partnership...        125.1            --               --           125.1
  Minority interests..................................         (5.6)         (0.1)              --            (5.7)
  Other income (expense)..............................         (8.9)          0.9               --            (8.0)
                                                        ------------       ------            -----      ----------
Total other income....................................        110.6           0.8               --           111.4
                                                        ------------       ------            -----      ----------
Earnings before interest and taxes....................        351.4          23.0             (3.1)          371.3
                                                        ------------       ------            -----      ----------
Interest expense:
  Interest expense--long-term debt....................        111.4           6.1               --           117.5
  Interest expense--short-term debt...................         12.3           0.7               --            13.0
  Minority interest in income of partnership..........          8.9            --               --             8.9
                                                        ------------       ------            -----      ----------
Total interest expense................................        132.6           6.8               --           139.4
                                                        ------------       ------            -----      ----------
Earnings before income taxes..........................        218.8          16.2             (3.1)          231.9
Income taxes..........................................         86.6           5.5               --            92.1
                                                        ------------       ------            -----      ----------
Net income and earnings available for common stock....   $    132.2     $    10.7        $    (3.1)     $    139.8
                                                        ------------       ------            -----      ----------
                                                        ------------       ------            -----      ----------
Weighted average common shares outstanding:
  Basic...............................................        80.07          8.10       not applicable       88.12
  Diluted.............................................        81.18          8.13    not applicable          89.23
Earnings per common share:
  Basic...............................................         1.65           1.32      not applicable        1.59
  Diluted.............................................         1.63           1.31      not applicable        1.57

                     DESCRIPTION OF UTILICORP CAPITAL STOCK

GENERAL

    The following description of UtiliCorp's capital stock is a summary, does not purport to be complete and is subject to and qualified in its entirety by reference to UtiliCorp's governing corporate documents and UtiliCorp's Michigan Gas Utilities Indenture, dated as of July 1, 1951 (the "MGU Indenture"), which secures the first mortgage bonds issued by Michigan Gas Utilities Company and assumed by UtiliCorp in connection with its acquisition of Michigan Gas Utilities Company in 1989.

DIVIDEND RIGHTS AND LIMITATIONS

    Subject to the limitations referred to below, dividends may be declared on UtiliCorp's capital stock out of funds legally available for that purpose.

    Cash dividends on UtiliCorp's capital stock are restricted by provisions of the MGU Indenture. Under the most restrictive of these provisions, UtiliCorp may not declare or pay any dividend, other than a dividend payable in shares of its capital stock, if, after giving effect to the dividend, the sum of:

    - the aggregate amount of all dividends declared and all other distributions made, other than dividends declared or distributions made in shares of its capital stock, subsequent to December 31, 1984; plus

    - the excess, if any, of the amount applied to or set apart for the acquisition of any shares of its capital stock subsequent to December 31, 1984, over amounts received by UtiliCorp as the net cash proceeds of sales of shares of its capital stock subsequent to that date;

would exceed the sum of the net income of UtiliCorp since January 1, 1985, plus $50 million. In addition, UtiliCorp may not declare dividends unless it maintains a tangible net worth of at least $250 million and the total principal amount of its outstanding indebtedness does not exceed 70% of its capitalization. None of UtiliCorp's retained earnings was restricted as to payment of cash dividends on its capital stock as of March 31, 1999.

VOTING RIGHTS

    Holders of UtiliCorp's common stock are entitled to one vote for each share held of record. UtiliCorp's board of directors is divided into three classes, and each year one class is elected to serve a three-year term. Holders of common stock do not have cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the outstanding shares of UtiliCorp common stock voting for the election of directors can elect all the directors, and the remaining holders will not be able to elect any directors.

LIQUIDATION RIGHTS

    UtiliCorp's outstanding common stock is, and the common stock that may be offered from time to time, including in connection with the merger, when issued and paid for will be, fully paid and non-assessable. Holders of common stock do not have any preemptive rights. On liquidation, the holders of the common stock will be entitled to all amounts remaining for distribution after payment of the liquidation preferences of the outstanding shares, if any, of the Class A common stock and the preference stock.

CLASS A COMMON STOCK AND PREFERENCE STOCK

    Without action by UtiliCorp's stockholders, UtiliCorp's board of directors may issue one or more series of Class A common stock or preference stock that may have terms more favorable than the common stock, including preferential dividend, liquidation, redemption and voting rights.

    UtiliCorp may use the Class A common stock or the preference stock as an anti-takeover device, because these securities may be issued with "super voting" rights and placed in the control of parties aligned with current management. However, the NYSE has in effect a rule that restricts the ability of UtiliCorp to issue Class A common stock and preference stock with super voting rights. There are presently no shares of Class A common stock or preference stock issued or outstanding, and UtiliCorp does not presently intend to issue any.

SHAREHOLDER RIGHTS PLAN

    UtiliCorp has adopted a shareholder rights plan under which UtiliCorp's stockholders have been granted one preference share purchase right for each share of common stock held. The following description of the purchase rights is not intended to be complete and is qualified in its entirety by reference to the Rights Agreement dated December 31, 1996, between UtiliCorp and First Chicago Trust Company of New York, a copy of which has been filed in substantially final form with the SEC as an exhibit to UtiliCorp's Form 10-Q for the quarter ended September 30, 1996.

    Each purchase right, when it becomes exercisable as described below, entitles the holder to purchase one one-thousandth of a share of Series A Participating Cumulative Preference Stock of UtiliCorp, no par value, at a purchase price of $115, subject to certain adjustments and other specified conditions.

    The purchase rights become exercisable upon the occurrence of a "distribution date," which is defined in the Rights Agreement as the earlier of:

    - the tenth business day, or such later date as UtiliCorp's board of directors may fix, after the date on which any company commences a tender or exchange offer which, if consummated, would result in the company acquiring ownership of more than 15% of UtiliCorp's outstanding common stock; or

    - the "Flip-In Date," which means the tenth business day after UtiliCorp first publicly announces that a company has acquired ownership of more than 15% of UtiliCorp's outstanding common stock, or such other date as UtiliCorp's board of directors may fix by resolution adopted prior to the Flip-In Date that would otherwise have occurred.

The Rights Agreement does not apply to certain acquisitions, including acquisitions by a company that inadvertently acquires ownership of more than 15% of UtiliCorp's outstanding common stock, provided the company promptly divests sufficient shares of common stock to reduce its percentage ownership below 15%.

    If a Flip-In Date occurs, each purchase right, other than the purchase rights beneficially owned by the acquiring company or any of its affiliates, will constitute the right to purchase from UtiliCorp that number of shares of UtiliCorp's common stock having a market value equal to twice the exercise price of the right. On the occurrence of a Flip-In Date, the purchase rights beneficially owned by the acquiring company or any of its affiliates will be void.

    In addition, UtiliCorp's board of directors may, at its option, at any time after a Flip-In Date and prior to the time the acquiring company becomes the owner of more than 50% of the outstanding shares of UtiliCorp's common stock, elect to exchange all of the outstanding purchase rights, other than those rights beneficially owned by the acquiring company or its affiliates, for shares of common stock at an exchange ratio of one share of common stock per purchase right. Immediately upon the taking of that action by UtiliCorp's board of directors, the right to exercise the rights will terminate and each right will then represent only the right to receive the appropriate number of shares of common stock.

    Whenever UtiliCorp becomes obligated to issue shares of common stock upon the exercise of or in exchange for rights, UtiliCorp may substitute shares of preference stock, at a ratio of one one-thousandth of a share of preference stock for each share of common stock.

    At any time prior to the earlier of a Flip-In Date and the tenth anniversary of the Rights Agreement, UtiliCorp's board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right. Under certain circumstances the Rights Agreement may be amended by UtiliCorp's board of directors without approval from UtiliCorp's stockholders.

    The rights have an anti-takeover effect. Specifically, the rights may cause substantial dilution to a person or group that attempts to acquire a substantial number of shares of UtiliCorp's common stock without board approval. The rights will not interfere with any merger or other business combination with a third party approved by UtiliCorp's board of directors, because the board may, at any time prior to a Flip-In Date, redeem the rights as described above or amend the Rights Agreement to render it inapplicable to a specific transaction.

ANTI-TAKEOVER DEFENSES

    A number of provisions in UtiliCorp's governing corporate documents may have the effect of discouraging other companies from acquiring large blocks of UtiliCorp's common stock or delaying or preventing a change of control of UtiliCorp. For instance, because UtiliCorp's certificate of incorporation authorizes the issuance of additional capital stock by UtiliCorp's board of directors without stockholder approval, the board could issue additional shares of stock to discourage a change of control of UtiliCorp. Furthermore, the absence of cumulative voting rights could discourage accumulations of large blocks of UtiliCorp's common stock by purchasers seeking representation on UtiliCorp's board of directors.

    Other provisions in UtiliCorp's certificate of incorporation designed to discourage attempts to obtain control of UtiliCorp in a transaction not approved by its board of directors include:

    - an 80% stockholder vote requirement to remove the entire board of directors;

    - a prohibition against the removal of individual directors without cause;

    - a requirement that the board be divided into three classes, with one class elected each year for a three-year term;

    - an 80% stockholder vote requirement to amend provisions of the certificate of incorporation relating to UtiliCorp's board of directors;

    - an 80% stockholder vote requirement to approve certain business transactions, unless certain minimum price conditions are met;

    - an 80% stockholder vote requirement to amend the foregoing provisions;

    - a requirement that stockholder action may be taken only at an annual or special meeting; and

    - a requirement that special meetings may be called by not less than a majority of the stockholders.

    UtiliCorp's bylaws also contain provisions that may have an anti-takeover effect, including:

    - advance notice requirements for stockholder nominations to UtiliCorp's board of directors; and

    - a requirement that nominating stockholders provide information comparable to that which UtiliCorp would be required to provide under federal securities laws.

These bylaw provisions could enable UtiliCorp to delay undesirable stockholder actions to give UtiliCorp more time and information to adequately respond.

    For a more complete description of these provisions in UtiliCorp's governing corporate documents, see "Comparative Rights of St. Joseph Shareholders and UtiliCorp Stockholders" beginning on page 47.

    As previously described, UtiliCorp's shareholder rights plan also has an anti-takeover effect. Severance agreements between UtiliCorp and certain of its management employees may have anti-takeover effects as well, because they provide for the payment of certain benefits if the employees are terminated without good cause or resign for good reason, as defined in the agreements, within three years after a change of control of UtiliCorp.

    As a Delaware corporation, UtiliCorp is subject to Delaware's "business combination statute," which restricts certain business combination transactions. For a summary of this statute, see "Comparative Rights of St. Joseph Shareholders and UtiliCorp Stockholders--Anti-Takeover Statutes" on page 51.

TRANSFER AGENT AND REGISTRAR

    The co-transfer agents for the UtiliCorp's common stock are: First Chicago Trust Company of New York, New York; UMB Bank, N.A., Kansas City, Missouri; and The R-M Trust Company, Toronto, Ontario, Canada. The registrar for the common stock is First Chicago Trust Company of New York, New York.

    COMPARATIVE RIGHTS OF ST. JOSEPH SHAREHOLDERS AND UTILICORP STOCKHOLDERS

GENERAL

    St. Joseph is incorporated in Missouri, and UtiliCorp is incorporated in Delaware. As a result of the merger, St. Joseph's shareholders, whose rights are currently governed by Missouri law and St. Joseph's articles of incorporation and bylaws, will become UtiliCorp stockholders. Following the merger, their rights will be governed by Delaware law and UtiliCorp's certificate of incorporation and bylaws. The material differences between the rights of St. Joseph's shareholders and UtiliCorp's stockholders result from differences in the companies' governing corporate documents and applicable state law. These differences are summarized below.

    The following summary is not intended to be complete and is qualified by reference to applicable Missouri and Delaware corporate law, St. Joseph's articles of incorporation and bylaws and UtiliCorp's certificate of incorporation and bylaws. See "Where You Can Find More Information" at page 55.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    Both Missouri and Delaware law require that a corporation's governing corporate documents set forth the total number of shares of stock which the corporation has the authority to issue. The authorized capital stock of St. Joseph consists of 25,000,000 shares of common stock, of which approximately 8,172,350 shares are currently outstanding, 4,000,000 shares of cumulative preferred stock, of which no shares are currently outstanding, and 2,000,000 share of preference stock, of which no shares are currently outstanding. The authorized capital stock of UtiliCorp consists of 200,000,000 shares of common stock, of which approximately 93,605,985 shares are currently outstanding, 20,000,000 shares of Class A common stock, of which no shares are currently outstanding, and 10,000,000 shares of preference stock, of which no shares are currently outstanding.

NUMBER OF DIRECTORS

    Under St. Joseph's articles of incorporation, St. Joseph's board of directors must consist of nine directors, at least one of which must be a resident of Missouri. Under UtiliCorp's certificate of incorporation, UtiliCorp's board of directors must consist of at least three directors. Currently, UtiliCorp has nine directors, but the number of directors may be changed by the majority vote of UtiliCorp's board.

CLASSIFIED BOARD OF DIRECTORS

    The board of directors of each of UtiliCorp and St. Joseph is divided into three classes, and each class has an equal number of directors. At each annual meeting of UtiliCorp stockholders or St. Joseph shareholders, one class of directors is elected to a three-year term. This manner of classifying a board of directors may have an anti-takeover effect, because it delays the ability of an acquiring company to elect a majority of the target company's directors.

REMOVAL OF DIRECTORS

    UtiliCorp's certificate of incorporation provides that the entire UtiliCorp board of directors may be removed only by an affirmative vote of at least 80% of all outstanding shares at a stockholder meeting called for that purpose. Individual directors may be removed by the affirmative vote of a majority of all outstanding shares, but only at a meeting called for that purpose, and only for cause. St. Joseph's articles of incorporation do not have a specific provision governing the removal of the entire St. Joseph board of directors. However, as with individual UtiliCorp directors, individual St. Joseph directors may be removed only for cause by an affirmative vote of a majority of all outstanding shares at a meeting called for that purpose. Unlike UtiliCorp's certificate of incorporation, however, St. Joseph's articles of incorporation define the word "cause" for this purpose. "Cause" means either the conviction of a felony or an adjudication of liability for material negligence or misconduct in the performance of the director's duty.

VOTING FOR MERGERS AND OTHER ACTIVITIES

    With respect to mergers and certain other corporate activities, Delaware law differs from Missouri law in several important ways. For instance, a Missouri corporation, such as St. Joseph, must obtain the affirmative vote of two-thirds of its outstanding shares to approve a merger, a sale of substantially all of its assets or a voluntary dissolution. A Delaware corporation, such as UtiliCorp, need only obtain the affirmative vote of the holders of only a majority of its outstanding shares to approve those types of activities.

    Furthermore, Delaware law does not require the surviving corporation in a merger to obtain its stockholders' approval if:

    - the merger agreement does not amend the existing certificate of incorporation;

    - each outstanding share of the surviving corporation is unchanged; and

    - the number of shares to be issued in the merger does not exceed 20% of the number of shares outstanding immediately prior to the merger.

Because of this exception UtiliCorp is not required to obtain its stockholders' approval of its merger with St. Joseph. Missouri law does not have a similar exception.

SPECIAL MEETINGS

    Special meetings of UtiliCorp's stockholders may only be called by UtiliCorp's chairman or president, by a majority of UtiliCorp's directors, or by a majority of UtiliCorp's stockholders. Special meetings of St. Joseph's shareholders may only be called by St. Joseph's president, by a majority of St. Joseph's directors, or by all of St. Joseph's shareholders.

STOCKHOLDER ACTION BY WRITTEN CONSENT

    Under UtiliCorp's certificate of incorporation, UtiliCorp's stockholders may not take any action by written consent without a meeting. St. Joseph's shareholders, on the other hand, may take any action by written consent without a meeting, unless Missouri law specifically provides otherwise.

INDEMNIFICATION AND LIMITATION OF LIABILITY

    The provisions of Missouri and Delaware law relating to a corporation's ability to indemnify its officers and directors are substantially similar. Generally, the directors and officers of both St. Joseph and UtiliCorp are indemnified for their actions to the fullest extent permitted by applicable law. UtiliCorp's certificate of incorporation also expressly eliminates, to the fullest extent permitted by Delaware law, the personal liability of any UtiliCorp director to UtiliCorp or its stockholders for money damages for any breach by the director of his fiduciary duties to UtiliCorp. St. Joseph's articles of incorporation do not have a similar provision.

AMENDMENT OF CHARTERS

    The provisions in UtiliCorp's certificate of incorporation regarding the number, election and removal of directors, director powers, and certain business combination transactions may not be repealed or amended without the affirmative vote of at least 80% of all outstanding shares. Otherwise, amendments to UtiliCorp's certificate of incorporation are governed by Delaware law. Delaware law generally provides that to amend a corporation's certificate of incorporation, the corporation's board of directors must adopt a resolution setting forth the proposed amendment and declaring its advisability. The amendment then requires the affirmative vote of a majority of all outstanding shares.

    The provisions in St. Joseph's articles of incorporation regarding the number, election and removal of directors and certain business combination transactions may not be repealed or amended without the affirmative vote of at least 75% of all outstanding shares. Otherwise, amendments to St. Joseph's articles of incorporation are governed by Missouri law. Missouri law generally provides that to amend a corporation's articles of incorporation, a majority of all outstanding shares must vote to approve the amendment. Unlike Delaware law, Missouri law does not require, though it does expressly permit, the corporation's board of directors to first adopt a resolution setting forth the proposed amendment and directing that it be submitted to a vote by the stockholders.

AMENDMENT OF BYLAWS

    Generally, amendments to UtiliCorp's bylaws may be made by either UtiliCorp's stockholders or its board of directors. However, the provisions in the bylaws regarding UtiliCorp's board of directors may not be repealed or amended without the affirmative vote of at least 80% of all outstanding shares, unless first approved by the affirmative vote of at least two-thirds of the directors. Also, any amendments made by UtiliCorp's board of directors are subject to the right of UtiliCorp's stockholders to change or repeal them.

    St. Joseph's articles of incorporation give the power to amend St. Joseph's bylaws to the board of directors. Generally, amendments require the affirmative vote of a majority of the entire board. However, amendments relating to shareholder proposals and shareholder nominations for directors require the affirmative vote of two-thirds of the directors in office at the time.

NOTICE OF STOCKHOLDER PROPOSALS

    UtiliCorp's bylaws provide that any stockholder who is entitled to vote at a stockholders' meeting and who intends to bring a matter other than the election of directors before the meeting must deliver notice of his or her intent to do so to UtiliCorp's secretary. For an annual meeting, the secretary must receive the notice no later than:

    - 60 days in advance of the meeting, if it will be held on a day within 30 days preceding the anniversary of the previous year's annual meeting;

    - 90 days in advance of the meeting, if it will be held on or after the anniversary of the previous year's annual meeting; or

    - the tenth day following the date of public disclosure of the meeting date, if the meeting will be held at any other time.

For a special meeting, the secretary must receive the notice no later than the tenth day following the date of public disclosure of the meeting date.

    St. Joseph's bylaws provide that any shareholder who is entitled to vote at an annual meeting and who intends to bring a matter before an annual shareholders' meeting must deliver written notice of his or her intent to do so to St. Joseph's secretary. The secretary must receive the notice at least 30 days but no more than 90 days prior to the anniversary of the previous year's record date for the determination of shareholders entitled to vote at that year's annual meeting. The notice must provide, as to each item of business the shareholder proposes to bring before the meeting:

    - a brief description of the item and the reasons for bringing it before the meeting;

    - the shareholder's name and address, as they appear in St. Joseph's records;

    - the number of shares of St. Joseph stock that are owned by the shareholder; and

    - any material interest of the shareholder in the proposed item of business.

As mentioned above, not less than all of St. Joseph's shareholders may call a special meeting. At any meeting called by St. Joseph's shareholders, the bylaws provide that the shareholders may take any action required to be taken by them at the meeting.

NOMINATION OF DIRECTORS

    UtiliCorp's bylaws provide that a UtiliCorp stockholder entitled to vote for the election of directors at a meeting called for that purpose may nominate one or more persons for the election, but only if the stockholder delivers notice of his or her intent to make the nomination to UtiliCorp's secretary. The timing requirements for receiving the notice are the same as for receiving notice of stockholder proposals, described above. The notice must include:

    - the name, age, business address and residence address of each nominee;

    - the occupation of each nominee;

    - the number of shares of UtiliCorp stock owned by each nominee;

    - such other information concerning each nominee as would be required under SEC rules to be included in a proxy statement soliciting proxies for the election of the nominee as a director; and

    - a signed consent of each nominee to serve as a UtiliCorp director if elected.

    Similarly, St. Joseph's bylaws provide that a St. Joseph shareholder entitled to vote for the election of directors at a meeting called for that purpose may nominate one or more persons for the election, but only if the shareholder delivers notice of his or her intent to make the nomination to St. Joseph's secretary. The timing requirements for receiving the notice are the same as for receiving notice of shareholder proposals, described above. The notice must set forth:

    - a representation that the shareholder does, and will on the record date, own shares of St. Joseph stock entitled to vote at the meeting;

    - a representation that the shareholder has, and will have on the record date, full voting power with respect to the shares he or she owns;

    - a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate each nominee;

    - the name and address of the shareholder and the nominee;

    - a description of all arrangements or understandings between the shareholder and each nominee;

    - the number and kinds of securities of St. Joseph held by each nominee;

    - any other information concerning each nominee that would be required under SEC rules to be included in a proxy statement soliciting proxies for the initial election of the nominee as a director; and

    - the consent of each nominee to serve as a St. Joseph director if elected.

STOCKHOLDER INSPECTION

    Under Delaware law, any stockholder may inspect a Delaware corporation's stock ledger, stockholder list and other books and records for any proper purpose. A "proper purpose" is defined as a purpose reasonably related to the person's interest as a stockholder. Delaware law specifically provides that a stockholder may appoint an agent for the purpose of examining the corporation's books and records.

    The right of shareholders to inspect a Missouri corporation's stock ledger, shareholder list and other books and records is similar to that of stockholders of Delaware corporations. Unlike Delaware law, however, Missouri law does not provide specific guidance as to the extent to which a shareholder must have a "proper purpose" to examine books and records or whether a shareholder may appoint an agent to do so.

    UtiliCorp's bylaws provide that UtiliCorp's board of directors may determine whether and, if so, when and under what conditions UtiliCorp's books and records will be available for inspection by stockholders. The bylaws further provide that the rights of stockholders in this regard will be limited accordingly, except as otherwise required by law. St. Joseph's governing corporate documents do not have similar provisions.

DISSENTERS' RIGHTS

    Both Delaware and Missouri law provide dissenters' rights to all stockholders entitled to vote in merger transactions, except as explained below. Missouri law also provides these rights in a sale of assets, while Delaware law does not. Delaware law also does not provide dissenters' rights in a merger if the dissenting shares of the corporation are traded nationally or held of record by more than 2,000 stockholders, or if the corporation is the surviving corporation and no vote of its stockholders is required, subject to certain exceptions. Dissenters' rights, also known as appraisal rights, are rights afforded to stockholders who dissent from specific transactions. The dissenting stockholders, if they comply with the procedural requirements of applicable law, are entitled to elect not to participate in the subject transaction and to receive instead the fair value of their shares in cash. See "The Merger--Dissenters' Rights" on page 30.

ANTI-TAKEOVER STATUTES

    Both Delaware and Missouri law contain statutory provisions that may have anti-takeover effects.

    BUSINESS COMBINATION STATUTES. Missouri has a statute known as a "business combination statute." This statute restricts certain "business combinations" between a Missouri corporation and an "interested shareholder." For this purpose, a "business combination" means one of various types of transactions, including mergers, that increases the proportionate voting power of the interested shareholder. An "interested shareholder" means any person who owns or controls 20% or more of the outstanding shares of the corporation's voting stock. Under the statute, a Missouri corporation may not engage in a business combination with an interested shareholder other than:

    - a business combination approved by the corporation's board of directors prior to the date on which the interested shareholder became an interested shareholder;

    - a business combination approved by the holders of a majority of the outstanding voting stock not owned by the interested shareholder at a meeting called no earlier than five years after the date on which the interested shareholder became an interested shareholder; or

    - a business combination that satisfies certain detailed fairness and procedural requirements.

In any event, unless the corporation's board of directors, on or before the date the interested shareholder acquired the corporation's stock, approved either the business combination or the interested shareholder's acquisition of stock, the corporation may not engage in any business combination with the interested shareholder for a period of five years after that date.

    A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. St. Joseph has not done so.

    Delaware also has a business combination statute, and its provisions are similar to the Missouri business combination statute. However, an "interested stockholder" under Delaware law means any person who owns or controls 15% or more, rather than 20% or more, of the outstanding shares of the corporation's voting stock. Under the statute, a Delaware corporation may not engage in a business combination with an interested stockholder for a period of three years following the time the interested stockholder became an interested stockholder, unless:

    - prior to that time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock owned by persons who are directors and also officers; or

    - at or after that time the business combination is approved by the board of directors and authorized at a stockholders' meeting by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

    Note that the Delaware statute imposes a shorter prohibition period than the Missouri statute for business combinations with interested stockholders, namely three years instead of five. Also, because the Delaware statute does not apply if the interested stockholder obtains at least 85% of the corporation's voting stock upon consummation of the transaction resulting in the stockholder becoming an interested stockholder, a person acquiring at least 85% of the corporation's voting stock could avoid application of the Delaware statute. This would not be the case under the Missouri statute.

    Like in Missouri, a Delaware corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. UtiliCorp has not done so.

    CONTROL SHARE ACQUISITION STATUTES. Missouri also has a statute known as a "control share acquisition statute." This statute provides that any person must obtain shareholder approval before acquiring any shares of stock of a publicly traded Missouri corporation, such as St. Joseph, if after the acquisition he or she would have the power to exercise certain levels of voting power set forth in the statute. If the acquiring person fails to obtain shareholder approval, the acquiring person's shares lose their voting rights. The voting rights may be retained or restored only if certain disclosure requirements are met and if approved by both a majority of the outstanding voting stock and a majority of the outstanding voting stock after the exclusion of "interested shares." For this purpose, "interested shares" means all shares owned by the acquiring person, by directors of the corporation who are also its employees, and by officers of the corporation.

    A number of acquisitions are deemed not to constitute control share acquisitions for purposes of Missouri's control share acquisition statute, including mergers which otherwise satisfy Missouri law. Also, a Missouri corporation may opt out of coverage by the control share acquisition statute by including a provision to that effect in its governing corporate documents. St. Joseph has not done so.

    Delaware does not have a control share acquisition statute, and therefore UtiliCorp is not subject to one.

BUSINESS COMBINATIONS

    The charter documents of both UtiliCorp and St. Joseph contain a provision requiring a super-majority shareholder vote for certain business transactions. However, the provisions are different in certain respects, as described below.

    St. Joseph's articles of incorporation require the affirmative vote of at least 75% of all outstanding shares of St. Joseph's common stock to approve any "business combination" with an "interested shareholder." For this purpose, an "interested shareholder" means any person or company that owns 5% or more of St. Joseph's outstanding common stock. A "business combination" means:

    - any merger involving St. Joseph;

    - any sale or other disposition by St. Joseph to an interested shareholder, or by an interested shareholder to St. Joseph, of assets worth $1 million or more;

    - the issuance or transfer by St. Joseph of securities worth $1 million or more;

    - the adoption of any plan of liquidation or dissolution proposed by an interested shareholder; or

    - any recapitalization or other restructuring of St. Joseph that has the effect of increasing the proportionate ownership of an interested shareholder.

    The 75% voting requirement does not apply if both:

    - a majority of St. Joseph's directors who were directors before the interested shareholder became an interested shareholder approves the business combination, provided the approval is obtained at a meeting at which at least five of those directors are present; and

    - the business combination is a merger or consolidation transaction and the cash or fair market value of the property to be received per share by St. Joseph's shareholders is not less than the highest per share price paid by the interested shareholder in any of its acquisitions of St. Joseph's shares.

    UtiliCorp's certificate of incorporation requires the affirmative vote of at least 80% of all outstanding shares of UtiliCorp's common stock to approve any "business transaction" between UtiliCorp and a "related person." For this purpose, a "related person" means any person or company that owns 20% or more of UtiliCorp's outstanding common stock. A "business transaction" means:

    - any merger involving UtiliCorp;

    - any sale or other disposition of 20% or more of UtiliCorp's assets;

    - any sale or other disposition of 20% or more of the assets of a related person to UtiliCorp;

    - the issuance or sale of any of UtiliCorp's securities; or

    - any liquidation, spin-off or dissolution transaction involving UtiliCorp.

    The 80% voting requirement does not apply if either:

    - a majority of UtiliCorp's directors who were directors before the related person became a related person approves the business transaction; or

    - the business transaction is a merger, or a sale of substantially all of UtiliCorp's assets, and the cash or fair market value of the property to be received per share by UtiliCorp's stockholders is at least equal to the greater of:

        (x) the highest price paid by the related person for a share of UtiliCorp's common stock during specified times; and

        (y) 110% of the book value per share of UtiliCorp's common stock immediately before the first public announcement of the proposed business transaction or on the date on which the related party became a related party, whichever is higher.

                             SHAREHOLDER PROPOSALS

    In order to be considered for inclusion in St. Joseph's proxy materials for the 2000 annual meeting of shareholders, St. Joseph's corporate secretary must receive shareholder proposals no later than December 9, 1999. In addition, St. Joseph's bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders, including proposed nominations of persons for election to the board. The 2000 annual meeting is expected to be held on May 17, 2000. In order to be presented at the annual meeting, a shareholder proposal or nomination must be received by the secretary on or after January 2, 2000 and on or prior to March 3, 2000.

                                 LEGAL MATTERS

    Blackwell Sanders Peper Martin LLP, legal counsel to UtiliCorp, will pass upon the validity of the UtiliCorp common stock to be issued in connection with the merger.

    Sidley & Austin, legal counsel to St. Joseph, and Blackwell Sanders is each required to provide its client with a tax opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Sidley & Austin and Blackwell Sanders have each given an opinion that the statements made under the caption "The Merger--Federal Income Tax Consequences," to the extent constituting a discussion of matters of federal income tax law or legal conclusions with respect thereto, are true and correct in all material respects.

                                    EXPERTS

    The consolidated financial statements and schedules included in UtiliCorp United Inc.'s Annual Report on Form 10-K for the years ended December 31, 1998, 1997 and 1996, which are incorporated by reference in this document, have been audited by Arthur Andersen LLP, independent public accounts, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of Arthur Andersen LLP as experts in giving its reports.

    The consolidated financial statements and schedule included in St. Joseph Light & Power Company's Annual Report on Form 10-K for the years ended December 31, 1998, 1997 and 1996, which are incorporated by reference in this document, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of Arthur Andersen LLP as experts in giving its reports.

                             ADDITIONAL INFORMATION

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    In this document, UtiliCorp and St. Joseph each has made forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include statements concerning possible or assumed future results of operations and cost savings set forth:

    - under "Questions and Answers About the Merger;"

    - under "The Merger--Background of the Merger;"

    - in statements about the benefits that UtiliCorp or St. Joseph may achieve as a result of the merger, or about other effects of the merger or the future development of UtiliCorp;

    - in statements before, after or including the words "may," "will," "could," "should," "believe," "expect," "future," "potential," "anticipate," "intend," "plan," "estimate," or "continue" or similar expressions; and

    - in other statements about matters that are not historical facts.

    Various risks and uncertainties may cause actual results to differ materially from the results that these statements express or imply. For instance, some of the important factors that could cause UtiliCorp's actual results to differ materially from those anticipated include:

    - weather, which can affect results significantly to the extent temperatures differ from normal;

    - the timing and extent of changes in energy commodity prices and interest rates;

    - the pace and degree of regulatory changes in the U.S. and abroad;

    - natural gas liquids prices and volumes, which are particularly volatile and difficult to predict;

    - the pace of well connections to UtiliCorp's gas gathering system;

    - the value of the U.S. dollar relative to the British pound, Canadian dollar Australian dollar and New Zealand dollar;

    - the continued expansion of the electric power markets and development of liquid term markets; and

    - the outcome of rate proceedings.

Please do not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/ prospectus.

WHERE YOU CAN FIND MORE INFORMATION

    UtiliCorp and St. Joseph file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms.

    Our SEC filings are also available to the public from commercial retrieval services and at the website maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information are also available for inspection at the offices of the NYSE.

    In addition, UtiliCorp filed a registration statement on Form S-4 with the SEC to register the UtiliCorp common stock to be issued to St. Joseph's shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of UtiliCorp in addition to being a proxy statement of St. Joseph for its special meeting. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    Any information incorporated by reference is deemed to be part of this document, except for any information superseded by information in, or incorporated by reference in, this document. This document incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial status.

                             UTILICORP SEC FILINGS

Annual Report on Form 10-K...................  For the fiscal year ended December 31, 1998

Current Report on Form 8-K...................  Filed on March 5, 1999

Description of UtiliCorp's common stock in
  Form 8-B Registration Statement............  Filed on May 5, 1987

                                   ST. JOSEPH SEC FILINGS

Annual Report on Form 10-K...................  For the fiscal year ended December 31, 1998

Current Report on Form 8-K...................  Filed on March 9, 1999

    We are also incorporating by reference additional documents that we file with the SEC between the date of this document and the date of the special meeting.

    If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, but without exhibits unless we have specifically incorporated by reference an exhibit in this document. Shareholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate party at the following address:

UtiliCorp United Inc.
Shareholder Relations
20 West Ninth Street
Kansas City, Missouri 64105
Tel: (816) 421-6600
Website: http://www.utilicorp.com

St. Joseph Light & Power Company
Shareholder Relations
520 Frances Street
P.O. Box 998
St. Joseph, Missouri 64502-0998
Tel: (816) 387-6434
Website: http://www.sjlp.com

    You should rely only on the information contained or incorporated by reference in this document to vote on the matter or matters presented at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is
dated            , 1999, and you should not assume that the information
contained in the document is accurate as of any other date. Neither the mailing of this document to St. Joseph shareholders nor the issuance of UtiliCorp common stock in connection with the merger shall create any implication to the contrary.

                                    ANNEX A
                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER
                           DATED AS OF MARCH 4, 1999
                                    BETWEEN
                             UTILICORP UNITED INC.
                                      AND
                        ST. JOSEPH LIGHT & POWER COMPANY

                               TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----
                                           ARTICLE I
                                          THE MERGER

Section 1.01.  The Merger................................................................   A-6
Section 1.02.  Certificate of Incorporation and Bylaws of the Surviving Corporation......   A-7
Section 1.03.  Directors and Officers of the Surviving Corporation.......................   A-7
Section 1.04.  Advisory Board............................................................   A-7

                                          ARTICLE II
                                  CONVERSION OF CAPITAL STOCK

Section 2.01.  Conversion of Capital Stock...............................................   A-7
Section 2.02.  Exchange of Certificates..................................................   A-8
Section 2.03.  Dissenting Shares.........................................................  A-10

                                          ARTICLE III
                         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01.  Organization and Power; Regulation as a Public Utility....................  A-11
Section 3.02.  Corporate Authorization...................................................  A-11
Section 3.03.  Governmental Authorization................................................  A-11
Section 3.04.  Non-Contravention.........................................................  A-12
Section 3.05.  Capitalization............................................................  A-12
Section 3.06.  Reports and Financial Statements..........................................  A-13
Section 3.07.  No Undisclosed Liabilities................................................  A-14
Section 3.08.  Litigation................................................................  A-14
Section 3.09.  Absence of Certain Changes or Events......................................  A-14
Section 3.10.  Compliance with Laws; No Default..........................................  A-14
Section 3.11.  Taxes.....................................................................  A-15
Section 3.12.  Intellectual Property.....................................................  A-16
Section 3.13.  Environmental Matters.....................................................  A-16
Section 3.14.  Employee Benefits and Labor Matters.......................................  A-17
Section 3.15.  Transactions with Affiliates..............................................  A-19
Section 3.16.  Information Supplied......................................................  A-20
Section 3.17.  Opinion of Financial Advisor..............................................  A-20
Section 3.18.  Finders' Fees.............................................................  A-20
Section 3.19.  Takeover Statutes.........................................................  A-20
Section 3.20.  Rights Agreement..........................................................  A-20
Section 3.21.  Pooling of Interests......................................................  A-20
Section 3.22.  Year 2000.................................................................  A-20
Section 3.23.  Insurance.................................................................  A-21

                                          ARTICLE IV
                             REPRESENTATIONS AND WARRANTIES OF UCU

Section 4.01.  Organization and Power; Regulation as a Public Utility....................  A-21
Section 4.02.  Corporate Authorization...................................................  A-22
Section 4.03.  Governmental Authorization................................................  A-22
Section 4.04.  Non-Contravention.........................................................  A-22
Section 4.05.  Capitalization............................................................  A-22
Section 4.06.  Reports and Financial Statements..........................................  A-23
Section 4.07.  No Undisclosed Liabilities................................................  A-23

                                                                                           PAGE
                                                                                           ----
Section 4.08.  Litigation................................................................  A-24
Section 4.09.  Absence of Certain Changes or Events......................................  A-24
Section 4.10.  Compliance with Laws; No Default..........................................  A-24
Section 4.11.  Information Supplied......................................................  A-24
Section 4.12.  Finders' Fees.............................................................  A-24
Section 4.13.  Reorganization............................................................  A-24

                                           ARTICLE V
                                      CONDUCT OF BUSINESS

Section 5.01.  Conduct of the Company....................................................  A-25
Section 5.02.  Conduct of UCU............................................................  A-27
Section 5.03.  Pooling of Interests; Reorganization......................................  A-27

                                          ARTICLE VI
                                     ADDITIONAL AGREEMENTS

Section 6.01.  No Solicitation...........................................................  A-27
Section 6.02.  Proxy Statement; Registration Statement...................................  A-29
Section 6.03.  Company Stockholders' Meeting.............................................  A-29
Section 6.04.  Access to Information.....................................................  A-30
Section 6.05.  Notices of Certain Events.................................................  A-30
Section 6.06.  Appropriate Action; Consents; Filings.....................................  A-30
Section 6.07.  Public Disclosure.........................................................  A-32
Section 6.08.  Reorganization............................................................  A-32
Section 6.09.  Affiliates................................................................  A-32
Section 6.10.  Listing of Stock..........................................................  A-32
Section 6.11.  Indemnification of Directors and Officers.................................  A-32
Section 6.12.  Company Stock Options and Restricted Stock Awards; Acknowledgment with
               Respect to Company Stock Plans............................................  A-33
Section 6.13.  Benefits Continuation; Severance..........................................  A-34
Section 6.14.  Confidentiality Agreement.................................................  A-36
Section 6.15.  Takeover Statutes.........................................................  A-36
Section 6.16.  Rights Agreement..........................................................  A-36
Section 6.17.  Charitable and Economic Development Support...............................  A-36
Section 6.18.  Treatment of DRIP.........................................................  A-36
Section 6.19.  Real Estate Transfer Taxes................................................  A-36
Section 6.20.  Assumption of Debt Obligations............................................  A-36

                                          ARTICLE VII
                                     CONDITIONS TO MERGER

Section 7.01.  Conditions to Each Party's Obligations....................................  A-37
Section 7.02.  Additional Conditions to Obligations of UCU...............................  A-37
Section 7.03.  Additional Conditions to Obligations of the Company.......................  A-38

                                         ARTICLE VIII
                                          TERMINATION

Section 8.01.  Termination...............................................................  A-39
Section 8.02.  Effect of Termination.....................................................  A-40
Section 8.03.  Fees and Expenses.........................................................  A-40
Section 8.04.  Amendment.................................................................  A-41
Section 8.05.  Extension; Waiver.........................................................  A-41

                                                                                           PAGE
                                                                                           ----
                                          ARTICLE IX
                                         MISCELLANEOUS

Section 9.01.  Nonsurvival of Representations, Warranties and Agreements.................  A-41
Section 9.02.  Notices...................................................................  A-41
Section 9.03.  Interpretation............................................................  A-42
Section 9.04.  Disclosure Schedules......................................................  A-42
Section 9.05.  Counterparts..............................................................  A-42
Section 9.06.  Entire Agreement; Third Party Beneficiaries...............................  A-42
Section 9.07.  Governing Law.............................................................  A-42
Section 9.08.  Assignment................................................................  A-43

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of March 4, 1999 between UtiliCorp United Inc., a Delaware corporation ("UCU"), and St. Joseph Light & Power Company, a Missouri corporation (the "Company").

                                   RECITALS:

    WHEREAS, the Boards of Directors of UCU and the Company deem it advisable and in the best interests of each corporation and its respective stockholders that UCU and the Company enter into a strategic business combination in order to advance the long-term business interests of UCU and the Company, and have therefore approved this Agreement, the Merger (as hereinafter defined) and the other transactions contemplated by this Agreement; and

    WHEREAS, the combination of UCU and the Company shall be effected by the terms of this Agreement through a transaction in which the Company will merge with and into UCU, with UCU as the surviving corporation, and the common stockholders of the Company will become stockholders of UCU; and

    WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

    WHEREAS, it is intended that the Merger shall be recorded for financial accounting purposes as a pooling of interests; and

    WHEREAS, UCU and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.01. THE MERGER. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), the Company shall be merged (the "Merger") with and into UCU in accordance with the Missouri General and Business Corporation Law (the "MGBCL") and the General Corporation Law of the State of Delaware (the "DGCL"), whereupon the separate existence of the Company shall cease, and UCU shall continue as the surviving corporation (the "Surviving Corporation").

    (b) Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which date shall be no later than the second business day after satisfaction of the conditions set forth in Article VII, at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, unless another time, date or place is agreed to in writing by the parties hereto.

    (c) Upon the Closing, the Company and UCU will file (i) articles of merger with the Secretary of State of the State of Missouri and make all other filings or recordings required by the MGBCL in connection with the Merger and (ii) a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed to by UCU and the Company and specified in the certificate of merger (the "Effective Time").

    (d) The Merger shall have the effects set forth in Section 351.458 of the MGBCL and Section 259 of the DGCL.

    Section 1.02. CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. The certificate of incorporation and bylaws of UCU as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation.

    Section 1.03. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of UCU immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of UCU immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

    Section 1.04. ADVISORY BOARD. The Surviving Corporation (and any successor or assign of the Surviving Corporation) shall maintain an advisory board (the "Advisory Board"), for a period of three years following the Closing Date. The Advisory Board shall be comprised of up to nine persons designated in writing by the Company and selected from among the present directors of the Company on or prior to the Closing Date ("Company Designees"). Company Designees shall not be subject to removal without cause by the Surviving Corporation absent their consent, and any vacancy on the Advisory Board which arises after the Effective Time which the Advisory Board chooses to fill shall be filled by a person selected by majority vote of the remaining Company Designees and approved by UCU, which approval shall not be unreasonably withheld (and such replacement person shall be deemed a "Company Designee" for all purposes hereunder). The Advisory Board shall meet no less frequently than quarterly, and shall review and consult with the Surviving Corporation with respect to the business operations of the Surviving Corporation in the Company's current service area (including reviewing and making recommendations consistent with Section 6.17 with respect to the civic, charitable and business and customer development activities of the Surviving Corporation in such area). Company Designees shall each receive an annual fee of $15,600 for serving on the Advisory Board, and shall be reimbursed for reasonable out-of-pocket expenses incurred in connection with their service on the Advisory Board. The Surviving Corporation shall provide to Company Designees indemnification rights to the same extent as provided to UCU's officers and directors under UCU's Certificate of Incorporation and Bylaws.

                                   ARTICLE II
                          CONVERSION OF CAPITAL STOCK

    Section 2.01. CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any securities of the Company or UCU:

        (a) CANCELLATION OF TREASURY STOCK AND UCU OWNED STOCK. Each share of common stock, without par value, of the Company ("Company Common Stock") that is owned by the Company as treasury stock and each share of Company Common Stock that is owned by UCU or any of its wholly owned Subsidiaries shall be canceled and retired and shall cease to exist, and no shares of UCU Common Stock (as hereinafter defined) or other consideration shall be delivered in exchange therefor. For purposes of this Agreement, "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which directly or indirectly at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that, for purposes of
    Article III only, the term "Subsidiary" shall not include the entities set forth in Section 2.01(a) of the Company Disclosure Schedule (as hereinafter defined). For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority (as hereinafter defined).

        (b) CONVERSION OF COMPANY COMMON STOCK. Subject to Section 2.02, each issued and outstanding share of Company Common Stock (other than shares to be canceled pursuant to Section 2.01(a) or fractional shares for which cash will be paid pursuant to Section 2.02(e) and other than Dissenting Shares (as defined in Section 2.03)), shall be converted into the right to receive the number of shares (the "Merger Consideration") of duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $1.00 per share, of UCU ("UCU Common Stock") determined by dividing $23.00 by the Average UCU Share Price (as hereinafter defined). For purposes of this Agreement, the "Average UCU Share Price" means the average of the per share daily closing prices of the UCU Common Stock as reported on the NYSE Composite Tape for the 20 consecutive trading days ending on the fifth trading day prior to the Closing Date. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive 1. certificates representing the number of whole shares of UCU Common Stock into which such shares have been converted, 1. certain dividends and other distributions in accordance with Section 2.02(c) and 1. cash in lieu of fractional shares of UCU Common Stock in accordance with Section 2.02(e).

        (c) ADJUSTMENT TO MERGER CONSIDERATION. If, prior to the Effective Time, UCU shall declare a stock dividend or other similar distribution of shares of UCU Common Stock or securities convertible into shares of UCU Common Stock, or effect a stock split, reclassification, recapitalization, stock combination or other change with respect to the UCU Common Stock, the Merger Consideration shall be appropriately adjusted to reflect such dividend, distribution, stock split, reclassification, recapitalization, stock combination or other change.

    Section 2.02. EXCHANGE OF CERTIFICATES. The procedures for exchanging outstanding shares of Company Common Stock for UCU Common Stock pursuant to the Merger shall be as follows:

        (a) EXCHANGE AGENT. Prior to or at the Effective Time, UCU shall deposit with an exchange agent as may be designated by UCU and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.02, certificates representing the shares of UCU Common Stock issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock and shall deposit cash in an amount required to be paid pursuant to subsections (c) and (e) of this Section 2.02 (such shares of UCU Common Stock and cash being hereinafter referred to as the "Exchange Fund").

        (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each a "Certificate" and, collectively, the "Certificates") whose shares were converted into shares of UCU Common Stock pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as UCU and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of UCU Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of record of such Certificate shall be entitled to receive in exchange therefor (x) a certificate or certificates representing that whole number of shares of UCU Common Stock which such holder has the right to receive pursuant to the provisions of this Article II in such denominations and registered in such names as such holder may request in accordance with the instructions set forth in such letter of transmittal and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive pursuant to the provisions of this
    Article II, after giving effect to any required withholding tax, without interest. In the event of a transfer of ownership of shares of Company Common Stock which is not registered on the transfer records of the Company, a certificate representing the proper number of shares of UCU Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, without interest, and unpaid dividends and distributions since the Effective Time, if any, without interest, may be issued to such transferee if the Certificate representing such shares of Company Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

        (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to any shares of UCU Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate as provided in this Section
    2.02. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of UCU Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of UCU Common Stock to which such holder is entitled pursuant to subsection (e) of this Section 2.02 and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of UCU Common Stock, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of UCU Common Stock, less the amount of any withholding taxes which may be required thereon.

        (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of UCU Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock on or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.02.

        (e) NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of UCU Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to exercise any rights of a stockholder of UCU. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of UCU Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of UCU Common Stock multiplied by the Average UCU Share Price.

        (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for one year after the Effective Time shall be delivered to UCU, and any stockholders of the Company who have not previously complied with this Section 2.02 shall thereafter look only to UCU for payment of their claim for shares of UCU Common Stock, any cash in lieu of fractional shares of UCU Common Stock and any dividends or distributions with respect to UCU Common Stock, none of which shall bear interest.

        (g) NO LIABILITY. The Surviving Corporation shall not be liable to any holder of shares of Company Common Stock or UCU Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) of UCU Common Stock or cash from the Exchange Fund delivered to a public official as required by any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any shares of UCU Common Stock, any dividends or distributions with respect thereto, or any cash in lieu of fractional shares in respect of such Certificate would otherwise escheat to or become the property of, or otherwise become deliverable to, any Governmental Authority), any such shares, dividends or distributions or cash in respect of such Certificate shall, to the extent permitted by applicable laws, become the property of UCU, free and clear of all claims or interest of any Person previously entitled thereto.

        (h) MISSING CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and the providing of an appropriate indemnity or surety bond by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of UCU Common Stock, dividends and distributions and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement, less the amount of any withholding taxes that may be required thereon and without interest.

    Section 2.03. DISSENTING SHARES. (a) "Dissenting Shares" means any shares of Company Common Stock held by any holder who objects to the Merger and who, by reason of the Merger, becomes entitled to payment of the fair value of such shares under Section 351.455 of the MGBCL. Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the MGBCL; provided, however, that if, in accordance with the MGBCL, any holder of Dissenting Shares shall have withdrawn or lost or otherwise have failed to perfect such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration provided in this Article II.

    (b) The Company shall give UCU (i) prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to Section 351.455 of the MGBCL received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the MGBCL. The Company shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of UCU, settle or offer to settle any such demands.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to UCU that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by the Company to UCU prior to execution of this Agreement (the "Company Disclosure Schedule") or as otherwise expressly contemplated by this Agreement. For purposes of this Agreement, "Company Material Adverse Effect" means a material adverse effect (i) on the business, properties, assets, liabilities (contingent or otherwise), financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) on the ability of the Company to perform its obligations under or to consummate the transactions contemplated by this Agreement, other than effects caused by changes resulting from conditions affecting the electric utility or gas utility industries generally.

    Section 3.01.  ORGANIZATION AND POWER; REGULATION AS A PUBLIC
UTILITY. (a) Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or have such power, authority or approvals would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The Company Disclosure Schedule contains a list of all of the Subsidiaries of the Company and all other entities in which the Company or any of its Subsidiaries has an aggregate equity investment in excess of $200,000.

    (b) Neither the Company or any of its Subsidiaries is a "holding company," a "subsidiary company" or an "affiliate" of any public utility holding company within the meaning of Section 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), respectively. The Company is regulated as a public utility in the State of Missouri and in no other state.

    Section 3.02. CORPORATE AUTHORIZATION. The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, are within the Company's corporate powers and, except as set forth in the next succeeding sentence of this Section 3.02, have been duly authorized by all necessary corporate action. The affirmative vote of two-thirds of the outstanding shares of Company Common Stock (the "Company Stockholders' Approval") is the only vote of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, subject to the receipt of the approval described in the immediately preceding sentence constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, regardless of whether in a proceeding at equity or at law).

    Section 3.03. GOVERNMENTAL AUTHORIZATION. The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, require no action by or in respect of, or filing with, any federal, state or local government or any court, administrative agency or commission or other governmental agency or authority, whether domestic or foreign (a "Governmental Authority"), other than (i) the filings of articles of merger with respect to the Merger with the Missouri Secretary of State and a certificate of merger with respect to the Merger with the Delaware Secretary of State; (ii) compliance with any applicable requirements of the Federal Energy Regulatory Commission ("FERC") and of the utility regulatory commission of Missouri (the "Company Required Statutory Approvals"); (iii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"); (iv) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"); (v) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"); (vi) compliance with any other applicable securities laws; (vii) compliance with any environmental, health or safety law or regulation requiring any notification, disclosure or approval in connection with the Merger; (viii) actions or filings which, if not taken or made, would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect; and (ix) filings and notices not required to be made or given until after the Effective Time.

    Section 3.04. NON-CONTRAVENTION. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company; (ii) result in (A) any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (B) the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries; or (iii) subject to the consents, approvals, orders, authorizations, filings and registrations contemplated by Section 3.03, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of clause (ii) for any such violations, breaches, defaults, terminations, cancellations, accelerations or creations of Liens which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

    Section 3.05. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, 4,000,000 shares of Cumulative Preferred Stock, without par value ("Company Preferred Stock"), and 2,000,000 shares of Preference Stock, without par value ("Company Preference Stock"). As of January 1, 1999, (i) 8,146,927 shares of Company Common Stock were issued and outstanding, (ii) 1,105,821 shares of Company Common Stock were held in the treasury of the Company, (iii) 447,884 shares of Company Common Stock were reserved for issuance pursuant to the Company Employee Plans and the Company Benefit Arrangements (each as hereinafter defined), (iv) 8,146,927 shares of Company Common Stock were available for issuance under the Rights Agreement dated as of September 19, 1996 between the Company and Harris Trust and Savings Bank (the "Rights Agreement"), (v) 326,811 shares of Company Common Stock were reserved for issuance under the Automatic Dividend Reinvestment and Optional Cash Payment Plan (the "DRIP"), (vi) no shares of Company Preferred Stock were issued and outstanding or reserved for issuance, and (vii) no shares of Company Preference Stock were issued and outstanding or reserved for issuance. No change in such capitalization has occurred since such date except as permitted and contemplated by Section 5.01(d). Section 3.05 of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Stock Options and Company Restricted Stock Awards outstanding on the date hereof. All outstanding shares of the Company Common Stock are, and all shares of Company Common Stock, subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be, duly authorized, validly issued, fully paid and nonassessable, and not subject to any preemptive right. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any of the Company's Subsidiaries or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary. All of the outstanding shares of capital stock of, or other equity interests in, each of the Company's Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and, except for director's qualifying shares, are owned directly or indirectly by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares or other equity interests).

    (b) Except as set forth in Section 3.05(a), there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 3.05(a), there are no options, warrants, securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which any of them are bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no voting trusts or other agreements or understandings with respect to the shares of capital stock of the Company to which the Company is a party.

    Section 3.06. REPORTS AND FINANCIAL STATEMENTS. (a) The Company has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since December 31, 1993 (the "Company SEC Reports").

    (b) As of its filing date, each Company SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Company SEC Report.

    (c) Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such registration statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Company SEC Report.

    (d) The consolidated financial statements (including, in each case, any related notes) contained in the Company SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted for presentation in Quarterly Reports on Form 10-Q), and fairly presented in all material respects (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the respective periods indicated. The audited balance sheet of the Company as of December 31, 1998 is referred to herein as the "Company Balance Sheet".

    (e) Since December 31, 1993 each of the Company and its Subsidiaries has made all required filings with the FERC and any appropriate state public utilities commission, except for such filings as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

    Section 3.07. NO UNDISCLOSED LIABILITIES. The Company and its Subsidiaries do not have any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

        (a) liabilities or obligations which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect;

        (b) liabilities or obligations disclosed or provided for in the Company Balance Sheet or in the notes thereto;

        (c) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated by this Agreement; or

        (d) liabilities or obligations incurred since December 31, 1998 in the ordinary course of business consistent with past practices.

    Section 3.08. LITIGATION. (a) There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties before any Governmental Authority or arbitrator which, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect.

    (b) There is no judgment, decree, injunction, or order of any Governmental Authority or arbitrator applicable to the Company or any of its Subsidiaries which, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect.

    Section 3.09. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Company Balance Sheet, except as contemplated by or as disclosed in this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Company Material Adverse Effect or any event or development (including in connection with the Merger) that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (b) any event that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Company, or (c) any action taken by the Company or any of its Subsidiaries during the period from the date of the Company Balance Sheet through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of
Section 5.01.

    Section 3.10. COMPLIANCE WITH LAWS; NO DEFAULT. (a) (i) Neither the Company nor any of its Subsidiaries is in violation of or has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree, order, writ, injunction, permit or license or other authorization or approval of any Governmental Authority or arbitrator applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect and (ii) the Company and its Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents, approvals, and exemptions necessary to conduct their businesses as presently conducted and which are material to the operation of such businesses.

    (b) Each material agreement, contract or commitment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries are bound or to which any of their respective properties are bound ("Company Material Contracts") is a valid, binding and enforceable obligation of the Company or such Subsidiary and in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is in default or violation of any term, condition or provision of (i) its respective articles of incorporation or by-laws or similar organizational documents or (ii) any Company Material Contract, except in the case of clause
(ii) for any defaults or violations that would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is subject to any agreement, whether written or oral, materially restricting the ability of the Company or any of its Subsidiaries to compete in any business activity.

    Section 3.11. TAXES. (a) Each of the Company and its Subsidiaries has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns (as hereinafter defined) required by applicable law to be filed by it prior to or as of the Effective Time, and all such material Tax Returns are, or will be at the time of filing, complete in all material respects.

    (b) Each of the Company and its Subsidiaries has paid (or has had paid on its behalf) or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) or will establish or cause to be established in accordance with generally accepted accounting principles on or before the Effective Time an adequate accrual for the payment of, all material Taxes (as hereinafter defined) due with respect to any period ending prior to or as of the Effective Time.

    (c) The federal income Tax Returns of the Company and its Subsidiaries have been examined and settled with the Internal Revenue Service (the "IRS") (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all years through 1994.

    (d) There are no material Tax claims pending against the Company or any of its Subsidiaries and the Company does not know of any threatened claim for material Tax deficiencies or any basis for such claims, no material issues have been raised in writing in any examination by any taxing authority with respect to the Company or any of its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a material proposed deficiency for any other period not so examined, and there is not now in force any waiver or agreement by the Company or any of its Subsidiaries for the extension of time for the assessment of any material Tax, nor has any such waiver or agreement been requested in writing by any taxing authority. Neither the Company nor any of its Subsidiaries has any liability with respect to any material United States federal, state, local, foreign or other Taxes of any corporation or entity other than the Company and its Subsidiaries.

    (e) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

    (f) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action, which action or failure would result in the failure of the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

    (g) Neither the Company nor any of its Subsidiaries has filed with the IRS, or will file with the IRS prior to the Effective time, a statement consenting to the recognition of gain on the disposition of its "subsection (f) assets" under
Section 341(f) of the Code.

    (h) Neither the Company nor any of its Subsidiaries has made in the last three years, or will make prior to the Effective Time, any changes in accounting method to which Section 481(a) of the Code may apply.

    (i) Neither the Company nor any of its Subsidiaries has made during the last three years, or will make prior to the Effective Time, an election to have a stock purchase treated as an asset purchase under Section 338 of the Code.

    (j) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessments or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "Taxing Authority"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including any information return, any claim for refund, any amended return, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

    Section 3.12. INTELLECTUAL PROPERTY. (a) The Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights and are otherwise legally entitled to use, all patents, trade secrets, trademarks, trade names, service marks, copyrights and mask works, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted (the "Company Intellectual Property Rights") except to the extent that the failure to have such rights would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

    (b) Neither the Company nor any of its Subsidiaries is or will be as a result of the execution and delivery of this Agreement, or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property Rights or any license, sublicense or other agreement pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are used in the manufacture of, incorporated in, or form a part of any product of the Company or any of its Subsidiaries, except for breaches which, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.

    (c) All patents, registered and common law trademarks, service marks and copyrights held by the Company or any of its Subsidiaries which are material to the business of the Company and its Subsidiaries are valid and enforceable. Neither the Company nor any of its Subsidiaries (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trade secret, trademark, service mark or copyright or the violation of any trade secret or other proprietary right of any third party or (ii) has any knowledge that the manufacturing, importation, marketing, licensing, sale, offer for sale, or use of any of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect.

    Section 3.13. ENVIRONMENTAL MATTERS. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

        (i) no notice, demand, request for information, request for an investigation, notice of violation, citations, summons, claim, complaint or order has been received by, or, to the Company's knowledge, is pending or threatened by any Person against, the Company or any of its Subsidiaries nor has any material penalty been assessed or, to the Company's knowledge, is pending or threatened against the Company or any of its Subsidiaries with respect to any matters relating to the Company or any of its Subsidiaries and relating to or arising out of Environmental Laws (as hereinafter defined);

        (ii) no property now or previously owned, leased or operated by the Company or any of its Subsidiaries nor any property to which the Company or any of its Subsidiaries has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substance is listed or, to the Company's knowledge, proposed for listing on any federal, state, local or foreign list of sites requiring investigation or cleanup;

       (iii) to the Company's knowledge, no Hazardous Substance has been discharged, emitted, released or is present at any property now or previously owned, leased or operated by the Company or any of its Subsidiaries in a manner that violated, or that is required to be investigated, remediated or removed pursuant to, Environmental Laws;

        (iv) there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to Environmental Laws; and

        (v) the Company and its Subsidiaries have or have applied for all permits or licenses necessary to operate their facilities in material compliance with Environmental Laws and are currently in material compliance with Environmental Laws.

    (b) For purposes of this Agreement, the following terms shall have the meanings set forth below:

        (i) "Environmental Laws" means any applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, rules, codes, injunctions, permits, licenses, approvals, agreements or governmental restrictions, each as in effect on or prior to the Closing Date, relating to protection of the environment or human health and safety or to the manufacture, use, treatment, storage, disposal or handling of, or to emissions, discharges or releases of, pollutants, contaminants, wastes or other hazardous substances into the environment.

        (ii) "Hazardous Substance" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive or otherwise hazardous substance, waste, or material, including without limitation petroleum, its derivatives, byproducts and other hydrocarbons, which in any event is regulated under Environmental Laws.

    Section 3.14. EMPLOYEE BENEFITS AND LABOR MATTERS. (a) The Company Disclosure Schedule contains a list identifying each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")), which is subject to any provision of ERISA and is maintained, administered or contributed to by the Company and covers any employee or former employee of the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any liability (referred to collectively herein as the "Company Employee Plans"). Copies of such plans (and, if applicable, related trust agreements and insurance contracts) and all amendments thereto have been made available to UCU together with the summary plan description, the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and the most recent actuarial valuation report prepared in connection with any such plan. The only Company Employee Plans which individually or collectively would constitute an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) are identified as such in the list referred to above.

    (b) No "accumulated funding deficiency" (as defined in Section 412 of the Code) has been incurred with respect to any Company Employee Plan subject to Title IV of ERISA, whether or not waived. No "reportable event" (within the meaning of Section 4043 of ERISA) and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Company Employee Plans other than any event which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. No condition exists and no event has occurred that could constitute grounds for involuntary termination by the Pension Benefit Guaranty Corporation of any Company Employee Plans other than any such terminations that would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The Company does not have, as of the execution of this Agreement, and will not have, as of the Closing Date, any obligation to contribute to a multiemployer pension plan covered under Title IV of ERISA. The value of the assets of each Company Employee Plan that is subject to Title IV of ERISA equaled or exceeded the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) of each such Company Plan as of the end of the plan year preceding execution of this Agreement, using the Company Employee Plan assumptions used for funding purposes in effect for such plan year. Neither the Company nor any Company ERISA Affiliate has any material unsatisfied liability under Title IV of ERISA in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has or will make the Company or any of its Subsidiaries or any officer or director of the Company or any of its Subsidiaries subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. For purposes of this Section, "Company ERISA Affiliate" means any other Person which, together with the Company, would be treated as a single employer under
Section 414 of the Code.

    (c) Each Company Employee Plan that is intended to be qualified under
Section 401(a) of the Code has received a determination letter from the IRS that it is so qualified and, to the knowledge of the Company, is so qualified and has been so qualified during the period since its adoption. To the knowledge of the Company, each trust created under any such Company Employee Plan is exempt from tax under Section 501(a) of the Code and, to the knowledge of the Company, has been so exempt since its creation. The Company has made available to UCU the most recent determination letter of the IRS relating to each such Company Employee Plan. The Company and all ERISA Affiliates have performed all obligations required to be performed by them with respect to the Company Employee Plans, and each Company Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code, which are applicable to such Company Employee Plan, excluding any instances of non-compliance that would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

    (d) The Company Disclosure Schedule contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (whether written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is not a Company Employee Plan, is entered into, maintained or contributed to, as the case may be, by the Company and covers any employee or former employee of the Company or any of its Subsidiaries. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to UCU, are referred to collectively herein as the "Company Benefit Arrangements". Each Company Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Company Benefit Arrangement, excluding any instances of non-compliance that would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

    (e) All contributions and other payments required to be made by the Company or any of its Subsidiaries pursuant to any Company Employee Plan or Company Benefit Arrangement have been timely made or reflected on the Company's financial statements.

    (f) Since January 11, 1999, there has been no amendment to, written interpretation or announcement (whether written or oral) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan or Company Benefit Arrangement.

    (g) The execution of, and the performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan or Company Benefit Arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, director or consultant of the Company or any of its Subsidiaries, or result in the triggering or imposition of any restrictions or limitations on the right of UCU, the Company or any of its Subsidiaries to amend or terminate any Company Employee Plans and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code. Any Company Employee Plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), including any such plan covering former employees of the Company or any of its Subsidiaries, may be amended or terminated at any time without liability. Except for the five individual Employment Agreements identified in Section 3.14(d) of the Company Disclosure Schedule, the Company's 1994 and 1998 Long-Term Incentive Plans, the Supplemental Executive Retirement Plan, and the severance programs identified in Item 8 of Section 5.01 of the Company Disclosure Schedule, there are no plans, policies or agreements providing for severance pay or severance benefits.

    (h) No work stoppage, labor strike or slowdown against the Company or any of its Subsidiaries is pending or threatened. Neither the Company nor any of its Subsidiaries is involved in or threatened with any labor dispute or grievance which, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect. To the knowledge of the Company there is no organizing effort or representation question at issue with respect to any employee of the Company or any of its Subsidiaries. No collective bargaining agreement to which the Company or any of its Subsidiaries is or may be a party is currently under negotiation or renegotiation and no existing collective bargaining agreement is due for expiration, renewal or renegotiation within the one year period after the date hereof; provided, that both of the Collective Bargaining Agreements dated August 1, 1996 with Local Union No. 695 of the International Brotherhood of Electrical Workers ("IBEW") are scheduled to expire on July 31, 1999, and UCU agrees between the date of this Agreement and the Effective Time the Company shall be permitted to, at the Company's option, negotiate and execute new collective bargaining agreements with IBEW on terms and conditions which shall be determined by the Company in its sole discretion in consultation with UCU.

    Section 3.15. TRANSACTIONS WITH AFFILIATES. Since the date of the Company's last proxy statement prior to the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company's Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. For purposes of this Agreement, "Affiliate", when used with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of "Affiliate," the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

    Section 3.16. INFORMATION SUPPLIED. The information supplied by the Company for inclusion in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of UCU Common Stock issuable in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus or any amendment or supplement thereto (the "Proxy Statement") to be sent to the stockholders of the Company in connection with their meeting to consider this Agreement and the Merger (the "Company Stockholders' Meeting") shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    Section 3.17. OPINION OF FINANCIAL ADVISOR. The financial advisor of the Company, Morgan Stanley & Co. Incorporated, has delivered to the Company a written opinion dated the date of this Agreement to the effect that the Merger Consideration to be received in the Merger is fair from a financial point of view to the common stockholders of the Company. The Company has delivered to UCU a copy of such opinion.

    Section 3.18. FINDERS' FEES. Except as provided in the engagement agreement between the Company and Morgan Stanley & Co. Incorporated, a copy of which has been provided to UCU, no investment banker, broker, finder, other intermediary or other Person is entitled to any investment banking, broker's, finder's or similar fee or commission from the Company or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

    Section 3.19. TAKEOVER STATUTES. The Board of Directors of the Company has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement the provisions of Section 351.459 of the MGBCL. To the best of the Company's knowledge, no other "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (each, a "Takeover Statute") applicable to the Company or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

    Section 3.20. RIGHTS AGREEMENT. The Company has amended the Rights Agreement to (i) render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) provide that UCU shall not be deemed an Acquiring Person (as defined in the Rights Agreement), the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur and the rights issuable pursuant to the Rights Agreement (the "Rights") will not separate from the shares of Company Common Stock, as a result of entering into this Agreement or consummating the Merger and the other transactions contemplated hereby, and, except as otherwise provided herein, such amended Rights Agreement may not be further amended by the Company without the prior written consent of UCU; provided, that in no event shall any such amendment survive termination of this Agreement.

    Section 3.21. POOLING OF INTERESTS. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for financial accounting purposes; provided, that solely for purposes of this
Section 3.21 the term "Subsidiaries" shall include the entities listed in
Section 2.01(a) of the Company Disclosure Schedule.

    Section 3.22. YEAR 2000. The Company has initiated a review and assessment of the Year 2000 Problem (as hereinafter defined), has developed a plan for addressing the Year 2000 Problem on a timely basis and has to date implemented such plan, except where the Company's failure to do so is not reasonably likely to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, none of the assets or equipment owned or utilized by the Company or any of its Subsidiaries will fail to perform because of, or due in any way to, a Year 2000 Problem. To the knowledge of the Company based on responses to written inquiries made by the Company or otherwise based on information brought specifically to the attention of the Company, no vendor, supplier or customer of the Company or any of its Subsidiaries is reasonably expected to experience a Year 2000 Problem that, individually or in the aggregate, could constitute a Company Material Adverse Effect. The term "Year 2000 Problem" means the material inability of any hardware, software or process to recognize and correctly calculate dates on and after January 1, 2000, or the failure of computer systems, products or services to perform any of their intended functions in a proper manner in connection with data containing any date on or after January 1, 2000.

    Section 3.23. INSURANCE. The Company and each of its Subsidiaries is, and has been continuously since January 1, 1995, self-insured (consistent with customary practices in the electric and gas utility industry) or insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by the Company and its Subsidiaries during such time period. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any insurance policy of the Company or any of its Subsidiaries.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF UCU

    UCU represents and warrants to the Company that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by UCU to the Company prior to the execution of this Agreement (the "UCU Disclosure Schedule") or as otherwise expressly contemplated by this Agreement. For purposes of this Agreement, "UCU Material Adverse Effect" means a material adverse effect (i) on the business, properties, assets, liabilities (contingent or otherwise), financial condition, results of operations or prospects of UCU and its Subsidiaries, taken as a whole, or (ii) on the ability of UCU to perform its obligations under or to consummate the transactions contemplated by this Agreement, other than effects caused by changes resulting from conditions affecting the electric utility or gas utility industries generally.

    Section 4.01.  ORGANIZATION AND POWER; REGULATION AS A PUBLIC
UTILITY. (a) Each of UCU and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or have such power, authority or approvals would not, individually or in the aggregate, be reasonably expected to have a UCU Material Adverse Effect. Each of UCU and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expected to have a UCU Material Adverse Effect.

    (b) Neither UCU nor any of its Subsidiaries is a "holding company," a "subsidiary company" or an "affiliate" of any public utility holding company within the meaning of Section 2(a)(7), 2(a)(8) or 2(a)(11) of PUHCA, respectively. As of the date hereof, UCU and its Subsidiaries are regulated as public utilities in the States of Colorado, Iowa, Kansas, Michigan, Minnesota, Missouri, Nebraska,

South Dakota and West Virginia and in no other state, the province of British Columbia, Canada, and in no other province of Canada, and the country of New Zealand.

    Section 4.02. CORPORATE AUTHORIZATION. The execution and delivery by UCU of this Agreement, and the consummation by UCU of the transactions contemplated hereby, are within the corporate powers of UCU and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by UCU and constitutes a legal, valid and binding agreement of UCU enforceable against UCU in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, regardless of whether in a proceeding at equity or at law). The shares of UCU Common Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

    Section 4.03. GOVERNMENTAL AUTHORIZATION. The execution and delivery by UCU of this Agreement, and the consummation by UCU of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of articles of merger with respect to the Merger with the Missouri Secretary of State, a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which UCU is qualified to do business; (ii) compliance with any applicable requirements of the FERC or requirements of the utility regulatory commissions of the jurisdictions in which UCU is regulated as a public utility (the "UCU Required Statutory Approvals"); (iii) compliance with any applicable requirements of the HSR Act; (iv) compliance with any applicable requirements of the Securities Act;
(v) compliance with any applicable requirements of the Exchange Act; (vi) compliance with any other applicable securities laws; (vii) compliance with any environmental, health or safety law or regulation requiring any notification, disclosure or approval in connection with the Merger; (viii) actions or filings which, if not taken or made, would not, individually or in the aggregate, be reasonably expected to have a UCU Material Adverse Effect; and (ix) filings and notices not required to be made or given until after the Effective Time.

    Section 4.04. NON-CONTRAVENTION. The execution and delivery of this Agreement by UCU does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of UCU, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which UCU or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the consents, approvals, orders, authorizations, filings and registrations contemplated by Sections 4.02 and 4.03, violate any order, writ, injunction, decree, statute, rule or regulation applicable to UCU or any of its Subsidiaries or any of their respective properties or assets, except in the case of clause (ii) for any such violations, breaches, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, be reasonably expected to have a UCU Material Adverse Effect.

    Section 4.05. CAPITALIZATION. (a) As of the date hereof, the authorized capital stock of UCU consists of 200,000,000 shares of UCU Common Stock, 20,000,000 shares of Class A Common Stock, par value $1.00 per share ("UCU Class A Stock"), and 10,000,000 shares of Preference Stock, without par value ("UCU Preference Stock"). As of January 1, 1999, (i) 62,405,409 shares of UCU Common Stock were issued and outstanding, (ii) 1,367,026 shares of UCU Common Stock were held in the treasury of UCU or by Subsidiaries of UCU, (iii) 9,014,406 shares of UCU Common Stock were reserved for issuance pursuant to UCU employee plans and UCU benefit arrangements, (iv) no shares of UCU Class A Stock were issued and outstanding and (v) no shares of UCU Preference Stock were issued and outstanding. All outstanding shares of UCU Common Stock are, and all shares of UCU Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be, duly authorized, validly issued, fully paid and nonassessable.

    (b) Except as set forth in Section 4.05(a), as of the date hereof, there are no equity securities of any class of UCU, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. As of the date hereof, there are no voting trusts or other agreements or understandings with respect to the shares of capital stock of UCU to which UCU is a party.

    Section 4.06. REPORTS AND FINANCIAL STATEMENTS. (a) UCU has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1993 (the "UCU SEC Reports").

    (b) As of its filing date, each UCU SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed UCU SEC Report.

    (c) Each UCU SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such registration statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed UCU SEC Report.

    (d) The consolidated financial statements (including, in each case, any related notes) contained in the UCU SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted for presentation in Quarterly Reports on Form 10-Q), and fairly presented in all material respects (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of UCU and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated. The audited balance sheet of UCU as of December 31, 1998 is referred to herein as the "UCU Balance Sheet".

    (e) Since December 31, 1993, UCU and each of its Subsidiaries has made all required filings with the FERC and any appropriate state public utilities commission, except for such filings as would not, individually or in the aggregate, be reasonably expected to have a UCU Material Adverse Effect.

    Section 4.07. NO UNDISCLOSED LIABILITIES. UCU and its Subsidiaries do not have any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

        (a) liabilities or obligations which would not, individually or in the aggregate, be reasonably expected to have a UCU Material Adverse Effect;

        (b) liabilities or obligations disclosed or provided for in the UCU Balance Sheet or in the notes thereto;

        (c) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated by this Agreement; or

        (d) liabilities or obligations incurred since December 31, 1998 in the ordinary course of business consistent with past practices.

    Section 4.08. LITIGATION. (a) There is no action, suit, investigation or proceeding pending against, or to the knowledge of UCU, threatened against or affecting, UCU or any of its Subsidiaries or any of their respective properties before any Governmental Authority or arbitrator which, individually or in the aggregate, would be reasonably expected to have a UCU Material Adverse Effect.

    (b) There is no judgment, decree, injunction, or order of any Governmental Authority or arbitrator applicable to UCU or any of its Subsidiaries which, individually or in the aggregate, would be reasonably expected to have a UCU Material Adverse Effect.

    Section 4.09. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the UCU Balance Sheet, except as contemplated by or as disclosed in this Agreement, UCU and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any UCU Material Adverse Effect or any event or development (including in connection with the Merger) that would, individually or in the aggregate, reasonably be expected to have a UCU Material Adverse Effect, (b) any event that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by UCU, or (c) any action taken by UCU or any of its Subsidiaries during the period from the date of the UCU Balance Sheet through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.02.

    Section 4.10. COMPLIANCE WITH LAWS; NO DEFAULT. (a) Neither UCU nor any of its Subsidiaries is in violation of or has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree, order, writ, injunction, permit or license or other authorization or approval of any Governmental Authority or arbitrator applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, be reasonably expected to result in a UCU Material Adverse Effect and (b) UCU and its Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents, approvals and exemptions necessary to conduct their businesses as presently conducted and which are material to the operation of such businesses.

    Section 4.11. INFORMATION SUPPLIED. Except for information supplied by the Company as to which no representation is made, the Registration Statement will not, at the time it is declared effective or upon the filing of any post-effective amendment related thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by UCU for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders' Meeting will not, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    Section 4.12. FINDERS' FEES. No investment banker, broker, finder, other intermediary or other Person is entitled to any investment banking, broker's, finder's or similar fee or commission from UCU or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

    Section 4.13. REORGANIZATION. Neither UCU nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would result in the failure of the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

                                   ARTICLE V
                              CONDUCT OF BUSINESS

    Section 5.01. CONDUCT OF THE COMPANY. The Company agrees that from the date hereof until the Effective Time, except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement or with the prior written consent of UCU, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees (subject to ordinary and customary retirements). Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as set forth in the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of UCU, the Company will not, and will not permit any of its Subsidiaries to:

        (a) adopt or propose any change in its articles of incorporation or bylaws or equivalent documents;

        (b) amend any term of any outstanding security of the Company or any of its Subsidiaries;

        (c) merge or consolidate with any other Person;

        (d) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or any other ownership interest of the Company or any of its Subsidiaries or
    (ii) except in the ordinary course of business and in a manner consistent with past practice, any property or assets (including, without limitation, by merger, consolidation, spinoff or other dispositions of stock or assets) of the Company or any of its Subsidiaries, except in the case of either clause (i) or (ii), (A) the issuance of Company Common Stock to directors and employees of the Company pursuant to the Company Stock Plans (as hereinafter defined) upon the exercise by directors of Company Stock Options set forth and identified in Section 3.05 of the Company Disclosure Schedule and the vesting of Company Restricted Stock Awards set forth and identified in Section 3.05 of the Company Disclosure Schedule, (B) the award of director stock options or Company Restricted Stock Awards (as hereinafter defined) to employees, in each case under existing Company Stock Plans (as hereinafter defined) or under plans providing for the grant of Company Restricted Stock Awards in the ordinary course of business consistent with past practice or in connection with promotions or new employee hires in the ordinary course of business and consistent with past practice, provided that such awards shall not exceed, in the aggregate, the amounts set forth in
    Section 5.01 of the Company Disclosure Schedule, (C) the issuance of Company Common Stock pursuant to the DRIP in the ordinary course of business and consistent with past practice and (D) pursuant to contracts or agreements in force at the date of this Agreement, but only to the extent set forth in
    Section 5.01 of the Company Disclosure Schedule;

        (e) create or incur any material Lien on any material asset other than in the ordinary course of business and consistent with past practice;

        (f) make any material loan, advance or capital contributions to or investments in any Person other than loans, advances or capital contributions to or investments in wholly owned Subsidiaries of the Company made in the ordinary course and consistent with past practice;

        (g) enter into any agreement with respect to the voting of its capital stock or declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except for (i) dividends paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company in the ordinary course and consistent with past practice, and (ii) the regular quarterly cash dividends of $.25 per share of the Company Common Stock, subject to increase as determined annually in a manner consistent with past practice; provided, that, the Company may, in consultation with UCU, adjust its ordinary dividend record date and payment date schedule for its regular quarterly cash dividend on Company Common Stock such that the Company's dividend record and payment dates shall correspond to UCU's ordinary dividend record and payment dates for quarterly cash dividends on UCU Common Stock, it being understood that the Company may pay to holders of Company Common Stock a pro-rated dividend payment at or about the time such adjustment occurs to account for any delay in the payment of dividends resulting from such adjustment.

        (h) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

        (i) acquire (including, without limitation, by merger, consolidation, spinoff or acquisition of stock or assets) any interest in any Person or any division thereof (other than a wholly owned Subsidiary) or any assets, other than acquisitions of assets in the ordinary course of the Company's regulated utility business and consistent with past practice, (ii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of the Company's regulated utility business and consistent with past practice or in connection with transactions otherwise permitted under this Section 5.01,
    (iii) terminate, cancel, waive any rights under or request any material change in, or agree to any material change in, any Company Material Contract or, except in connection with transactions permitted under this Section 5.01(i), enter into any contract or agreement material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, in either case other than in the ordinary course of the Company's regulated utility business and consistent with past practice, (iv) make or authorize capital expenditures, during any fiscal year in excess of 110% of the aggregate amount budgeted by the Company for such fiscal year as disclosed to UCU by the Company for capital expenditures, except for unplanned capital expenditures due to emergency conditions, unanticipated catastrophic events, extreme weather, and unscheduled unit outages or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01(i);

        (j) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or except as required by changes in generally accepted accounting principles;

        (k) make any material Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

        (l) except as may be required by the contractual commitments or corporate policies with respect to severance or termination pay in existence on the date hereof and described in Section 5.01 of the Company Disclosure Schedule, (i) increase the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice in salaries or wages of officers or employees of the Company or any of its Subsidiaries), (ii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement (including without limitation, Section 3.14 hereof) or to the extent required by applicable law or the terms of a collective bargaining agreement, (iii) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements or (iv) take any affirmative action to accelerate the vesting of any stock based compensation;

        (m) subject to applicable law (i) make any filing to change its rates or the services it provides on file with the FERC or any applicable state utility commission, or (ii) effect any agreement, commitment, arrangement or consent with the FERC or any applicable state utility commission; provided, however, that the Company may, in consultation with UCU, continue to process its present rate proceeding before the Missouri Public Service Commission in any manner in which it may, with the advice of its regulatory counsel, deem appropriate; without limiting the foregoing, any consent of UCU sought by the Company hereunder shall not be unreasonably withheld;

        (n) take any action that, individually or in the aggregate, would reasonably be expected to result in a material breach of this Agreement or make any representation and warranty of the Company hereunder untrue in any material respect at, or as of any time prior to, the Effective Time;

        (o) enter into a new line of business or make any material change in the line of business in which it engages as of the date of this Agreement; or

        (p) agree or commit to do any of the foregoing.

    Section 5.02. CONDUCT OF UCU. UCU agrees that from the date hereof until the Effective Time, except as set forth in Section 5.02 of the UCU Disclosure Schedule or as otherwise expressly contemplated by this Agreement, UCU will not, without the prior written consent of the Company, take any action, or agree to take any action, that would, individually or in the aggregate, reasonably be expected to (i) result in any material breach of any provision of this Agreement; (ii) make any representation or warranty of UCU hereunder untrue in any material respect at, or as of any time prior to, the Effective Time or (iii) have a material adverse effect on the interests of holders of the Company Common Stock.

    Section 5.03. POOLING OF INTERESTS; REORGANIZATION. During the period from the date of this Agreement through the Effective Time, unless the other parties hereto shall otherwise agree in writing: (i) neither the Company nor any of its Subsidiaries shall take or fail to take any action which action or failure would result in the failure of the Merger to qualify as a pooling of interests for financial accounting purposes and (ii) none of UCU, the Company or any of their respective Subsidiaries shall take or fail to take any action which action or failure would result in the failure of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code or would cause any of the representations and warranties set forth in the Company Tax Certificate (as hereinafter defined) or the UCU Tax Certificate (as hereinafter defined) to be untrue or incorrect in any material respect.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    Section 6.01. NO SOLICITATION. (a) The Company agrees that, from and after the date hereof, it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee or any investment banker, attorney, accountant, agent or other advisor or representative of the Company or any of its Subsidiaries (collectively, the "Representatives" of the Company and its Subsidiaries) to, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal (as hereinafter defined), (ii) enter into any agreement with respect to a Takeover

Proposal or (iii) participate in any discussions or negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that if at any time prior to receipt of the Company Stockholders' Approval the Board of Directors of the Company determines in good faith, after consultation with outside counsel and financial advisors that failing to take such action could reasonably be expected to be a breach of its fiduciary duties to the Company's stockholders under applicable law, and subject to providing prior written notice of its decision to take such action to UCU, the Company may in response to a Takeover Proposal made after the date of this Agreement which was not solicited by it or its Representatives and which did not otherwise result from a breach of this Section 6.01: (x) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with outside counsel) and (y) participate in discussions, investigations and/or negotiations regarding such Takeover Proposal. For all purposes of this Agreement, "Takeover Proposal" means any proposal or offer to acquire, directly or indirectly, in one transaction or a series of related transactions, 20% or more of the shares of Company Common Stock outstanding or of the shares of any material Company Subsidiary (whether, in either case, by purchase, merger, consolidation, share exchange, business combination or other similar transaction) or 20% or more of the assets of the Company or any material Company Subsidiary, other than the Merger or the transactions contemplated by Section 6.01(a) of the Company Disclosure Schedule. The Company immediately upon execution of this Agreement shall cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, subject to the Company's rights pursuant to this Section 6.01.

    (b) The Board of Directors of the Company shall promptly recommend the adoption and approval of this Agreement and the Merger in accordance with
Section 6.03, and, except as set forth in this Section 6.01, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement; (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, if at any time prior to receipt of the Company Stockholders' Approval the Board of Directors of the Company determines in good faith, after consultation with its outside counsel and financial advisors, that failure to do one or more of the following could reasonably be expected to be a breach of its fiduciary duties to the Company, the Board of Directors of the Company may (x) withdraw or modify its approval or recommendation of the Merger and this Agreement (but only at a time prior to receipt of the Company Stockholders' Approval), (y) approve or recommend a Superior Proposal or (z) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to the Superior Proposal), but in each of the cases of clause (y) or
(z), only at a time prior to receipt of the Company Stockholders' Approval and only at a time that is after the third business day following receipt of written notice advising UCU that the Board of Directors of the Company has received a Takeover Proposal that constitutes a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For all purposes of this Agreement, "Superior Proposal" means a bona fide proposal made by a third party not affiliated with the Company to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Company Common Stock then outstanding (whether pursuant to a tender or exchange offer, a merger, a share exchange or other business combination) or all or substantially all of the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in good faith (based on the written advice of an independent financial advisor, which may include Morgan Stanley & Co. Incorporated) to be more favorable to the Company and its stockholders than the Merger (taking into account any changes to the financial and other contractual terms of this Agreement proposed by UCU in response to such proposal and all other relevant financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of the proposal, the third party making such proposal, the conditions and prospects for completion of such proposal, the strategic direction and benefits sought by the Company and any changes to this Agreement proposed by UCU in response to such proposal).

    (c) Nothing contained in this Section 6.01 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such disclosure is required under applicable law; provided that no such position shall be taken or disclosed in a manner that is inconsistent with the provisions of Sections 6.01(a) or (b).

    Section 6.02. PROXY STATEMENT; REGISTRATION STATEMENT. (a) As promptly as practicable after the execution of this Agreement, UCU and the Company shall cooperate in preparing and filing with the SEC the Proxy Statement and the Registration Statement (in which the Proxy Statement will be included). UCU and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement and the Merger as permitted by Section 6.01(b). The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement becomes effective.

    (b) UCU and the Company shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement will be made by UCU without providing the Company the opportunity to review and comment thereon. UCU will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the UCU Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to UCU or the Company, or any of their respective affiliates, officers or directors, should be discovered by UCU or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of UCU and the Company.

    Section 6.03. COMPANY STOCKHOLDERS' MEETING. The Company shall duly call, give notice of, convene and hold the Company Stockholders' Meeting and, through its Board of Directors, will recommend to its stockholders adoption and approval of this Agreement and the Merger, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement and the Merger as permitted by Section 6.01(b). The Company will use reasonable best efforts to hold the Company Stockholders' Meeting as soon as practicable after the date hereof. Except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation as aforesaid, the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of this Agreement and the Merger.

    Section 6.04. ACCESS TO INFORMATION. Upon reasonable notice and subject to applicable law and other legal obligations, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of UCU, access, during normal business hours during the period prior to the Effective Time, to all properties, books, contracts, commitments and records of the Company and its Subsidiaries and, during such period, each of the Company and UCU shall, and shall cause each of its Subsidiaries to, furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and
(b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement dated as of November 25, 1998 between UCU and the Company (the "Confidentiality Agreement"). No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

    Section 6.05. NOTICES OF CERTAIN EVENTS. (a) UCU and the Company shall promptly notify each other of:

        (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

        (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

    (b) the Company shall promptly notify UCU of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.08 or which relate to the consummation of the transactions contemplated by this Agreement.

    (c) UCU shall promptly notify the Company of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting UCU or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.08 or which relate to the consummation of the transactions contemplated by this Agreement.

    Section 6.06. APPROPRIATE ACTION; CONSENTS; FILINGS. (a) (i) Subject to the terms and conditions of this Agreement and except to the extent that (x) the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 6.01(b) or (y) the Board of Directors of UCU shall have withdrawn or modified its recommendation of the approval of the issuance of shares of UCU Common Stock in the Merger, UCU and the Company shall use their reasonable best efforts to
(A) take, or cause to be taken, all reasonable actions, and do, or cause to be done, all reasonable things, necessary, proper or advisable under applicable laws to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by UCU and the Company or any of their Subsidiaries, or to avoid any action or proceeding by any Governmental Authority (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under applicable public utility laws and regulations, the Securities Act, the Exchange Act and any other applicable law; provided that UCU and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. UCU and the Company shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement and except to the extent that (x) the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 6.01(b) or (y) the Board of Directors of UCU shall have withdrawn or modified its recommendation of the approval of the issuance of shares of UCU Common Stock in the Merger, UCU and the Company shall not take any action, or refrain from taking any reasonable action, the effect of which would be to delay or impede the ability of UCU and the Company to consummate the transactions contemplated by this Agreement.

    (ii) Each of the parties hereto agrees to use its reasonable best efforts, and shall cause each of its respective Subsidiaries to cooperate and to use their respective reasonable best efforts, to obtain any government clearances required for the consummation of the transactions contemplated hereby (including through compliance with the HSR Act), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by pursuing all reasonably available avenues of administrative and judicial appeal and all reasonably available legislative action. Each of the parties hereto also agrees to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Authority with jurisdiction over the enforcement of any applicable laws regarding the Merger: entering into negotiations; providing information; substantially complying with any second request for information pursuant to the HSR Act; making proposals; entering into and performing agreements or submitting to judicial or administrative orders; selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or businesses of UCU, the Company or any of their respective Subsidiaries; and withdrawing from doing business in a particular jurisdiction. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or in behalf of any party thereto in connection with proceedings under or relating to the HSR Act or any state antitrust or fair trade law. Each party shall promptly notify the other party of any communication to that party from any Governmental Authority in connection with any required filing with, or approval or review by, such Governmental Authority in connection with the Merger and permit the other party to review in advance any proposed communication to any Governmental Authority. Neither party shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat. Notwithstanding any other provision of this Agreement, in connection with seeking any such approval of a Governmental Authority, without the other party's prior written consent neither party shall, and neither party shall be required to take any action (e.g., commit to any divestiture transaction, agree to sell or hold separate, before or after the Effective Time, any of UCU's or the Company's businesses, product lines, properties or assets, or agree to any changes or restrictions in the operation of such businesses, product lines, properties or assets) if, in UCU's reasonable judgment, such action would, individually or in the aggregate, be unreasonably burdensome to UCU, the Company or any of their respective divisions, Subsidiaries or other businesses.

    (b) (i) UCU and the Company shall give, or shall cause their respective Subsidiaries to give, any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable efforts to obtain any third party consents (A) necessary, proper or advisable in order to consummate the transactions contemplated by this Agreement or (B) required, individually or in the aggregate, to prevent a UCU Material Adverse Effect or a Company Material Adverse Effect from occurring prior to or after the Effective Time.

    (ii) In the event that either party shall fail to obtain any third party consent described in Section 6.06(b)(i) above, such party shall use all reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon UCU and the Company, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

    Section 6.07. PUBLIC DISCLOSURE. UCU and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by law, court process or by stock exchange rules.

    Section 6.08. REORGANIZATION. UCU and the Company shall each use its reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code, and UCU and the Company shall use their reasonable best efforts to obtain the opinion of their respective counsel referred to in Sections 7.02(c) and 7.03(c).

    Section 6.09. AFFILIATES. Within 30 days of the date hereof, the Company will provide UCU with a list of those Persons who are in the Company's reasonable judgment, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act or under any applicable accounting rules ("Rule 145 Affiliates"), which list shall be updated on or prior to the Closing Date. The Company shall use its reasonable best efforts to deliver or cause to be delivered to UCU on or prior to the Closing Date from each of the Rule 145 Affiliates, an executed letter agreement, in the form attached hereto as Exhibit A.

    Section 6.10. LISTING OF STOCK. UCU shall use its reasonable best efforts to cause the shares of UCU Common Stock to be issued in the Merger to be approved for listing on the NYSE on or prior to the Closing Date, subject to official notice of issuance.

    Section 6.11. INDEMNIFICATION OF DIRECTORS AND OFFICERS. (a) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of the Company and its Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and by-laws in effect on the date thereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

    (b) After the Effective Time, the Surviving Corporation shall, to the same extent and on the same terms and conditions provided for in the Company's articles of incorporation and bylaws, in each case as of the date of this Agreement, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee or agent of the Company and each Subsidiary of the Company (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as a director, officer, employee or agent (including serving on the board of directors or similar governing body of a third party at the request of, or as a designated director) of the Company or any of its Subsidiaries, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

    (c) Prior to the Effective Time, the Company shall have the right to obtain and pay for in full a "tail" coverage directors' and officers' liability insurance policy ("D&O Insurance") covering a period of not less than six years after the Effective Time and providing coverage in amounts and on terms consistent with the Company's existing D&O Insurance. In the event the Company is unable to obtain such insurance, the Surviving Corporation shall maintain the Company's D&O Insurance for a period of not less than six years after the Effective Time (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are substantially equivalent with respect to matters occurring prior to the Effective Time and provided further that if the existing D&O Insurance expires or is canceled during such period, the Surviving Corporation shall use its reasonable best efforts to obtain substantially similar D&O Insurance); provided, however, that the Surviving Corporation shall not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by the Company for such insurance, and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of the Surviving Corporation, for a cost not exceeding such amount.

    (d) This Section 6.11 is intended to benefit (and shall be enforceable by) the Indemnified Parties and their respective heirs, executors and personal representatives and shall be binding on the successors and assigns of the Surviving Corporation.

    Section 6.12. COMPANY STOCK OPTIONS AND RESTRICTED STOCK AWARDS; ACKNOWLEDGMENT WITH RESPECT TO COMPANY STOCK PLANS. (a) At the Effective Time, all rights with respect to outstanding options to purchase shares of Company Common Stock (the "Company Stock Options") granted under any plan or arrangement providing for the grant of options to current or former officers, directors, employees or consultants of the Company (the "Company Stock Plans"), whether or not then exercisable, shall be converted into and become rights with respect to UCU Common Stock, and UCU shall assume each Company Stock Option in accordance with the terms of the Company Stock Plan under which it was issued and any stock option or similar agreement by which it is evidenced. From and after the Effective Time, (i) each Company Stock Option assumed by UCU shall be exercised solely for shares of UCU Common Stock; (ii) the number of shares of UCU Common Stock subject to each Company Stock Option shall be equal to the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Merger Consideration and (iii) the per share exercise price under each Company Stock Option shall be adjusted by dividing the per share exercise price under such Company Stock Option by the Merger Consideration and rounding to the nearest cent (each, as so adjusted, an "Adjusted Option"); provided, that the terms of each Company Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time; and, provided, further, that the number of shares of UCU Common Stock that may be purchased upon exercise of any Adjusted Option shall not include any fractional share and, upon exercise of such Adjusted Option, a cash payment shall be made for any fractional share based upon the closing price of a share of UCU Common Stock on the NYSE on the last trading day of the calendar month immediately preceding the date of exercise.

    (b) The adjustments provided herein with respect to any Company Stock Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with
Section 424(a) of the Code.

    (c) At the Effective Time, all restricted stock awards ("Company Restricted Stock Awards") granted by the Company under a Company Stock Plan, whether or not then vested, shall be converted into UCU Common Stock. The number of shares of UCU Common Stock into which each Company Restricted Stock Award shall be converted shall be equal to the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time multiplied by the Merger Consideration; except that in lieu of any fractional share of UCU Common Stock resulting from such conversion, the holder of the Company Restricted Stock Award shall be entitled to cash (without interest) in an amount equal to such fractional part of a share of UCU Common Stock multiplied by the Average UCU Share Price.

    (d) As soon as practicable following the Effective Time, UCU shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of UCU Common Stock equal to the number of shares subject to the Adjusted Options (or shall cause such Adjusted Options to be deemed options issued pursuant to a UCU stock option plan for which shares of UCU Common Stock have previously been registered pursuant to an appropriate registration form). Such registration statement shall be kept effective (and the current status of the initial offering prospectus or prospectuses required thereby shall be maintained) for at least as long as any Adjusted Options remain outstanding.

    (e) Except as otherwise contemplated by this Section 6.12 and except to the extent required under the respective terms of the Company Stock Options or other applicable agreements, all restrictions or limitations on transfer with respect to Company Stock Options awarded under the Company Stock Plans, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption of such options by UCU as set forth above.

    (f) UCU acknowledges that the consummation of the Merger will constitute a "change in control" as such term is defined in the Company Stock Plans.

    Section 6.13.  BENEFITS CONTINUATION; SEVERANCE.  (a)  COMPARABLE
BENEFITS. In addition to UCU's obligations under the next sentence, for not less than one year following the Effective Time, UCU shall maintain, or cause its Subsidiaries to maintain (i) for the benefit of employees of the Company and its Subsidiaries as of the Closing Date ("Affected Employees"), and except as otherwise set forth in Item 2 of Section 6.13 of the Company Disclosure Schedule, benefit plans that offer, in the aggregate, benefits that are comparable to those provided under the Company Benefit Arrangements and the Company Employee Plans (other than the plans referred to in (ii) of this Section 6.13(a)) as in effect on the date hereof; and (ii) a supplemental executive retirement plan and a deferred compensation plan for the benefit of those Affected Employees who are covered by such plans on the date hereof that on an individual basis are no less favorable than the supplemental executive retirement plan and deferred compensation plan maintained by the Company in effect on the date hereof (it being understood, however, that both (i) and (ii) of this Section 6.13(a) are subject to any reserved right to amend or terminate any Company Benefit Plan, Company Benefit Arrangement or other severance or contractual obligation; provided that any such amendment or termination shall not reduce or modify UCU's obligations as set forth in this Section 6.13). In addition to, and not in limitation of, UCU's obligations under the preceding sentence, provided that the amendments to the severance programs described in
Item 8 of Section 5.01 of the Company Disclosure Schedule are made, UCU agrees to comply with all obligations for severance pay and other severance benefits identified in Item 1 of Section 6.13 of the Company Disclosure Schedule, according to their terms (and without modification). So long as and to the extent required by applicable law, and so long as the UtiliCorp United Inc. Employee Health Care

Plan or a successor plan sponsored by UCU exists, UCU will provide access to and funding for health and life benefits to existing retirees of the Company as of the Closing Date and any Affected Employee who retires within one year of the Closing Date (and who meets the eligibility requirements of the Company's retiree health care and life plans) which are, in the aggregate, at least comparable to the benefits currently available to such retirees, with premium payments to be determined in accordance with the cost sharing ratio currently in effect with respect to the Company's retiree health care and life benefits; provided, however, that UCU may modify the funding, the cost sharing ratio and the premiums, all in accordance with past practice of the Company and if and to the extent UCU's share of the costs of providing access to health care and life benefits to the retirees is not recovered for cost of service in rates.

    (b) HONORING THE COMPANY EMPLOYEE PLANS AND ACCRUED VACATION; OUTPLACEMENT SERVICES. UCU shall comply with the terms of all the Company Employee Plans and other contractual commitments in effect immediately prior to the Effective Time between the Company or its Subsidiaries and Affected Employees or former employees of the Company or its Subsidiaries ("Former Employees") (subject to any reserved right to amend or terminate any Company Benefit Plan, Company Benefit Arrangement or other severance or contractual obligation; provided that any such amendment or termination shall not reduce or modify UCU's obligations as set forth in this Section 6.13. Without limiting the generality of the foregoing, UCU shall honor all vacation, holiday, sickness and personal days accrued by Affected Employees and, to the extent applicable, Former Employees as of the Effective Time. UCU shall provide independent outplacement consulting services to any executive or managerial employee of the Company who is terminated within three years after the Effective Time, which services shall be similar to those made available by the Company to such persons prior to the Effective Time.

    (c) PARTICIPATION IN BENEFIT PLANS. Employees and, to the extent applicable, Former Employees, shall be given credit for all service with the Company and its Subsidiaries (or service credited by the Company or such Subsidiaries) under all employee benefit plans and arrangements currently maintained by UCU or any of its Subsidiaries in which they are or become participants for purposes of eligibility, vesting and level of participant contribution and benefit accruals (but subject to an offset, if necessary, to avoid duplication of benefits) to the same extent as if rendered to UCU or any of its Subsidiaries. UCU shall waive or cause to be waived any preexisting condition limitation applicable to an Affected Employee or, to the extent applicable, a Former Employee other than any limitation already in effect with respect to an employee that has not been satisfied as of the Closing Date under the similar Company Employee Plan or Company Benefit Arrangement, other than any limitation already in effect with respect to an employee that has not been satisfied as of the Effective Time under the similar Company Employee Plan or Company Benefit Plan. UCU agrees to recognize (or cause to be recognized) the dollar amount of all expenses incurred by Affected Employees or, to the extent applicable, Former Employees, during the calendar year in which the Effective Time occurs for purposes of satisfying the calendar year deductibles and co-payment limitations for such year under the relevant benefit plans of UCU and its Subsidiaries. UCU acknowledges and agrees that on or prior to the Effective Time, the Company will fund "rabbi trusts" for the benefit of each individual officer of the Company who participates in the Company's Supplemental Executive Retirement Plan. The aggregate amount of such funding shall not exceed $2,033,000.

    (d) No provision in this Section 6.13 shall be deemed to constitute an employment contract between the Surviving Corporation and any individual, or a waiver of the Surviving Corporation's right to discharge any employee at any time, with or without cause.

    (e) UCU agrees to use reasonable efforts to make available to each Person who shall be a Company employee at the Effective Time and shall thereafter, during the eighteen months following the Effective Time, be displaced as a result of the Merger, the opportunity to participate in the job opportunity employment placement programs offered by UCU to its current employees.

    Section 6.14. CONFIDENTIALITY AGREEMENT. The parties hereto agree that the Confidentiality Agreement shall be hereby amended to provide that any provision therein which in any manner would be inconsistent with this Agreement or the transactions contemplated hereby shall terminate as of the date hereof. The parties further agree that the Confidentiality Agreement shall terminate as of the Effective Time.

    Section 6.15. TAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger, each of UCU and the Company shall take such actions as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger and such other transactions.

    Section 6.16. RIGHTS AGREEMENT. The Company shall coordinate with UCU the timing of the redemption of the Rights or the termination of the Rights Agreement, but such redemption or termination shall in any event take place before the Effective Time.

    Section 6.17. CHARITABLE AND ECONOMIC DEVELOPMENT SUPPORT. The parties agree that provision of charitable contributions and community support in the service area of the Company serves a number of important goals. For a period of at least five years following the Effective Time, the Surviving Corporation shall provide charitable contributions and community support within the service area of the Company at levels substantially comparable to and no less than the levels of charitable contributions and community support provided by the Company and its Subsidiaries within the Company's service area within the two-year period immediately prior to the Effective Time.

    Section 6.18. TREATMENT OF DRIP. The Company shall take the necessary action to either (i) terminate the DRIP not less than two months prior to the Effective Time, or (ii) cause the DRIP to be administered only as an "open market" purchase plan (i.e., shares issuable under the DRIP would be purchased in the open market) during the two months prior to the anticipated Effective Time.

    Section 6.19. REAL ESTATE TRANSFER TAXES. The Surviving Corporation shall pay all state or local real property transfer, gains or similar Taxes, if any (collectively, the "Transfer Taxes"), attributable to the transfer of the beneficial ownership of the Company's and its Subsidiaries' real properties, and any penalties or interest with respect thereto, payable in connection with the consummation of the Merger. Prior to the Effective Time, the Company shall cooperate with UCU in the preparation of any returns that will be filed with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real properties of the Company and its Subsidiaries shall be determined by UCU in its reasonable discretion. The stockholders of the Company (who are intended third-party beneficiaries of this Section 6.19) shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 6.19 in the preparation of any return with respect to the Transfer Taxes.

    Section 6.20. ASSUMPTION OF DEBT OBLIGATIONS. The Company and UCU shall cooperate with one another to cause the Surviving Corporation to expressly assume, at the Effective Time, any indebtedness of the Company which requires express assumption of the Company's obligations as set forth in Section 3.04 of the Company Disclosure Schedule.

                                  ARTICLE VII
                              CONDITIONS TO MERGER

    Section 7.01. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to this Agreement to consummate the Merger and the transactions contemplated hereby shall be subject to the satisfaction of the following conditions:

        (a) COMPANY STOCKHOLDERS' APPROVAL. The Company Stockholders' Approval shall have been obtained.

        (b) WAITING PERIODS; APPROVALS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all other consents and approvals required under applicable laws or material agreements shall have been obtained, except that neither party shall be required to take any action (e.g., commit to any divestiture transaction, agree to sell or hold separate, before or after the Effective Time, any of UCU's or the Company's businesses, product lines, properties or assets, or agree to any changes or restrictions in the operation of such businesses, product lines, properties or assets) if, in UCU's reasonable judgment, such action would, individually or in the aggregate, be unreasonably burdensome to UCU, the Company or any of their respective divisions, Subsidiaries or other businesses.

        (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint shall prohibit the consummation of the Merger.

        (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (e) LISTING OF STOCK. The shares of UCU Common Stock to be issued in the Merger (including shares of UCU Common Stock issued or issuable in respect of Company Stock Options and Company Restricted Stock Awards) shall have been approved for listing on the NYSE, subject to official notice of issuance.

    Section 7.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF UCU. The obligation of UCU to consummate the Merger and the transactions contemplated hereby shall be subject to the satisfaction of the following additional conditions, any of which may be waived in writing exclusively by UCU:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement that are qualified by the Company Material Adverse Effect shall be true and correct as of the Closing Date and the representations and warranties that are not so qualified, taken together, shall be true and correct in all material respects, in each case as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date); and UCU shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

        (b) PERFORMANCE OF OBLIGATIONS. The Company shall have performed in all material respects each material obligation and agreement and shall have complied in all material respects with each material covenant required to be performed and complied with by it under this Agreement at or prior to the Effective Time; and UCU shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

        (c) TAX OPINION. UCU shall have received a written opinion from Blackwell Sanders Peper Martin LLP, counsel to UCU, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon reasonable representations and certificates of UCU (including, without limitation, representations contained in a certificate of UCU (the "UCU

    Tax Certificate")), substantially in the form of Exhibit B, and the Company (including, without limitation, representations contained in a certificate of the Company (the "Company Tax Certificate")), substantially in the form of Exhibit C; and UCU and the Company agree that, to the extent they can truthfully do so, they will make such representations and deliver such certificates.

        (d) STATUTORY APPROVALS. The Company Required Statutory Approvals and the UCU Required Statutory Approvals shall have been obtained, such approvals shall have become Final Orders (as defined below), and none of such approvals or Final Orders shall require or be conditioned upon any requirement that any of the Company, UCU or the Surviving Corporation provide any undertaking or agreement, or change or dispose of any assets or business operations, or take or refrain from taking any other action, which, in UCU's reasonable judgment, would cause, individually or in the aggregate, either (i) a UCU Material Adverse Effect, or (ii) a material adverse effect on the financial condition, income, assets, business, or prospects of the business operations presently owned and operated by the Company. A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

        (e) COMPANY MATERIAL ADVERSE EFFECT. No Company Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a Company Material Adverse Effect.

        (f) ACCOUNTING TREATMENT. Each of UCU and the Company shall have a received a copy of an opinion of (i) Arthur Andersen LLP, in form and substance reasonably satisfactory to UCU, addressed to the Company, to the effect that the Company is an entity that may be a party to a business combination that will qualify as a pooling of interests under generally accepted accounting principles, and (ii) Arthur Andersen LLP, in form and substance reasonably satisfactory to UCU, addressed to UCU, to the effect that the Merger will qualify as a pooling of interests under generally accepted accounting principles; provided, however that if UCU, in its sole and exclusive discretion, determines at any time not to account for the Merger as a pooling of interests thereby causing this condition not to be satisfied, or if pooling of interests accounting is unavailable due solely to any action taken by UCU on or prior to the Effective Time (including prior to the date of this Agreement), this provision shall not be relied upon by UCU as a reason for failing to consummate the Merger.

    Section 7.03. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by the Company:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of UCU set forth in this Agreement that are qualified by the UCU Material Adverse Effect shall be true and correct as of the Closing Date and the representations and warranties that are not so qualified, taken together, shall be true and correct in all material respects, in each case as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date); and the Company shall have received a certificate signed on behalf of UCU by the chief executive officer of UCU to such effect.

        (b) PERFORMANCE OF OBLIGATIONS. UCU shall have performed in all material respects each material obligation and agreement and shall have complied in all material respects with each material covenant required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and the Company shall have received a certificate signed on behalf of UCU by the chief executive officer of UCU to such effect.

        (c) TAX OPINION. The Company shall have received a written opinion from Sidley & Austin, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon reasonable representations and certificates of UCU (including, without limitation, representations contained in the UCU Tax Certificate) and the Company (including, without limitation, representations contained in the Company Tax Certificate); and UCU and the Company agree that, to the extent they can truthfully do so, they will make such representations and deliver such certificates.

        (d) UCU MATERIAL ADVERSE EFFECT. No UCU Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a UCU Material Adverse Effect.

                                  ARTICLE VIII
                                  TERMINATION

    Section 8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time by written notice by the terminating party to the other party, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

        (a) by mutual written consent of UCU and the Company; or

        (b) by either UCU or the Company, if the Effective Time shall not have occurred on or before December 31, 2000 (the "Initial Termination Date"); provided, however, that if on the Initial Termination Date the conditions to the Closing set forth in Section 7.01(b) shall not have been fulfilled but all other conditions to the Closing shall have been fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to December 31, 2001; and provided, further, that the right to terminate the Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur; or

        (c) by either UCU or the Company, if a court of competent jurisdiction or other Governmental Authority shall have issued a final, nonappealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

        (d) by either UCU or the Company if, at the Company Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of the Company in favor of this Agreement and the Merger shall not have been obtained; or

        (e) by UCU, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause the conditions set forth in Sections 7.02(a) or 7.02(b) not to be satisfied, and such breach or failure shall not have been remedied within 45 business days after receipt by the Company of notice in writing from UCU specifying the nature of such breach and requesting that it be remedied or UCU shall not have received within such 45 business-day period adequate assurance of a cure of such breach; or

        (f) by UCU, if the Board of Directors of the Company (i) shall not have recommended or shall have withdrawn or modified its recommendation of this Agreement and the Merger or (ii) shall have approved or recommended a Takeover Proposal, other than the Merger; or

        (g) by UCU, if the Company or any of its Affiliates shall have knowingly breached the covenant contained in Section 6.01; or

        (h) by the Company in accordance with Section 6.01(b); provided, that it has complied with the notice provisions thereof; or

        (i) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of UCU set forth in this Agreement shall have occurred which would cause the conditions set forth in Sections 7.03(a) or 7.03(b) not to be satisfied, and such breach or failure shall not have been remedied within 45 business days after receipt by UCU of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied or the Company shall not have received within such 45 business-day period adequate assurance of a cure of such breach.

    Section 8.02. EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 8.01, there shall be no liability or obligation on the part of UCU, the Company, or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.03 and except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements contained in this Agreement; provided that the provisions of Sections 8.02, 8.03, 9.02 and
9.07 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

    Section 8.03. FEES AND EXPENSES. (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, except for the Taxes described in Section 6.19 which will be paid by the Surviving Corporation, shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that UCU and the Company shall share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

    (b) If this Agreement is terminated by UCU pursuant to Section 8.01(e) or by the Company pursuant to Section 8.01(i), the non-terminating party shall reimburse the other party for all reasonable costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including without limitation, fees and expenses of counsel, financial advisors, accountants, actuaries and consultants and the terminating party's share of all printing and filing fees. Such amounts shall be payable only upon due presentation by the terminating party of a written summary of such expenses, in reasonable detail, within 30 days after the date of termination, and in no event shall the aggregate amount payable under this Section 8.03(b) exceed $750,000.

    (c) If this Agreement is terminated by UCU pursuant to Section 8.01(f) or
Section 8.01(g), the Company shall pay to UCU a termination fee of $6.5 million in cash within five business days after such termination.

    (d) If this Agreement is terminated by the Company pursuant to Section 8.01(h), the Company shall pay to UCU a termination fee of $6.5 million in cash within five business days after such termination.

    (e) If this Agreement is terminated by either UCU or the Company pursuant to
Section 8.01(d), the Company shall pay to UCU a termination fee of $1 million in cash within five business days after such termination, and in addition, (i) if a Takeover Proposal shall have been made (other than a Takeover Proposal made solely prior to February 16, 1999) prior to the date of the Company Stockholders' Meeting and (ii) if within 18 months of such termination the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal, the Company shall pay to UCU an additional termination fee of $5.5 million in cash within five business days after the execution of such Acquisition Agreement.

    Section 8.04. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 8.05. EXTENSION; WAIVER. At any time prior to the Effective Time, either party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto contained herein, (ii) waive any inaccuracies in the representations and warranties of the other party hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of the other party hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX
                                 MISCELLANEOUS

    Section 9.01.  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.11, 7.02(c) and 7.03(c) and the other covenants and agreements which, by their terms, are to be performed after the Effective Time. Except as otherwise provided in Section 8.02, the Confidentiality Agreement shall survive the execution and delivery of this Agreement but shall terminate and be of no further force and effect as of the Effective Time.

    Section 9.02. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to UCU, to:
       UtiliCorp United Inc.
       20 West Ninth Street
       Kansas City, Missouri 64105
       Attention: Richard C. Green, Jr.
       Facsimile: (816) 467-3595

with a copy to:

Blackwell Sanders Peper Martin LLP
       2300 Main, Suite 1000
       Kansas City, Missouri 64108
       Attention: Robin V. Foster, Esq.
       Facsimile: (816) 983-8080

    (b) if to the Company, to:

        St. Joseph Light & Power Company
       520 Francis Street
       St. Joseph, Missouri 64502-0998
       Attention: Terry F. Steinbecker
       Facsimile: (816) 387-6332

        with a copy to:

        Sidley & Austin
       One First National Plaza
       Chicago, Illinois 60603
       Attention: Wilbur C. Delp, Jr., Esq.
       Facsimile: (312) 853-7036

    Section 9.03. INTERPRETATION. When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

    Section 9.04. DISCLOSURE SCHEDULES. Any item disclosed in the UCU Disclosure Schedule or the Company Disclosure Schedule, under any specific Section number thereof or disclosed in reference to any specific Section hereof, shall be deemed to have been disclosed by UCU or the Company, as appropriate, for all purposes of this Agreement in response to other Sections of either the UCU Disclosure Schedule or the Company Disclosure Schedule, as the case may be, to the extent that such disclosure is specifically cross-referenced to such other Section(s).

    Section 9.05. COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when the counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

    Section 9.06. ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (ii) except as provided in Sections 1.04 and 6.11 and this Section 9.06, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    Section 9.07. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Missouri without regard to any applicable conflicts of law rules. Each party hereto irrevocably and unconditionally consents and submits to the jurisdiction of the courts of the State of Missouri and of the United States of America located in the State of Missouri for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to the party at the address specified in Section 9.02, shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of Missouri located in Kansas City, Missouri or the United States of America located in Kansas City, Missouri, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

    Section 9.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempted assignment thereof without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    IN WITNESS WHEREOF, UCU and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                UTILICORP UNITED INC.

                                By:          /s/ RICHARD C. GREEN, JR.
                                     -----------------------------------------
                                            Name: Richard C. Green, Jr.
                                        TITLE: CHAIRMAN AND CHIEF EXECUTIVE
                                                      OFFICER

                                ST. JOSEPH LIGHT & POWER COMPANY

                                By:           /s/ TERRY F. STEINBECKER
                                     -----------------------------------------
                                             Name: Terry F. Steinbecker
                                        TITLE: PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER

                                    ANNEX B
                           OPINION OF MORGAN STANLEY

MORGAN STANLEY DEAN WITTER

                                                                   1585 BROADWAY
                                                        NEW YORK, NEW YORK 10036
                                                                  (212) 761-4000
                                                                     May 4, 1999

Board of Directors
St. Joseph Light & Power Company
520 Francis Street
St. Joseph, MO 64502-0998
Members of the Board:

We understand that St. Joseph Light & Power Company (the "Company") and UtiliCorp United Inc. ("UCU"), entered into an Agreement and Plan of Merger, dated March 4, 1999 (the "Merger Agreement"), which provides, among other things, for the merger of the Company with and into UCU (the "Merger"). Pursuant to the Merger, each outstanding share of common stock, without par value, of the Company (the "Common Stock") other than shares held in treasury or held by UCU or any affiliate of UCU or as to which dissenters rights have been perfected, will be converted into the right to receive a certain number of shares common stock, par value $1.00 per share, of UCU (the "UCU Common Stock") determined pursuant to a certain formula set forth within the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have

        (i) reviewed certain publicly available financial statements and other information of the Company;

        (ii) reviewed certain publicly available financial statements and other information of UCU;

       (iii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

        (iv) reviewed certain internal financial statements and other financial and operating data concerning UCU prepared by the management of UCU;

        (v) analyzed certain financial projections prepared by the management of the Company;

        (vi) analyzed certain financial projections prepared by the management of UCU;

       (vii) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

      (viii) discussed the past and current operations and financial condition and the prospects of UCU with senior executives of UCU;

        (ix) reviewed the pro forma impact of the Merger on UCU's earnings per share;

        (x) reviewed the reported prices and trading activity for the Common Stock and the UCU Common Stock;

        (xi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

       (xii) compared the financial performance of UCU and the prices and trading activity of UCU Common Stock with that of certain other comparable publicly-traded companies and their securities;

      (xiii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

       (xiv) participated in discussions and negotiations among representatives of the Company and UCU;

       (xv) reviewed the Merger Agreement and certain related documents; and

       (xvi) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and UCU. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of the Company and UCU, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.

It is understood that this letter is for the information of the Board of Directors of the Company except that this opinion may be included in its entirety in any filing made by the Company in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the UCU Common Stock will trade following consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how shareholders of the Company should vote at the shareholders' meeting held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                MORGAN STANLEY & CO. INCORPORATED

                                By:              /s/ DANIEL B. MORE
                                     -----------------------------------------
                                                   Daniel B. More
                                                 MANAGING DIRECTOR

                                    ANNEX C
                       SECTION 351.455 OF THE GENERAL AND
                      BUSINESS CORPORATION LAW OF MISSOURI

    351.455 SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE OF SHARES, WHEN.

    1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

    2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

    3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

    4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law confers broad powers upon corporations incorporated in that State with respect to indemnification of any person against liabilities incurred by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other business entity. The provisions of
Section 145 are not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement or otherwise.

    The Certificate of Incorporation of the Company contains a provision that eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law.

    There is in effect for the Company a dual phase insurance policy providing directors and officers with indemnification, subject to certain exclusions and to the extent not otherwise indemnified by the Company, against loss (including expenses incurred in the defense of actions, suits or proceedings in connection therewith) arising from any negligent act, error, omission or breach of duty while acting in their capacity as directors and officers of the Company. The policy also reimburses the Company for liability incurred in the indemnification of its directors and officers.

    There is also in effect a Bylaw provision entitling officers and directors to be indemnified by the Company against costs or expenses, attorneys' fees, judgments, fines and amounts paid in settlement that are actually and reasonably incurred in connection with any action, suit or proceeding, including actions brought by or in the right of the Company, to which such persons are made or threatened to be made a party, by reason of their being a director or officer. Such right, however, may be made only as authorized by (i) a majority vote of a quorum of disinterested directors, or (ii) if such quorum is not obtainable or, if obtainable, a majority thereof so directs, by independent legal counsel, or
(iii) by the stockholders of the Company, upon a determination that the person seeking indemnification acted in good faith and in the manner that he or she reasonably believed to be in or not opposed to the Company's best interest, or, if the action is criminal in nature, upon a determination that the person seeking indemnification had no reasonable cause to believe that such person's conduct was unlawful. This provision also requires the Company, upon authorization by the Board of Directors, to advance costs and expenses, including attorneys' fees, reasonably incurred in defending such actions; provided, that any person seeking such an advance first provide the Company with an undertaking to repay any amount as to which it may be determined such person is not entitled.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits:

    EXHIBIT
    NUMBER                                               DESCRIPTION
---------------  --------------------------------------------------------------------------------------------
  2              Agreement and Plan of Merger, dated as of March 4, 1999, by and between St. Joseph Light &
                   Power Company and UtiliCorp United Inc. (included as Annex A to the proxy statement/prospectus contained in this registration statement).

 *3(a)(1)        Certificate of Incorporation of the Company. (Exhibit 3(a)(1) to the Company's Annual Report
                   on Form 10-K for the year ended December 31, 1991.)

    EXHIBIT
    NUMBER                                               DESCRIPTION
---------------  --------------------------------------------------------------------------------------------
 *3(a)(2)        Certificate of Amendment to Certificate of Incorporation of the Company. (Exhibit 4(a)(1) to
                   Registration Statement No. 33-16990 filed September 3, 1987.)

 *3(a)(3)        By-laws of the Company as amended. (Exhibit 3.1 to the Company's Quarterly Report on Form
                   10-Q for the quarter ended June 30, 1998).

 *4(a)(1)        Certificate of Incorporation of the Company. (Exhibit 4(a)(1) to the Company's Annual Report
                   on Form 10-K for the year ended December 31, 1991.)

 *4(a)(2)        Certificate of Amendment to Certificate of Incorporation of the Company. (Exhibit 3.2 to the
                   Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.)

                 Long-Term debt instruments of the Company in amounts not exceeding 10 percent of the total assets of the Company and its subsidiaries on a consolidated basis will be furnished to the Commission upon request.

 *4(b)(1)        Indenture, dated as of November 1, 1990, between the Company and The First National Bank of
                   Chicago, Trustee. (Exhibit 4(a) to the Company's Current Report on Form 8-K, dated
                   November 30, 1990.)

 *4(b)(2)        First Supplemental Indenture, dated as of November 27, 1990. (Exhibit 4(b) to the Company's
                   Current Report on Form 8-K, dated November 30, 1990.)

 *4(b)(3)        Second Supplemental Indenture, dated as of November 15, 1991. (Exhibit 4(a) to the Company's
                   Current Report on Form 8-K, dated December 19, 1991.)

 *4(b)(4)        Third Supplemental Indenture, dated as of January 15, 1992. (Exhibit 4(c)(4) to the
                   Company's Annual Report on Form 10-K for the year ended December 31, 1991.)

 *4(b)(5)        Fourth Supplemental Indenture, dated as of February 24, 1993. (Exhibit 4(c)(5) to the
                   Company's Annual Report on Form 10-K for the year ended December 31, 1992.)

 *4(b)(6)        Fifth Supplemental Indenture, dated as of April 1, 1993. (Exhibit 4(c)(6) to the Company's
                   Annual Report on Form 10-K for the year ended December 31, 1993.)

 *4(b)(7)        Sixth Supplemental Indenture, dated as of November 1, 1994. (Exhibit 4(d)(7) to the
                   Company's Registration Statement on Form S-3 No. 33-57167, filed January 4, 1995.)

 *4(b)(8)        Seventh Supplemental Indenture, dated as of June 1, 1995. (Exhibit 4 to the Company's
                   Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.)

 *4(b)(9)        Eighth Supplemental Indenture, dated as of October 1, 1996. (Exhibit 4(b)(9) to the
                   Company's Annual Report on Form 10-K for the year ended December 31, 1996.)

 *4(b)(10)       Ninth Supplemental Indenture, dated as of September 1, 1997. (Exhibit 4 to the Company's
                   Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.)

    EXHIBIT
    NUMBER                                               DESCRIPTION
---------------  --------------------------------------------------------------------------------------------
 *4(c)           Twentieth Supplemental Indenture, dated as of May 26, 1989, Supplement to Indenture of
                   Mortgage and Deed of Trust, dated July 1, 1951. (Exhibit 4(d) to Registration Statement
                   No. 33-45382, filed January 30, 1992.)

 *4(d)(1)        Indenture, dated as of June 1, 1995, Junior Subordinated Debentures. (Exhibit 4(d)(1) to the
                   Company's Annual Report on Form 10-K for the year ended December 31, 1995.)

 *4(d)(2)        First Supplemental Indenture, dated as of June 1, 1995, Supplement to Indenture dated June
                   1, 1995. (Exhibit 4(d)(2) to the Company's Annual Report on Form 10-K for the year ended
                   December 31, 1995.)

 *4(e)           Form of Rights Agreement between UtiliCorp United Inc. and First Chicago Trust Company of
                   New York, as Rights Agent. (Exhibit 4 to the Company's Quarterly Report on Form 10-Q for
                   the quarter ended September 30, 1996.)

  5              Opinion of Blackwell Sanders Peper Martin LLP regarding the validity of the issuance of the securities registered hereunder.

  8.1            Opinion of Blackwell Sanders Peper Martin LLP as to certain U.S. tax issues.

  8.2            Opinion of Sidley & Austin as to certain U.S. tax issues.

*10(a)(1)        Agreement for the Construction and Ownership of Jeffrey Energy Center, dated as of January
                   13, 1975, among Missouri Public Service Company, The Kansas Power & Light Company, Kansas
                   Gas and Electric Company and Central Telephone & Utilities Corporation. (Exhibit 5(e)(1)
                   to Registration Statement No. 2-54964, filed November 7, 1975.)

*10(a)(2)        UtiliCorp United Inc. Deferred Income Plan. (Exhibit 10(a)(2) to the Company's Annual Report
                   on Form 10-K for the year ended December 31, 1991.)

*10(a)(3)        UtiliCorp United Inc. Amended and Restated 1986 Stock Incentive Plan. (Exhibit 10.3 to the
                   Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.)

*10(a)(4)        UtiliCorp United Inc. Annual and Long-Term Incentive Plan. (Exhibit 10.4 to the Company's
                   Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.)

*10(a)(5)        UtiliCorp United Inc. 1990 Non-Employee Director Stock Plan. (Exhibit 10(a)(5) to the
                   Company's Annual Report on Form 10-K for the year ended December 31, 1991.)

*10(a)(6)        Form of Severance Compensation Agreement between UtiliCorp United Inc. and certain executives of the Company. (Exhibit 10 (a)(7) to the Company's Annual Report on Form 10-K
                   for the year ended December 31, 1995.)

*10(a)(7)        Executive Severance Payment Agreement. (Exhibit 10 to the Company's Quarterly Report on Form
                   10-Q for the quarter ended September 30, 1993.)

*10(a)(8)        Split Dollar Agreement dated as of June 12, 1985, between the Company and James G. Miller.
                   (Exhibit 10(a)(10) to the Company's Annual Report on Form 10-K for the year ended December
                   31, 1994.)

    EXHIBIT
    NUMBER                                               DESCRIPTION
---------------  --------------------------------------------------------------------------------------------
*10(a)(9)        Supplemental Retirement Agreement dated as of January 27, 1983, between the Company and
                   James G. Miller. (Exhibit 10(a)(11) to the Company's Annual Report on Form 10-K for the
                   year ended December 31, 1994.)

*10(a)(10)       Lease Agreement dated as of August 15, 1991, between Wilmington Trust Company, as Lessor, and the Company, as Lessee. (Exhibit 10(a)(13) to the Company's Annual Report on Form 10-K
                   for the year ended December 31, 1991.)

*10(a)(11)       UtiliCorp United Inc. Life Insurance Program for Officers. (Exhibit 10(a)(13) to the
                   Company's Annual Report on Form 10-K for the year ended December 31, 1995.)

*10(a)(12)       Summary of Terms and Conditions of Employment of Charles K. Dempster. (Exhibit 10 to the
                   Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.)

*10(a)(13)       Supplemental Executive Retirement Plan, Amended and Restated, effective as of January 1,
                   1998. (Exhibit 10.1 on Form 10-Q for the quarter ended June 30, 1998.)

*10(a)(14)       Employment Agreement for Richard C. Green, Jr. (Exhibit 10.4 to the Company's Quarterly
                   Report on Form 10-Q for the quarter ended June 30, 1998.)

*10(a)(15)       Employment Agreement for Robert K. Green (Exhibit 10.5 to the Company's Quarterly Report on
                   Form 10-Q for the quarter ended June 30, 1998.)

*10(a)(16)       Capital Accumulation Plan, effective as of January 1, 1998. (Exhibit 10(a)(1) to the
                   Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.)

*10(a)(17)       Supplemental Contributory Retirement Plan, effective as of January 1, 1998. (Exhibit
                   10(a)(2) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31,
                   1998.)

*13              Annual Report to Shareholders for the year ended December 31, 1998. (Exhibit 13 on Form 10-K for the year ended December 31, 1998.)

*21              Subsidiaries of the Company. (Exhibit 21 to the Company's Annual Report on Form 10-K for the
                   year ended December 31, 1998.)

 23.1            Consent of Arthur Andersen LLP (UtiliCorp United Inc.).

 23.2            Consent of Arthur Andersen LLP (St. Joseph Light & Power Company).

 23.3            Consent of Blackwell Sanders Peper Martin LLP (included in Exhibits 5.1 and 8.1).

 23.4            Consent of Sidley & Austin (included in Exhibit 8.2)

 23.5            Consent of Morgan Stanley & Co. Incorporated.

 24              Power of Attorney.

 99              Form of Proxy to be used in connection with the Special Meeting of Shareholders of St.
                   Joseph Light & Power Company.

------------------------

* Exhibits marked with an asterisk are incorporated by reference as indicated pursuant to Rule 12(b)-23.

    (b) Financial Schedules

    None.

ITEM 22. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 145, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Kansas City, State of Missouri, on the 4th day of May, 1999.

                                UTILICORP UNITED INC.

                                By:               /s/ DALE J. WOLF
                                     -----------------------------------------
                                                    Dale J. Wolf
                                         VICE PRESIDENT, FINANCE, TREASURER
                                              AND CORPORATE SECRETARY

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 4th day of May, 1999.

          SIGNATURE                              TITLE
------------------------------  ----------------------------------------

    RICHARD C. GREEN, JR.*      Chairman of the Board and Chief
------------------------------    Executive Officer (Principal Executive
    Richard C. Green, Jr.         Officer)

       /s/ DALE J. WOLF         Vice President, Finance, Treasurer and
------------------------------    Corporate Secretary (Principal
         Dale J. Wolf             Financial Officer)

       JAMES S. BROOK*          Vice President, Controller and Chief
------------------------------    Accounting Officer (Principal
        James S. Brook            Accounting Officer)

RICHARD C. GREEN, JR.*
JOHN R. BAKER*
HERMAN CAIN*
ROBERT K. GREEN*
IRVINE O. HOCKADAY, JR.*        A majority of the Board of Directors
STANLEY O. IKENBERRY*
ROBERT F. JACKSON, JR.*
L. PATTON KLINE*
AVIS G. TUCKER*

                                 As attorney-in-fact for the above-named
*By:      /s/ DALE J. WOLF         officers and directors pursuant to
      -------------------------    powers of attorney duly executed by
            Dale J. Wolf           such persons